As filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-121026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 5

ELECTRO ENERGY INC.

(name of small business issuer in its charter)

Florida	3690	59-3217746

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code Number)	(I.R.S. Employer Identification No.)

30 Shelter Rock Road
Danbury, Connecticut 06810
(203) 797-2699

(Address and telephone number of principal executive offices)

Martin G. Klein
Chief Executive Officer
Electro Energy Inc.
30 Shelter Rock Road
Danbury, Connecticut 06810
(203) 797-2699

(Name, address and telephone number of agent for service)

With copies to:

Lev & Berlin, P.C.
200 Connecticut Avenue, 5th Floor
Norwalk, Connecticut 06854
(203) 838-8500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   _______________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.001 par value (3)	248,800	$8.81	$2,191,928.00	$277.71

Common Stock, $.001 par value (4)	2,383,794	$8.81	$21,001,225.14	$2,660.86

Common Stock, $.001 par value (5)	1,439,140	$8.81	$12,678,823.40	$1,606.41

Total	4,071,734		$35,871,976.54	$4,544.98 (6)

(1)	This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act, based on the average high and low sale prices reported on the Over-the-Counter Bulletin Board on November 30, 2004.
(3)	Issuable to the selling security holders upon the conversion of outstanding shares of the registrant's Series A Convertible Preferred Stock, $.001 par value, issued in connection with private placement completed on July 16, 2004.
(4)	Issued to the selling security holders upon conversion of shares of the registrant's Series A Convertible Preferred Stock, $.001 par value, and upon exercise of warrants.
(5)	Issuable to the selling security holders upon the exercise of outstanding warrants.
(6)	Previously paid on December 6, 2004, with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION -- DATED AUGUST 3, 2005
PROSPECTUS

ELECTRO ENERGY INC.

4,071,734 Shares

Common Stock

          This prospectus relates to the distribution by the selling security holders named herein of 4,071,734 shares of common stock of Electro Energy Inc. which they own, or which they may at a later date acquire upon the conversion of shares of our series A convertible preferred stock or the exercise of warrants. Electro Energy Inc. is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by Electro Energy Inc.

          Our common stock is traded on the NASDAQ SmallCap Market under the symbol “EEEI.” Prior to December 31, 2004, our common stock traded on the Over-the-Counter Bulletin Board under the symbol “EEEI.OB”. On July 27, 2005, the last reported sale price for the shares of our common stock was $5.58 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________

i

ii

          You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “Electro Energy Inc.,” “Electro Energy,” the “Company,” “we,” “us,” and “our” refer to Electro Energy Inc. and its subsidiaries and do not refer to the selling security holders.

PROSPECTUS SUMMARY

          This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers.

Electro Energy Inc.

          On June 9, 2004, the Company completed a reverse merger transaction, in which we caused EEI Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, to be merged with and into Electro Energy, Inc. (now known as EEI Technologies, Inc.), a Delaware corporation engaged in the business of developing, manufacturing and commercializing high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications (hereinafter referred to as “EEI”). The reverse merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated May 7, 2004 (the “Merger Agreement”). As a result of the merger, EEI became our wholly-owned subsidiary, with EEI’s former security holders acquiring a majority of our outstanding shares of common stock. Following the closing of the merger, we changed our corporate name from “MCG Diversified, Inc.” to “Electro Energy Inc.” and succeeded to the business of EEI as our sole line of business under the direction of EEI management.

          Our business activities are directed at the development of bipolar nickel-metal hydride batteries, and our business strategy has historically been to utilize government funding to support the development of our unique battery concept. From 1992 to 2003, we received approximately $18 million of government funding for bipolar nickel-metal hydride battery development. Our programs have been supported by the U.S. Army (for field radios and silent watches), the Naval Air Systems Command and the U.S. Air Force (for use in F-18 and F-16 fighter aircraft), the Ballistic Missile Defense Organization (BMDO), the National Aeronautics and Space Administration (NASA), the National Institutes of Health (NIH), the Department of Energy (DOE), The Partnership for a New Generation of Vehicle and the State of Connecticut. These programs have focused on basic materials technology and prototype development of specialty bipolar nickel-metal hydride batteries for military communications, satellites, aircraft auxiliary power, medical applications and hybrid electric vehicles. The Company’s technology differs from conventional battery designs in that the electrical current flows perpendicular to the electrode face. This allows the Company’s batteries to have a low internal resistance, which allows them to produce exceptionally high power for their size and weight. Presently, our prototype batteries are being qualified for use by major defense contractors such as the US Air force, the US Army and the Department of Energy (in collaboration with a major utility).

          We intend to use the technology and products that we develop as a springboard into commercial applications and manufacturing. The Company believes that, in general, there is a strong interest in the commercial markets in a battery that is smaller, lighter and higher power at a reasonable cost. Electro Energy Inc. has, however, not yet begun competing in this commercial market. The markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. Accordingly, we may face certain challenges in achieving success in these markets. Currently, Electro Energy Inc.’s manufacturing capabilities are limited to meet large production requirements, and each new battery design requires new safety testing. Additionally, we cannot be certain that the commercial market for our bipolar nickel-metal hydride batteries will develop, or that our batteries will achieve market acceptance. Our management is refining our commercial market opportunities to meet our increase in production capabilities, while pursuing additional development activities. It is our management’s goal to minimize the exposure in entering niche markets while maximizing the ability to capitalize on our product strengths and understanding of our customers’ requirements.

          In October 2003, we expanded our activities into producing Super nickel-cadmium batteries for U.S. Government satellite systems, and vented nickel-cadmium batteries for legacy military aircraft such as the B-52, B-1 and Cobra Helicopters and industrial products and began developing thermal batteries and lithium batteries. We also intend to participate in the manufacture of products that utilize bipolar nickel-metal hydride batteries.

Private Placement Transaction

          Concurrently with the closing of the reverse merger, we completed a private placement of 5,501 units, each unit consisting of one share of the Company’s series A convertible preferred stock, par value $.001 per share, and a detachable warrant to purchase shares of common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated April 8, 2004, as supplemented. The aggregate gross proceeds from the private placement transaction totaled $5,501,000. Each share of series A convertible preferred stock is initially convertible into 400 shares of common stock at any time. The warrants entitle each holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007.

          In connection with the private placement, we also issued to the placement agent and certain brokers warrants to purchase shares of common stock of the Company through July 16, 2008 at an exercise price of $1.00 per share.

          Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares held by the selling security holders for resale. We agreed to use our best efforts to respond to any SEC comments to the registration statement on or prior to the date which is twenty (20) business days from the date such comments are received, but in any event not later than thirty (30) business days from the date such comments are received. In the event that we fail to respond to such comments within thirty (30) business days, the total number of shares of common stock underlying the private placement preferred stock covered by the registration statement for each investor in the private placement shall be increased by two percent (2%) per month for each month (or portion thereof) that a response to the comments to the registration statement has not been submitted to the SEC, except that the aggregate increases in shares of common stock will in no event exceed twelve percent (12%). We have agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing date to maintain the effectiveness of the registration statement from the effective date through and until twelve (12) months after the merger, at which time exempt sales pursuant to Rule 144 may be permitted for purchasers of the units. The registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission pursuant to those agreements.

The Offering

          By means of this prospectus, a number of stockholders of Electro Energy Inc. are offering to sell up to 2,383,794 shares of common stock which they own, 248,800 shares of common stock which they may at a later date acquire upon the conversion of shares of series A convertible preferred stock and 1,439,140 shares of common stock which they may at a later date acquire upon the exercise of warrants. In this prospectus, we refer to these persons as the selling security holders.

          As of July 27, 2005 Electro Energy Inc. had 15,671,985 shares of common stock issued and outstanding, which includes 2,383,794 shares being offered by this prospectus. The number of outstanding shares of common stock does not include 248,800 shares which may be issued pursuant to the exercise of series A convertible preferred stock or 1,439,140 shares which may be issued pursuant to the exercise of warrants previously issued by the Company which are being offered by this prospectus.

          We will not receive any proceeds from the sale of common stock offered by the selling security holders, but we may have received consideration from the selling security holders at the time they purchased the securities. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

          The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for a more complete discussion of these risks.

Corporate Information

          Our common stock is listed on the NASDAQ SmallCap Market under the symbol “EEEI.” Prior to December 31, 2004, our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol “EEEI.OB”.

          Electro Energy Inc. was incorporated in Florida in December 1993. Our principal executive offices are located at 30 Shelter Rock Road, Danbury, Connecticut 06810, and our telephone number is (203) 797-2699. Our company website is www.electroenergyinc.com.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline and you could lose all or part of your investment. See also “Forward Looking Statements.”

Risks Relating To Our Company

          We are still in an early stage of development and have a history of operating losses and uncertain future profitability. We were founded in 1992 and have principally been engaged in research and development activities. We have incurred significant operating losses since inception. We expect to incur larger losses in the future as we continue our product development efforts and seek to expand our production, sales and marketing capabilities. We have not yet developed bipolar nickel-metal hydride batteries for commercial sale that are capable of generating significant commercial revenues. We cannot anticipate when, or if, we will generate significant commercial sales revenues or achieve profitability.

          We have historically been dependent on government funding. To date nearly all of our revenues have been derived from development contracts or subcontracts funded by agencies of the U.S. government. Government development contracts or subcontracts accounted for approximately 48% and 78% of Electro Energy’s revenues during the years ended December 31, 2004 and 2003, respectively. We expect, at least in the near term and possibly longer, to continue to derive a significant amount of our revenues from our government contracts business. As a result, our revenues could be adversely impacted by a decrease in defense spending by the U.S. government.

          Eagle Picher Technologies, historically our largest customer, has filed for bankruptcy protection and our revenues for the first two quarters of this year have declined significantly as a result. We have relied on revenue generated from our relationship with EaglePicher Technologies LLC, the absence of which could have an adverse effect upon our business, operating results and financial condition. On April 11, 2005, EaglePicher announced that it filed to reorganize under Chapter 11 of the Bankruptcy Code. Any termination of the relationships we have with EaglePicher could adversely affect our operations. The revenues we generated from Eagle Picher in the first and second quarter of 2004 were $1,106,439 and $944,530, respectively, and the revenues generated from Eagle Picher in the first and second quarter of 2005 were $100,964 and $157,781, respectively. We have a 5 year supply agreement with EaglePicher Technologies LLC as a sole source supplier for mechanical striker assemblies, which are trigger mechanisms for thermal batteries and space quality sinter plaque for positive electrodes. Thermal batteries are typically primary, single use batteries that utilize an electrolyte, which is a salt that is solid at room temperature and is heated by an internal source to activate their operation. When operation is desired, the trigger mechanism initiates the internal heating source, which causes the salt electrolyte to melt and this enables energy to be drained from the battery. One of the main attributes of these batteries is that prior to their initial activation they have a very long shelf life. Eagle Picher supplies multiple versions of thermal batteries, which are used as an electric power supply for missiles, weapon systems, smart bombs etc. EEI supplies the trigger mechanisms for two models. The continuation of the supply agreement to supply sinter plaque and striker assemblies could be at risk as a result of the discontinuing of operations or changes in the ownership structure of EaglePicher. Revenues generated from strikers produced by EEI in the first quarter of 2004 totaled $515,752, while no revenue was generated from strikers produced by EEI in the first quarter of 2005. The revenues we generated from the supply agreement from strikers in the third quarter and fourth quarter of 2004 were $642,256 and $50,466, respectively. The demand for continual quantities are difficult to predict since this is dependent on orders Eagle Picher receives for the models that utilize the EEI produced triggers, which is primarily dependant on military needs, which are difficult to forecast. A reduction in new commercial spacecraft or the inability of EaglePicher to secure battery orders for spacecraft batteries requiring our sinter plaque would also reduce this revenue stream. While we currently have a backlog of orders under the supply agreement for both strikers and sinter plaque of $192,043, it is difficult to predict the future orders we may receive from Eagle Picher. We believe the lack of orders in the first half reflected an attempt by Eagle Picher to utilize component inventories on hand. EaglePicher’s recent orders are for components of which they do not have existing inventory that they need to satisfy new orders from their customers. Future orders to us from EaglePicher are dependent upon orders that they receive for products that utilize components we supply, and the overall prospects of EaglePicher, each of which are difficult to predict. We believe that as long EaglePicher, or a successor entity continues to operate, they will continue to need our components regardless of whether Eagle Picher operates under Chapter 11, reorganizes within bankruptcy or sells its battery business. We also provide personnel to operate a facility owned by EaglePicher under a service agreement. The profitability of this agreement cannot be assured. We have relied on Eagle-Picher for a significant portion of our revenues from our Colorado Springs facility. Specifically, we derived 44% of our consolidated net revenues from EaglePicher for the fiscal year ending December 31, 2004, and 10% for the three months ended March 31, 2005. Any failure by us to replace revenues attributable to a significant defense program or contract at the end of such program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have an adverse effect upon our business, operating results and financial condition in future periods. Furthermore, the building we occupy in Colorado Springs is leased from EaglePicher and there is a possibility that the Company’s lease could be adversely affected by EaglePicher’s Chapter 11 filing. We also have a license agreement with EaglePicher to continue production of nickel cadmium batteries that may be adversely affected as a result of the Chapter 11 filing, which could adversely affect future revenues from our Colorado Springs operation.

          Our products may not be accepted in the marketplace by OEMs or by consumers. We believe that our future growth and increased profitability are largely dependent upon our success in commercial markets, in which we have yet to begin competing. We believe that while the technologies used in our government and commercial sectors have similarities, the business aspects of operating in such sectors differ significantly. Achieving market acceptance of our bipolar nickel-metal hydride batteries will require substantial marketing efforts and expenditures of significant funds. In addition, to achieve market acceptance, our bipolar nickel-metal hydride batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar nickel-metal hydride batteries will achieve or sustain any such advantages. Even if our bipolar nickel-metal hydride batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of our products will also depend upon the level of market acceptance by original equipment manufacturers (OEMs) and other customers that incorporate our bipolar nickel-metal hydride batteries, over which we have no control. No assurance can be given that we will receive adequate assistance from OEMs to successfully commercialize our products. If our bipolar nickel-metal hydride batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers’ applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be seriously impacted. We cannot be certain that our marketing efforts will result in significant commercial revenues or allow us to achieve profitability.

          There is currently no commercial market for our products and it is uncertain whether such a market will develop. Because there is currently no commercial market for our bipolar nickel-metal hydride batteries, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such batteries. We cannot be certain that the commercial market for our bipolar nickel-metal hydride batteries will develop, or that our batteries will achieve market acceptance. If the commercial market for our batteries fails to develop, develops slower than expected or becomes saturated with competitors, or if our products do not achieve significant market acceptance, our business, operating results and financial condition will be seriously impacted.

          Battery technologies are rapidly evolving. We may be unable to remain competitive if we are unable to keep pace with evolving technologies. The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that our products will be able to compete effectively in any of our targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel-cadmium, and other companies have recently introduced or are developing rechargeable batteries based on lithium and other emerging and potential technologies. We cannot guarantee that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

          We will face substantial future capital requirements that we may not be able to satisfy, and which may cause us to delay or curtail our business plan. Our capital requirements in connection with our development, testing, production, sales and marketing activities will be significant. We are not currently generating sufficient revenues from our operations to fund our activities and execute our business plan. Therefore, we are dependent on the continued receipt of funding from government development contracts to continue the development, production, marketing and sales of our products. We cannot be certain that we will be able to generate sufficient revenues in the future to fund our activities. In the event that the proceeds of the private placement that we completed in July of 2004 prove to be insufficient to execute our business plan (due to a change in our plans or a material inaccuracy in our assumptions or as a result of unanticipated expenses, technical difficulties or other unanticipated problems), we would be required to seek additional financing sooner than currently anticipated. The inability to obtain additional financing, when needed, could have a detrimental effect on us. Further, in the event that we require additional financing, such financing would probably result in the dilution of shareholders’ percentage interests in our company.

          Our financial performance will depend almost entirely on the development of a demand for our bipolar nickel-metal hydride batteries, for which there is currently no commercial market. Our financial performance will depend in large part on the development of a demand for our bipolar nickel-metal hydride batteries. There is currently no commercial market for this technology, and the markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. If the demand for our bipolar nickel-metal hydride batteries develops slower than we currently anticipate, then this could cause a detrimental effect on our business, operating results and financial condition.

          Our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies. Our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. We cannot be certain that any of the patents issued to Electro Energy Inc. as of the date of this prospectus will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. In addition, even if these patent applications issue, some foreign countries provide significantly less patent protection than the United States. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require other companies, which could potentially include us, to obtain intellectual property licenses from them or else to reverse engineer or design around those patents. If we are found to be infringing upon third-party patents, there can be no assurance that we would be able to design around or reverse engineer such patents or that any necessary licenses would be available on reasonable terms, if at all.

          We could incur substantial costs in defending ourselves and potentially others in litigation or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to us, our business, financial condition and results of operations could be seriously impacted. To determine the priority of inventions, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the priority of our inventions. Similarly, we may have to participate in opposition proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the patentability or scope of our pending foreign patent applications.

          In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with employees, consultants, subcontractors, customers and suppliers, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

          The commercial success of our batteries is highly dependent on our ability to manufacture our products at competitive costs. To be successful, we must manufacture commercial quantities of high quality products at competitive costs. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will have to manufacture, in commercial quantities, products with appropriate performance characteristics, at competitive costs. The cost estimates for competitive comparisons set forth in this Prospectus are based upon our internal estimates and will have to be verified in the scale up to full production.

          Our ability to manufacture our products at competitive costs will be dependent on our ability to obtain raw materials from sole or limited source suppliers. We are dependent on sole or limited source suppliers for certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

          Our manufacturing facilities are subject to federal, state and local environmental laws and regulations because batteries contain hazardous materials. Our facilities are subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and waste and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business and no assurance can be given that substantial environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

          A battery is composed of chemicals and other materials which may be hazardous to human health. Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte which, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may create heat or gas which, if not properly released, may explode and harm nearby individuals. Our bipolar nickel-metal hydride battery appears to minimize these risks because there is no free electrolyte in the cells. Nevertheless, we have not fully completed safety testing and do not know whether the advantages inherent in our technology will make the battery as safe as or safer than other battery technologies. In addition, each new battery design requires new safety testing. We cannot guarantee that safety problems will not develop with respect to our battery technology that would prevent, delay or impair commercial introduction.

          We incorporate safety policies in our research and development activities and will do so in our production processes, although no assurance can be given that an accident in our facilities will not occur. Any accident, whether caused by the use of a battery or in our operations, could result in significant delays or claims for damages resulting from injuries, which would seriously impact our business, operating results and financial condition.

          We could face material financial exposure in a future product liability action. We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. We do not currently maintain product liability insurance. Although we intend to obtain product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities or the claims may be excluded from coverage under the terms of the policy. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any damage or injury caused by our products or technology, our liability could equal a material portion, or even exceed, our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

          The departure of or failure to recruit key personnel could have a detrimental effect on us. Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly our founder, Chairman and Chief Executive Officer, Martin G. Klein. We will also rely on consultants and advisors to assist us in formulating our research and development strategy. The loss of the services of one or more key managers or other employees could have a materially adverse effect upon our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

Risks Relating To Our Common Stock

          We have broad discretion over the use of a significant portion of the net proceeds of our recently completed private placement. If we do not wisely allocate the proceeds, our business plan will be hampered. We have broad discretion to allocate a significant portion of the net proceeds of our recently-completed private placement. Our management will determine, with our Board of Directors, but without the need for stockholder approval, how to allocate a significant portion of these proceeds. If we do not wisely allocate the proceeds, our ability to carry out our business plan will be hampered. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	the rate of progress of our research and development programs;
•	the results of our battery testing;
•	the time and expense necessary to achieve domestic and foreign customer acceptance and any necessary regulatory approvals;
•	competitive technological, market and other developments;
•	our ability to attract and retain quality employees; and
•	our ability to implement our sales, marketing, clinical research, product development, manufacturing, and investor/public relations plans.

          The active public market for our common stock has only developed relatively recently and could fail to sustain itself. Our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all. Prior to the reverse merger transaction discussed in this prospectus, there has been no active public market for our common stock. The active public market for our common stock could fail to sustain itself.

          The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

          The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of companies such as ours have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

          Additional risks may exist because we became public through a reverse merger transaction. Securities analysts of major brokerage firms may not provide coverage of our stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any follow-on offerings on our behalf in the future.

          There are additional costs of going public and those costs may be material to our ability to be profitable. We have become a publicly-traded company and, accordingly, subject to the financial, management, governance and reporting requirements of the U.S. securities laws. The public company costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing information, including, without limitation, audited reports, to stockholders will cause our expenses to be higher than they would be if we remained privately-held. In addition, we will incur substantial expenses in connection with the preparation of this prospectus and related documents with respect to the registration of the shares covered hereby.

          Our common stock trades on the NASDAQ SmallCap Market quotation system. In the future, our common stock may be removed from listing on the NASDAQ SmallCap Market quotation system and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our common stock. Our securities trade on The NASDAQ SmallCap Market. NASDAQ has several requirements for companies to meet for continued listing, including but not limited to minimum stockholders’ equity. If we fail to demonstrate compliance with all requirements for continued listing on The NASDAQ SmallCap Market, our common stock could be delisted from The NASDAQ SmallCap Market. There can be no assurance that we will satisfy the requirements for continued listing on The NASDAQ SmallCap Market.

          If our common stock is no longer traded on The NASDAQ SmallCap Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

          If our Common Stock was delisted from The NASDAQ SmallCap Market, trading of our common stock, if any, could be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the National Association of Securities Dealer’s “Electronic Bulletin Board.” In addition, delisting from NASDAQ may subject our common stock to so-called “penny stock” rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

          A significant number of our shares are eligible for sale. Their sale could depress the market price of our stock. Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares underlying the securities issued in the private placement, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the warrants pursuant to the private placement may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Holders of “restricted” securities have agreed not to sell, transfer or otherwise dispose of their shares of common stock for a period of time after the closing of the private placement.

          Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders. Our officers, directors and principal stockholders and their affiliates control approximately 61% of our outstanding common stock, on a fully diluted basis. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

          We do not anticipate paying dividends in the foreseeable future. The lack of dividends may have a negative effect on the stock price. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

          We are subject to critical accounting policies. We may interpret or implement required policies incorrectly. We follow U.S. generally accepted accounting principles in preparing our financial statements and SEC filings. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

FORWARD-LOOKING STATEMENTS

          Some of the statements under “Risk Factors,” “Description of Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

          Such factors include, among other things, those described under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

          We will not receive proceeds from the sale of shares under this prospectus, but we did receive consideration from the selling security holders at the time they purchased the securities. We may also receive proceeds from the exercise of the warrants if they are exercised by the selling security holders. Assuming the exercise of all the selling security holders’ warrants, we would receive gross proceeds of $3,223,046. The weighted average exercise price of the warrants is $1.91 per share. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          Electro Energy Inc.’s common stock is listed for trading on the NASDAQ SmallCap Market under the symbol “EEEI”. Prior to December 31, 2004, our common stock was quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “EEEI.OB”. Our common stock had been quoted on the OTCBB since June 10, 2004. Prior to that date, there was no active market for our common stock, which traded in the public market under the symbol “MCGV.OB”, representing MCG Diversified, Inc. The following table sets forth the high and low sales prices and the high and low bid prices, as applicable, per share of common stock for the periods indicated. These prices may represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2005	High	Low

First Quarter	$ 12.70	$ 7.55
Second Quarter	10.00	4.84
Third Quarter (through July 27)	6.97	5.28

Fiscal Year 2004	High	Low

First Quarter	n/a	n/a
Second Quarter	$ 5.40	$ 3.10
Third Quarter	$ 6.77	$ 4.10
Fourth Quarter	$ 14.50	$ 6.10

Fiscal Year 2003	High	Low

First Quarter	n/a	n/a
Second Quarter	n/a	n/a
Third Quarter	n/a	n/a
Fourth Quarter	n/a	n/a

Holders

          As of July 27, 2005, there were approximately 165 record owners of Electro Energy Inc.'s common stock.

Dividends

          We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          You should read the following discussion and analysis together with the financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Results of Operations

Net Revenue

          Consolidated net revenue for the three months ended March 31, 2005 was $1,050,314 compared with $1,824,004 for 2004, a decrease of $773,690, or 42.4%. Of the revenue decrease, $931,970 was attributable to a reduction of revenues of Mobile Energy Products, Inc. (“MEP”), whose product manufacturing operations were acquired on October 1, 2003 from EaglePicher Technologies, LLC (“EaglePicher”) offset by revenue increases of $158,280 for the services operations.

          Consolidated net revenue included net revenue pursuant to a supply agreement with EaglePicher amounting to $100,964 or 9.6%, and $1,106,439, or 60.7% for the three months ended March 31, 2005 and 2004, respectively. The main cause of the MEP revenue decrease was reduced orders for sinter plaque and strikers. The quantities ordered for these components are a function of EaglePicher demand for the products that utilize these components and inventories on hand. Our supply agreement only provides EEI would be the exclusive supplier of these components to the extent required by Eagle Picher for a five year term. We had no advance notice from EaglePicher for the steep decline in orders. At the time we entered into the supply agreement with EaglePicher, we recognized that the level of initial orders was somewhat higher than expected on a year to year basis and was a result of inventory build up at Eagle Picher and accelerated demand related to increased military spending in 2004, but there was no reason to anticipate an ultimate decrease in order quantities over the long run.

          Net revenue from services for the three months ended March 31, 2005 was $863,734 compared with $705,454 for 2004, an increase of $158,280, or 22.4%. The primary reason for the increase in the research and development services operations business was related to the recovery of increased estimated overhead and general and administrative fixed rates billable to existing U.S. government research and development contracts. Contract backlog as of March 31, 2005 was $1,023,388.

          The underlying government and commercial contracts pertaining to net revenue from services for the periods mentioned are primarily with the U.S. Air Force, U.S. Army, U.S. Navy, Department of Energy, and commercial customers with performance periods that commenced July 1, 2000 and continue through March 15, 2006 requiring deliverables involving periodic status reports and in certain cases prototypes. Most government contracts are negotiated as cost plus fixed fee (“CPFF”), while others are firm fixed price (“FFP”), milestone or cost plus cost share (“CPCS”) type contracts. Commercial orders are contracted by purchase order (“PO”). At the completion of each contract and after all contract requirements have been met, a final invoice is submitted, audited, and satisfied. In the event overhead and general and administrative rates are recalculated at less than billed amounts, a credit is issued to the buying party. In past history, the Company has received complete contract funding on all awards as agreed.

          Net revenue from products for the three months ended March 31, 2005 was $186,580, and $1,118,550 for the three months ended March 31, 2004, a decrease of $931,970, or 83.3%. The primary reason for the decrease resulted from the reduction in order volume pursuant to a supply agreement with EaglePicher amounting to $100,964, or 54.1%, and $1,106,439, or 98.9% for the three months ended March 31, 2005 and 2004, respectively. The Company expects this trend to continue into the first half of 2005 as a result of reduced demand for products that utilize the components we produce and efforts at Eagle Picher to reduce inventory for cash flow considerations driven by their recently announced Chapter 11 filling. As of June 30, 2005, we have an order backlog of $192,043 for components from Eagle Picher. Eagle Picher has not shared with us their expected order needs. In that regard, in connection with their Chapter 11 filing, EaglePicher’s public release states they are in the process of reorganizing, and certain assets will be liquidated to meet financial obligations. The portion of the company which produces batteries is believed to be a viable business entity and is expected to continue operations either as part of a reorganized Eagle Picher or under new ownership. In any event the components which we produce are expected to be required to the extent that the need for products that utilize these components continues to exist, and that any successor or reorganized entity places similar orders through us.

          However, at this time, and as a result of EaglePicher’s financial status and decreased supply needs, orders in Colorado Springs declined in the first quarter of 2005 and are expected to continue below last year. In response, we have made certain staff reductions, effective as of second quarter 2005. However, as the overall business plan for the Colorado Springs operation, it is and was always the plan to broaden the product mix and activities to reduce dependence on Eagle Picher component orders. To that end, we have received contract support to develop Lithium and Thermal batteries, are using that capability to support manufacturing development of Nickel-Metal Hydride batteries, and are pursuing orders for Nickel Cadmium batteries in the Colorado Springs facility. Specifically, we have received two phase I contracts to develop Lithium batteries with the Navy for $69,943 (June 2004) and the Air force for $98,647 (March 2005). We have entered into two projects with IN-Q-TEL for $500,000 (March 2004) and $450,000 (March 2005) to develop bipolar Lithium batteries. We are pursuing additional Lithium battery development support to continue our development activities with IN-Q-TEL. We have received an Air force Phase II $658,000 (March 2005) contract and a phase I $ 125,000 contract with Sandia National Laboratory to develop Thermal batteries. We are using the Colorado Springs facility in connection with these contracts in order to make efficient use of the operations there and mitigate any excess capacity in that facility.

          We are also utilizing the Colorado Springs facilities and personnel to develop, design and construct equipment that will produce nickel electrodes for our Nickel–Metal Hydride batteries. We are funding that effort as a corporate capital expense. We have recently received an order for $ 235,000 for (July 2005) Nickel-Cadmium batteries for Apache Helicopters. We intend to utilize the Colorado Springs operation to continue to produce components for Eagle Picher, produce Nickel-Cadmium batteries, continue the development of Lithium and Thermal and supply these batteries as demand develops. The level of product deliveries anticipated for the last half of 2005 is significantly below the facility’s capability. However, we expect the costs of the Colorado Springs operation for the second half of 2005 will be covered by the contract support, research and development described above, as well as the anticipated new projects that we are currently pursuing.

          In summary, we have taken several steps to mitigate excess capacity at the Colorado Springs facility, including staffing adjustments and allocations of personnel to utilize and reduce any excess capacity. In addition, we added a new vice president of marketing in November 2004, and we are actively pursuing potential aerospace customers. We have expanded technologies that we are pursuing for business in Colorado Springs from Nickel Cadmium batteries and components supplied to EaglePicher to include Lithium and thermal batteries. In response to EaglePicher’s recent bankruptcy filing and its effect on our relationship with EaglePicher, we have made various operational adjustments within our Colorado Springs facility in an effort to stabilize excess capacity there. In addition, we believe that some expansion of activities there may occur early next year.

Gross Profit

          Consolidated gross (loss) profit for the three months ended March 31, 2005 was $(385,355) (-36.7% of net revenue) compared to $363,840 (19.9% of net revenue) for the three months ended March 31, 2004, a decrease of $749,195, or 205.9%. The gross profit decrease was mainly driven by consolidating the revenues and cost of revenues of MEP. MEP operated below full capacity in the first quarter of 2005. As a result, the Company’s operating margin included unabsorbed overhead incurred in the period. The Company expects this trend to continue into the first half of 2005.

          Gross (loss) profit from services for the three months ended March 31, 2005 was $(19,507) (-2.3% of net revenue) compared to $51,859 (7.4% of net revenue) for the three months ended March 31, 2004. The gross profit from services pertains to gross profit earned on the Company’s research and development contracts with the U.S. government and its agencies. The typical gross profit attainable under these contracts ranges from 6-10%. The decrease in gross profit was mainly driven by a non cash expense related to the value of warrants issued in connection with a development agreement entered into on March 31, 2005 with a private venture capital firm. See Related Parties below.

          The components of costs of revenues for services include direct materials, direct labor, an operating overhead allocation based upon direct labor usage, and a general and administrative overhead allocation based upon the percentage of contract costs relative to the total. Overhead and general and administrative expenses are billable at contracted fixed rates during the course of the year. Spending in excess of the contracted amount can be recovered provided there are funds available in the contract sufficient to cover the excess expenses and the adjustment is approved by the Defense Contract Audit Agency. A rate of spending below the billed contracted fixed rates during the course of the year may result in a return of funds to the contract.

          Gross (loss) profit from products for the three months ended March 31, 2005 was $(365,848) (-196.1% of net revenue) and gross profit from products for the three months ended March 31, 2004 was $311,981 (27.9% of net revenue). MEP operated below full capacity in the first quarter of 2005. As a result, the Company’s operating margin included unabsorbed overhead incurred in the period. The Company expects this trend to continue into the first half of 2005.

          The components of costs of revenues for products include direct materials, direct labor, and an operating overhead allocation based upon direct labor usage. An operating overhead cost pool is estimated to support the forecasted manufacturing activities in advance of the year. The overhead is assigned as product is produced based upon direct labor usage using an absorption method. Any unabsorbed overhead is expensed in the period incurred. Overhead expenses in Colorado Springs for the three months ended March 31, 2005 were underabsorbed by $395,840 compared to being overabsorbed by $142,195 for the three months ended March 31, 2004. Overhead in the second half of 2005 is expected to be absorbed into development programs awarded to MEP in the first half of 2005 for Li-Ion and thermal batteries and anticipated other programs. Reductions in overhead expense can be made to a limited extent; however, some of these costs are fixed and therefore are necessary to be expensed as incurred.

General and Administrative Expenses

          General and administrative (“G&A”) expenses for the three months ended March 31, 2005 were $589,753 (56.2% of net revenue) compared with $220,821 (12.1% of net revenue) for the three months ended March 31, 2004, an increase of $368,932. The increase in G&A for the three months ended March 31, 2005 was primarily a result of increasing the Company’s support from professional service providers and increasing its general and administrative staffing to satisfy compliance with reporting requirements as a public company since the reverse merger in June 2004. The increase in G&A for the three months ended March 31, 2005 included accounting and legal services of $164,122, salaries for a chief financial officer and executive assistant of $39,079, selling expenses of $52,274, investor relations expenses of $44,949, other public company related expenses of $19,021, and other expenses of $39,987. The Company expects to continue to experience similar expenditures into 2005. Additionally, an increase of $9,500 of expense was related to the amortization of stock-based employee compensation expense related to the issuance of stock options to employees for 2004. The deferred compensation expense related to stock options issued to employees during 2004 was $1,592,178. The remaining balance as of March 31, 2005 was $1,075,623 and will be fully amortized through December 2007.

Research and Development Expenses

          Research and development (“R&D”) expenses for the three months ended March 31, 2005 were $31,308 (3.0% of net revenue). No R&D expenses were incurred in the three months ended March 31, 2004. The primary nature of the R&D expenses in the three months ended March 31, 2005 relate to a milestone contract from a venture capital firm for research of certain battery technologies. In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The contract provided for scheduled payments to the Company if it performed certain research and development activities over a nine-month period. The Company fulfilled its obligation under this contract in the first quarter of 2005.

Interest (Income) Expense

          Interest income, net for the three months ended March 31, 2005 was $2,118, compared with interest expense, net of $97,191 for the three months ended March 31, 2004, a decrease of $99,309. The decrease was primarily related to the accretion of deferred interest related to the notes payable to related parties for the three months ended March 31, 2004. Concurrent with the merger, the Company converted its notes payable to related parties and related accrued interest amounting to $1,100,000 and $86,000, respectively into shares of its common stock. The notes carried interest at 10% per annum and were due on demand maturing in November 2004.

Net (Loss) Income

          Net loss for the three months ended March 31, 2005 was $(1,004,298) or $(0.08) cents per share (basic and diluted), compared to net income of $45,828 or $0.01 per share (basic and diluted) for the three months ended March 31, 2004.

Related Parties

          The Company has agreements with certain related parties who provide consulting services to the Company. Related party services of an administrative nature were included in general and administrative-related parties as an operating expense in the amount of $10,485 for the three months ended March 31, 2005 compared with $21,904 for the three months ended March 31, 2004. The Company has an agreement with the owner of E.F.S. Management Systems, a shareholder of the Company’s common stock, to provide accounting and business management services and supervision of accounting personnel. The Company has an agreement with Jack T. Brown, a shareholder of the Company’s common stock, to provide consulting services.

          On March 31, 2005, the Company entered into a development agreement to receive a total of $450,000 in cash funding from In-Q-Tel, Inc., a private venture capital firm, a shareholder of the Company’s common stock, for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a 24-month period. The Company has entered into a sub-contract agreement with Rutgers University to perform certain of these activities for $350,000. In connection with this development agreement, the Company entered into an agreement whereby the Company will issue warrants containing certain cashless provisions to purchase up to 15,000 shares of the Company’s common stock upon exercise. The warrants are exercisable at $9.06 per share over a four-year period expiring in March 2009. The weighted average fair value of the warrants at the date of issuance using the Black Scholes option-pricing model is estimated at $5.58 per warrant. The total estimated value of the warrants, amounting to $83,767, was recorded as cost of services-related parties expense and other accrued liability. Further, a deferred contract cost and additional paid-in capital was recorded as of the date of issuance. The number of warrants that are exercisable are directly proportional to the amount of the scheduled payments that are received by the Company for performance of the development agreement.

Financial Condition
Liquidity and Capital Resources

          The Company's working capital, current ratio and long-term debt to equity ratio are as follows:

As of March 31, 2005		As of December 31, 2004
Working capital	$3,091,207	$3,971,928
Current ratio	4.87	7.37
Long-term debt to equity ratio	7.5%	6.1%

          The Company has a non-interest bearing note payable to EaglePicher requiring three annual installments of $150,000 that commenced in October 2004 and is secured by assets acquired in connection with the purchase of its Colorado Springs energy business. As of March 31, 2005, the note payable had a face value of $300,000 with a remaining discount to fair value of $15,362. During the three months ended March 31, 2005, the Company accreted an additional $3,451 of interest at an effective rate of 5%, increasing the fair value of the note payable to $284,638. EaglePicher has recently filed for Chapter 11 bankruptcy protection. It is unclear what effect this filing will have upon this note and its repayment schedule.

          The Company has a note payable with Connecticut Innovations, Incorporated (“CII”) in the amount of $183,579. The note payable has a three-year term with principal payments of $61,193 plus applicable interest at a fixed rate of 5% to be made annually on December 31st.

          During the three months ended March 31, 2005, warrants were exercised for proceeds of $60,000 in exchange for 292,594 shares of common stock. During the period commencing April 1, 2005 and ending July 27, 2005, warrants were exercised for proceeds of $311,500 in exchange for 124,600 shares of common stock. As of July 27, 2005, 1,689,590 warrants are outstanding with expiration dates ranging from July 16, 2007 through March 31, 2009. The maximum potential future proceeds from the exercise of the warrants outstanding are $3,223,046. The weighted average exercise price of the outstanding warrants is $1.91.

          The Company’s government contracts are each individually negotiated under their own terms and conditions with reference to the Federal Acquisition Regulations and are typically fully funded cost-reimbursement type. There is usually an 85% limitation placed on the fixed fee whereby 15% is withheld by the government until all contract requirements are satisfied and closeout documents submitted. There are no obligations for royalties.

          Net cash used in operating activities totaled $751,124 and $170,044 for the three months ended March 31, 2005 and 2004, respectively. Seventeen percent of accounts receivable as of March 31, 2005 are past due compared with 51% as of March 31, 2004. The past due accounts receivable are primarily with three customers and the Company believes those accounts will be collected in full during the second quarter of 2005. During the three months ended March 31, 2005, the Company began to build inventory components for future use. The Company made certain advance payment to suppliers for equipment in the amount of $151,500. The Company accrued expenses primarily relating to legal and accounting services in connection with the preparation of its SEC filings.

          The Company invested $153,798 in property and equipment for the three months ended March 31, 2005, compared with $8,804 for the three months ended March 31, 2004. Current year additions relate primarily to the construction in progress for production equipment for the development of its nickel metal hydride and lithium-ion product lines. Prior year additions relate primarily to the purchase of electronic data processing.

          Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the private placement of series A convertible preferred stock, are expected, under current conditions, to be sufficient to finance the Company’s planned operations over the next twelve months. Over that same period, the Company expects to make an investment of $700,000 in plant, property, and equipment to expand its manufacturing capabilities to manufacture its patented bipolar nickel-metal hydride batteries.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Results of Operations

Net Revenue

          Consolidated net revenue for 2004 was $6,759,793 compared with $4,120,024 for 2003, an increase of $2,639,769, or 64.1%. Of the revenue increase, $2,650,168 was attributable to consolidating the revenues of Mobile Energy Products, Inc. (“MEP”), whose product manufacturing operations were acquired on October 1, 2003 from EaglePicher Technologies, LLC (“EaglePicher”) offset by revenue decreases of $10,399 for the services operations.

          Consolidated net revenue included net revenue pursuant to a supply agreement with EaglePicher amounting to $2,958,935, or 44%, and $619,360, or 15.0% for 2004 and 2003, respectively.

          Net revenue from services 2004 was $3,265,832 compared with $3,276,231 for 2003, a decrease of $10,399, or 0.3%. The primary reason for the decline in the research and development services operations business was related to delays in timely receipt of new pending and continuations of existing U.S. government research and development contracts.

          The underlying government and commercial contracts pertaining to net revenue from services for the periods mentioned are primarily with the U.S. Air Force, U.S. Army, U.S. Navy, NASA, and commercial customers with performance periods that commenced July 1, 2000 and continue through December 30, 2005 requiring deliverables involving periodic status reports and in certain cases prototypes. Most government contracts are negotiated as cost plus fixed fee (“CPFF”), while others are firm fixed price (“FFP”), milestone or cost share (“CPCS”) type contracts. Commercial orders are contracted by purchase order (“PO”). At the completion of each contract and after all contract requirements have been met, a final invoice is submitted, audited, and satisfied. In the event overhead and general and administrative rates are recalculated at less than billed amounts, a credit is issued to the buying party. In past history, the Company has received complete contract funding on all awards as agreed.

          Net revenue from products for 2004 was $3,493,961 and $843,793 for 2003, an increase of $2,650,168, or 314.1%. The increase was attributable to consolidating the revenues of MEP. The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the operations of the former EaglePicher managed by MEP. Net revenue from products included net revenue pursuant to a supply agreement with EaglePicher amounting to $2,958,935, or 84.7%, and $619,360, or 73.4% for 2004 and 2003, respectively.

Gross Profit

          Consolidated gross profit for 2004 was $690,044 (10.2% of net revenue) compared to $523,461 (12.7% of net revenue) for 2003, an increase of $166,583. The gross profit increase was mainly driven by consolidating the revenues and cost of revenues of MEP. MEP operated below full capacity in the fourth quarter of 2004. As a result, the Company’s operating margin included unabsorbed overhead incurred in the period. The Company expects this trend to continue into the first quarter of 2005.

          Gross profit from services for 2004 was $260,227 (8.0% of net revenue) compared to $319,958 (9.8% of net revenue) for 2003. The gross profit from services pertains to gross profit earned on its research and development contracts with the U.S. government and its agencies. The typical gross profit attainable under these contracts ranges from 6-10%.

          The components of costs of revenues for services include direct materials, direct labor, an operating overhead allocation based upon direct labor usage, and a general and administrative overhead allocation based upon the percentage of contract costs relative to the total. Overhead and general and administrative expenses are billable at contracted fixed rates during the course of the year. Spending in excess of the contracted amount can be recovered provided there are funds available in the contract sufficient to cover the excess expenses and the adjustment is approved by the Defense Contract Audit Agency. A rate of spending below the billed contracted fixed rates during the course of the year may result in a return of funds to the contract.

          Gross profit from products for 2004 was $429,817 (12.3% of net revenue) and gross profit from products for 2003 was $203,503 (24.1% of net revenue). The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the operations of the former EaglePicher managed by MEP. In 2004, the Company shipped a custom order that represented 5% of products revenue with a lower gross margin compared with its routine orders. In addition, MEP operated below full capacity in the fourth quarter of 2004. As a result, the Company’s operating margin included unabsorbed overhead incurred in the period. The Company expects this trend to continue into the first half of 2005.

          The components of costs of revenues for products include direct materials, direct labor, and an operating overhead allocation based upon direct labor usage. An operating overhead cost pool is estimated to support the forecasted manufacturing activities in advance of the year. The overhead is assigned as product is produced based upon direct labor usage using an absorption method. Any unabsorbed overhead is expensed in the period incurred.

General and Administrative Expenses

          General and administrative (“G&A”) expenses for 2004 were $1,692,990 (25.0% of net revenue) compared with $410,296 (10.0% of net revenue) for 2003, an increase of $1,282,694. Of the increase, $61,554, or 4.8% was mainly driven by consolidating the general and administrative expenses of MEP. The Company began generating revenue from the manufacture and shipment of products on October 1, 2003 as a result of its purchase of the former operations of EaglePicher managed by MEP. The remaining increase in G&A for 2004 was primarily a result of increasing its support from professional service providers and increasing its general and administrative staffing to satisfy compliance with reporting requirements as a public company since the reverse merger in June 2004. The reverse merger required an audit of the prior two years of financial statements of the surviving entity. In addition, the Company was required to file a current report on form 8-K reporting the details of the merger and other required filings with the Securities & Exchange Commission. The remaining increase in G&A for 2004 included professional recruiting services of $94,420, accounting and legal services of $311,762, salaries for a chief financial officer and executive assistant of $97,696, selling expenses of $45,402, investor relations expenses of $166,612, other public company related expenses of $73,155, and other expenses of $15,049. The Company expects to continue to experience similar expenditures into 2005. Additionally, $417,044 was related to the amortization of stock-based employee compensation expense related to the issuance of stock options to employees for 2004. The deferred compensation expense related to stock options issued to employees during 2004 was $1,592,178. The remaining balance as of December 31, 2004 was $1,175,134 and will be fully amortized through December 2007.

Research and Development Expenses

          Research and development (“R&D”) expenses for 2004 were $312,953 (4.6% of net revenue). No R&D expenses were incurred in 2003. The nature of the R&D expenses in 2004 relate to a milestone contract from a venture capital firm for research of certain battery technologies. In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The Company fulfilled its obligation under this contract in the first quarter of 2005. Certain research and development contracts require the Company to subsidize research and development efforts outside the scope of the contract. The Company has the obligation to fulfill the cost sharing arrangement alone or obtain partners willing to help subsidize the cost. Any cost the Company does not obtain a partner to share is recorded as research and development expense. These expenses are not recoverable under ordinary research and development contracts and are expenses incurred by the Company to advance technological research.

Interest Expense

          Interest expense for 2004 was $287,124, compared with $151,706 for the same period of 2003, an increase of $135,418. The increase was primarily related to the increase of accretion of deferred interest related to the notes payable to related parties. Concurrent with the merger, the Company converted its notes payable to related parties and related accrued interest amounting to $1,100,000 and $86,000, respectively into shares of its common stock. The notes carried interest at 10% annum and were due on demand maturing in November 2004.

          The Company had a $100,000 secured line of credit with a bank which is due on demand and subject to annual renewals. Advances bore interest at 1.0% over the bank’s prime lending rate (6.15% as of December 31, 2004) and were personally guaranteed by a stockholder of the Company. The Company made repayments in the amount of $100,000 in the second quarter. The line of credit was closed in March 2005. Interest expense related to the line of credit amounted to $2,780 and $5,213 for 2004 and 2003, respectively.

Net Loss

Net loss for 2004 was $1,603,023, compared to a net loss of $38,541 for 2003.

Net Loss Attributable to Common Stockholders

          Net loss attributable to common stockholders for 2004 was $5,347,055 or $0.51 cents per share (basic and diluted), compared to a net loss of $38,541 or zero per share (basic and diluted) for 2003.

          The Company recorded a one-time, non-cash item to recognize deemed dividends on preferred stock in the amount of $3,744,032. Of this amount, $3,290,216 resulted from the beneficial conversion of the underlying shares of common stock associated with issuance of new series A convertible preferred stock and detachable warrants in June and July 2004. In accordance with Emerging Issues Task Force (“EITF”) 98-5 and EITF 00-27, the series A convertible preferred stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. This series A convertible preferred stock was fully convertible at the issuance date, therefore the full, beneficial conversion feature of $3,290,216 was recorded as a deemed dividend with a corresponding credit to additional paid-in capital. In accordance with EITF D-42, an additional $453,816 deemed dividend resulted from an inducement for the conversion of the old EEI series A convertible preferred stock into share of the Company’s common stock.

Related Parties

          The Company has agreements with certain related parties who provide consulting services to the Company. Related party services of a technical nature provided by Eskra Technical Products, Inc. were included in cost of services-related parties in the amount of $127,126 for 2003. Michael Eskra is the owner of Eskra Technical Products, Inc., which was contracted as an outside consultant. In July 1999, Michael Eskra was appointed President and member of the board of directors. On January 1, 2004, Michael Eskra became an employee of the Company. Effective March 22, 2005, the board of directors accepted the resignation of Michael Eskra as President, Chief Operating Officer and a director. Technical services provided by Michael Eskra as an employee in 2004 are included in cost of services.

          Related party services of an administrative nature were included in general and administrative-related parties as an operating expense in the amount of $96,523 for 2004 compared with $220,519 for 2003. Of these amounts, general and administrative services provided by Michael Eskra as the owner of Eskra Technical Products, Inc. were included in general and administrative-related parties as an operating expense for 2003 in the amount of $68,218. In 2004, any general and administrative services provided by Michael Eskra as an employee are included in general and administrative expense. The remainder of the amounts recorded in general and administrative-related parties are the result of other related party agreements. The Company has an agreement with the owner of E.F.S. Management Systems, a shareholder of the Company's common stock, to provide accounting and business management services and supervision of accounting personnel. The Company has an agreement with Jack T. Brown, a shareholder of the Company's common stock, to provide consulting services. The Company had an agreement with Cassidy & Associates, a former shareholder of the Company's common stock, to provide lobbying services. The owner of Alvin J. Salkind Associates is a former member of the board of directors and is a shareholder of the Company's common stock.

Financial Condition

Liquidity and Capital Resources

          The Company's working capital, current ratio and long-term debt to equity ratio are as follows:

2004		2003
Working capital	$3,971,928	$(758,726)
Current ratio	7.37	0.64
Long-term debt to equity ratio	6.1%	-47.5%

          The Company had a $100,000 unsecured line of credit with a bank which is due on demand and subject to annual renewals. Advances bear interest at 1.0% over the bank's prime lending rate (6.15% as of December 31, 2004) and were personally guaranteed by a stockholder of the Company. The Company made repayments in the amount of $100,000 in 2004. The line of credit was closed in March 2005.

          The Company's long-term debt was $464,766 as of December 31, 2004. Current maturities of long-term debt are $211,193 as of the same period. During 2004, debt decreased by $206,153 compared to total debt at December 31, 2003.

          The Company made repayments on a note payable requiring 24 monthly installments of $5,042 commencing July 2002 and on a note payable requiring 12 monthly installments of $2,744 commencing January 2004 bearing interest at 9% in the amount of $45,375 and $31,382, respectively.

          The Company has a non-interest bearing note payable to EaglePicher requiring three annual installments of $150,000 that commenced in October 2004 and is secured by assets acquired in connection with the purchase of its Colorado Springs energy business. As of December 31, 2004, the note payable had a face value of $300,000 with a remaining discount to fair value of $18,813. During 2004, the Company accreted an additional $19,365 of interest at an effective rate of 5%, increasing the fair value of the note payable to $281,187.

          The Company had three notes payable with Connecticut Innovations, Incorporated ("CII"). CII notes payable provided working capital for specific contract research and development projects. The terms of these notes provide for royalty payments due CII in the event such projects yield a commercially viable product or patented process. The royalty payment will equal 15% of licensing or royalty fees earned by the Company related to the specified projects limited to 200% of the original principal balance of the related note. The Company has not realized revenues subject to royalties related to the CII notes payable for 2004. On December 31, 2004, the Company refinanced its debt with CII into a new note payable in the amount of $183,579. The note payable has a three-year term with principal payments of $61,193 plus applicable interest at a fixed rate of 5% to be made annually on December 31st.

          The Company's government contracts are each individually negotiated under their own terms and conditions with reference to the Federal Acquisition Regulations and are typically fully funded cost-reimbursement type. There is usually an 85% limitation placed on the fixed fee whereby 15% is withheld by the government until all contract requirements are satisfied and closeout documents submitted. There are no obligations for royalties.

          Concurrent with the merger, the Company converted its notes payable to a stockholder and individuals and entities related to a stockholder and related accrued interest, amounting to $1,100,000 and $86,000, respectively, into 1,019,367 shares of its common stock. The notes carried interest at 10% per annum and were due on demand maturing in November 2004. The notes were convertible into the Company's common stock at a rate of $1.16 per share. In connection with the above notes, the Company issued warrants to purchase 412,560 shares of the Company's common stock at $1.16 per share. On June 9, 2004, a warrant to purchase 154,710 shares of EEI common stock was relinquished by a holder of the warrant. The terms of the warrants are five years from the issuance of the related notes with expirations beginning in April 2007 through November 2008. The total estimated value of the warrants amounted to $260,207 and represents deferred interest that was to be accreted over the term of the related notes. Upon conversion of the notes, the remaining deferred interest, amounting to $107,140, was accreted into interest expense. The Company paid $12,115 of remaining interest payable related to the notes payable in cash in December 2004.

          In March 2004, the Company issued warrants to purchase 156,250 shares of its Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from In-Q-Tel, Inc., a private venture capital firm, for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The warrants are exercisable at $0.00 (zero dollars) per share over a five-year period expiring in March 2009. Concurrent with merger, the Company and the holder of the warrant have agreed to modify the warrant to provide for the issuance of 268,594 shares of the Company's common stock upon exercise. The warrants were recorded as additional paid-in capital and a warrant subscription receivable. The Company collected $350,000 as of December 31, 2004. The outstanding warrant subscription receivable was $150,000 as of December 31, 2004. The Company satisfied its contractual obligations in the first quarter of 2005.

          Concurrent with the merger and on June 30, 2004 and July 15, 2004, the Company completed a private placement of 5,501 units at a purchase price of $1,000 per unit. Each unit consists of one share of Series A Preferred stock, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $2.50. Gross proceeds from the private placement amounted to approximately $5,501,000 and net proceeds amounted to approximately $4,590,000. Gross proceeds allocated to the issuance of the Series A Convertible Preferred stock amounted to $3,290,216 and resulted in a beneficial conversion feature in that amount and was deemed a preferred stock dividend to the holders.

          Net cash used in operating activities totaled $1,319,853 for 2004 with net cash provided by operating activities of $188,423 for 2003. Thirty-seven percent of accounts receivable as of December 31, 2004 are past due compared with 44% as of December 31, 2003. The past due accounts receivable are primarily with four customers and the Company believes those accounts will be collected in full during the first quarter of 2005. During 2004, the Company paid certain aged accounts payable and accrued interest to certain related parties and CII. In addition, the Company made certain prepayments for insurance policies and the establishment of an investor relations fund managed by an outside consulting firm. The Company expects to amortize these prepayments over applicable benefit periods, however, these prepayments are refundable to the Company upon termination of the insurance policies or consulting arrangement. The Company accrued expenses primarily relating to legal and accounting services in connection with the preparation of its SEC filings.

          The Company invested $228,863 in property and equipment in 2004, compared with $50,323 for 2003. Current year additions relate primarily to the purchase of $35,361 of electronic data processing equipment, and $10,000 of laboratory equipment, and $183,500 of production equipment. Prior year additions relate primarily to the purchase of $3,796 of electronic data processing equipment and $46,309 of laboratory equipment.

          Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the private placement of series A convertible preferred stock, are expected, under current conditions, to be sufficient to finance the Company's planned operations over the next twelve months. Over that same period, the Company expects to make an investment of $1.0 million in plant, property, and equipment to expand its manufacturing capabilities to manufacture its patented bipolar nickel-metal hydride batteries.

Application of Critical Accounting Policies

          Our financial statements and accompanying notes are prepared in accordance with United States generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Revenue Recognition

          In general, our Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of our Company:

          Revenue on our research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. We are reimbursed for actual material, labor and overhead costs as we incur them up to the funding limit of the contract. We submit our cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use our rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When we estimate that a contract will exceed the funding amount we will seek additional funding from our customer or another outside source. Contract terms allow us to stop work should additional funding not be available. Should we decide to complete a contract without funding we will expense the cost as we incur it.

          Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

          Revenue on commercial contracts is recognized when we ship our batteries or services have been rendered.

Stock-Based Compensation

          Our Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

          Our Company accounts for stock based compensation in accordance with SFAS 123, “Accounting for Stock-Based Compensation.” The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Our Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Inventory Valuation

          Inventories are stated at the lower of cost or market on a first in first out basis. A reserve for inventory obsolescence is maintained and is based upon assumptions about current and future product demand, inventory whose shelf life has expired and market conditions. A change in any of these variables may require additional reserves to be taken.

Allowances for Doubtful Accounts

          We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of the ability to make payments, additional allowances may be required, which would increase our expenses during the periods in which any such allowances were made. The amount recorded as an allowance for doubtful accounts in each period is based upon an assessment of the likelihood that we will be paid on our outstanding receivables, based on customer-specific as well as general considerations. To the extent that our estimates prove to be too high, and we ultimately collect a receivable previously determined to be impaired, we may record a reversal of the provision in the period of such determination. The Company recorded an allowance for doubtful accounts of $20,554 and zero as of December 31, 2004 and 2003, respectively.

Accounting for Income Taxes

          In preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions where we operate. This process involves estimating actual current tax exposure, together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance, we must include an expense within the tax provision of the statement of income in each period in which the allowance is increased.

          Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance, against our deferred tax assets. In the event that actual results differ from these estimates or the estimates are adjusted in future periods, then we may need to reduce the valuation allowance, which could materially impact our financial position and results of operations. The Company has concluded that a full valuation allowance was appropriate for the deferred tax asset.

Research and Development Expenses

          Research and development expenses are incurred to develop our battery technologies. They are self funded and expensed as incurred.

Recent Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment” which revised SFAS No. 123, “Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective as of the first interim period beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS No. 123R and will adopt it on August 1, 2005 as required.

          In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”), on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”. The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations on the consolidated statements of operations and cash flows. The Company is currently evaluating the provisions of EITF No. 03-13 and will adopt it as required.

          In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is currently evaluating the provisions of SFAS No. 151 and will adopt it on November 1, 2005, as required.

DESCRIPTION OF BUSINESS

Business Development

          Electro Energy Inc. is a Florida corporation, which was originally formed on December 29, 1993 under the name MCG Diversified, Inc. (“MCG”). Effective June 9, 2004, pursuant to the Agreement of Merger and Plan of Reorganization, dated May 7, 2004 (the “Merger Agreement”), among privately held Electro Energy, Inc. (“EEI”), a Delaware corporation, MCG and EEI Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of MCG, the Merger Sub merged with and into EEI, with EEI remaining as the surviving corporation (the “Merger”).

          Although MCG acquired EEI as a result of the Merger, the stockholders of EEI hold a majority of the voting interest in the combined enterprise. Immediately prior to the Merger, EEI had 23 stockholders. Additionally, the Merger resulted in EEI’s management and Board of Directors assuming operational control of MCG.

          The following lists a summary of the structure of the Merger and matters completed in connection therewith:

•	On July 16, 2004, the Company completed a private placement of shares of its series A convertible preferred stock and warrants to purchase common stock, and received at the closing of the private placement gross proceeds of $5,501,000.

•	The Board of Directors and shareholders amended MCG’s Amended and Restated Articles of Incorporation to change the corporate name of MCG to “Electro Energy Inc.” and to increase the authorized number of shares of capital stock to 50,010,000 shares, consisting of 50,000,000 shares of Common Stock, $.001 par value per share and 10,000 shares of Preferred Stock, $.001 par value per share.

•	MCG issued 9,497,557 unregistered shares of common stock, options to purchase 2,332,121 shares of common stock and warrants to purchase 526,444 shares of common stock to the former security holders of EEI in exchange for 100% of the outstanding capital stock, options and warrants of EEI. As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI, and accounted for, on an historical cost basis. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of EEI and the common stock of EEI has been retroactively restated to give effect to the exchange for MCG common stock.

•	4,999,800 shares of common stock owned by one of MCG’s former directors were repurchased and cancelled by the Company for an aggregate consideration of $100.00.

•	At the conclusion of the Merger, MCG’s stockholders owned approximately 22% of the issued and outstanding shares of the Company’s common stock, based on 12,197,453 shares outstanding after the Merger.

The Merger Agreement may be found at Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 24, 2004.

Our Business Prior to the Merger

          Prior to the Merger, MCG did not have any meaningful operations. After the merger, the Company succeeded to the business of EEI as its sole line of business.

Our Business Following the Merger

Overview

          We are a supplier of specialty batteries for aerospace, aircraft and the military and a developer of bipolar batteries. Our business strategy has historically been to seek government funding to support the development of our battery concepts. From 1992 to 2003, we received approximately $18 million of government funding for bipolar nickel-metal hydride battery development. Our programs have been supported by the U.S. Army (for field radios and silent watches), the Naval Air Systems Command and the U.S. Air Force (for use in F-18 and F-16 fighter aircraft), the Ballistic Missile Defense Organization (BMDO), the National Aeronautics and Space Administration (NASA), the National Institutes of Health (NIH), the Department of Energy (DOE), The Partnership for a New Generation of Vehicle and the State of Connecticut. These programs have focused on basic materials technology and prototype development of specialty bipolar nickel-metal hydride batteries for military communications, satellites, aircraft auxiliary power, medical applications and hybrid electric vehicles. We intend to use the technology and products developed by us as a springboard into commercial applications and manufacturing. Our management is refining our commercial market opportunities while pursuing additional development activities. In this way, we aim to minimize our exposure in entering niche markets while maximizing our ability to capitalize on our product strengths and our understanding of our customers’ requirements. No assurances can be given that we will continue to receive government funding for the continued development of our battery technologies. If such funding is not forthcoming, we would have to seek other sources of funding to continue our development and to provide the technology base to pursue government and commercial markets of interest. Furthermore, until full manufacturing capabilities are in place and our potential commercial customers have evaluated our products, and committed to orders, we cannot give any assurance that we will have commercial success.

          In October 2003, we acquired the battery operations of EaglePicher Technologies, LLC in Colorado Springs, Colorado. EaglePicher is a diversified company engaged in the manufacture of specialty batteries, chemicals and electronic materials. The Colorado Springs operation had been established by EaglePicher in 1976 and has been primarily engaged in the manufacture of specialty nickel-cadmium (also known by the chemical element symbol “Ni-Cd”) batteries for satellites and aircraft applications. As a result of an internal restructuring of priorities, EaglePicher management decided to close down its Colorado Springs battery operation in 2003. We believe that the acquisition of this facility enhances our capabilities, broadens our product lines and presents new business opportunities for us. The acquisition of the Colorado personnel, technology, and market positioned EEI as a supplier to the U.S. military and international spacecraft Industry. We entered into agreements with EaglePicher that included an asset purchase of the existing inventory, the equipment in the facility, a lease of the 43,000 square-foot building owned by EaglePicher, the receipt of a technology license, the execution of a supply agreement to continue to produce sintered nickel plaque and striker assemblies for EaglePicher, the execution of a services agreement to continue to operate groundwater remediation on behalf of EaglePicher and the execution of a contract to deliver a satellite battery for a Korean satellite. We are currently using the Colorado Springs facility and the equipment we purchased from EaglePicher to produce and develop Ni-Cd batteries for aerospace customers, as well as to produce sintered plaque and striker assemblies for delivery to EaglePicher under our supply agreement with EaglePicher. Additionally, we have recently allocated some of the space in the Colorado Springs facility for the development of lithium rechargeable batteries. We do not presently intend to convert our Ni-Cd facilities to accommodate the production of nickel-metal hydride products because we believe the Colorado Springs Ni-Cd facility, which is currently certified for the production of products for spacecraft, including but not limited to manned spaceflight, is more valuable with that qualification than it would be as converted. While we have no current plans to convert the Colorado facility to include the ability to produce nickel-metal hydride products, we may decide in the future to re-evaluate that strategy.

          Historically, we have relied upon out relationship with EaglePicher to generate a significant portion of our revenues. We have a 5 year exclusive supply agreement with EaglePicher for mechanical striker assemblies, which are trigger mechanisms for thermal batteries and space quality sinter plaque for positive electrodes. Thermal batteries are typically primary, single use batteries that utilize an electrolyte, which is a salt that is solid at room temperature and is heated by an internal source to activate their operation. When operation is desired, the trigger mechanism initiates the internal heating source, which causes the salt electrolyte to melt and this enables energy to be drained from the battery. One of the main attributes of these batteries is that prior to their initial activation they have a very long shelf life. Eagle Picher supplies multiple versions of thermal batteries, which are used as an electric power supply for missiles, weapon systems, smart bombs etc. EEI supplies the trigger mechanisms for two models. Revenues generated from strikers produced by EEI in the first quarter of 2004 totaled $515,752, while no revenue was generated from strikers produced by EEI in the first quarter of 2005. The revenues we generated from the supply agreement from strikers in the third quarter and fourth quarter of 2004 were $642,256 and $50,466, respectively. On April 11, 2005, EaglePicher announced that it filed to reorganize under Chapter 11 of the Bankruptcy Code. Any termination of the relationships we have with EaglePicher could adversely affect our operations. The continuation of the supply agreement to supply sinter plaque and striker assemblies could be at risk as a result of the discontinuing operations or changes in the ownership structure of EaglePicher. Eagle Picher’s future demand for these products is difficult to predict since its is dependent on orders Eagle Picher receives for the models that utilize the EEI produced triggers, which is primarily dependant on military needs, which are difficult to forecast. A reduction in new commercial spacecraft or the inability of EaglePicher to secure battery orders for spacecraft batteries requiring our sinter plaque would also reduce this revenue stream. While we currently have a backlog of orders under the supply agreement for both strikers and sinter plaque of $192,043, it is difficult to predict the future orders we may receive from EaglePicher. We believe the lack of orders in the first half reflected an attempt by Eagle Picher to utilize component inventories on hand. EaglePicher’s recent orders are for components of which they do not have existing inventory that they need to satisfy new orders from their customers. Future orders to us from EaglePicher depend upon orders that they receive for products that utilize components we supply, and the overall prospects of EaglePicher, which are difficult to predict. We believe that as long EaglePicher, or a successor entity, continues to operate, they will continue to need our components regardless of whether Eagle Picher operates under Chapter 11, reorganizes within bankruptcy or sells its battery business.

          In addition, we have taken several measures in order to mitigate any excess capacity at the Colorado Springs facility. Based upon staff and operation reductions, we have effectively made staffing adjustments and allocations of personnel to utilize and reduce any excess capacity. In addition, we added a new vice president of marketing in November 2004, and we are actively contacting and meeting potential aerospace customers. We have expanded technologies that we are pursuing for business in Colorado Springs from Nickel Cadmium batteries and components supplied to EaglePicher to include Lithium and thermal batteries. In response to EaglePicher’s recent bankruptcy filing and its effect on our relationship with EaglePicher, we have made various operational adjustments within our Colorado Springs facility in an effort to stabilize excess capacity there. In addition, we believe that some expansion of activities there may occur early next year.

          We also provide personnel to operate a facility owned by EaglePicher under a service agreement. The profitability of this agreement cannot be assured. We have relied on Eagle-Picher for a significant portion of our revenues from our Colorado Springs facility. Specifically, we derived 44% of our consolidated net revenues from EaglePicher for the fiscal year ending December 31, 2004, and 10% for the three months ended March 31, 2005. Any failure by us to replace revenues attributable to a significant defense program or contract at the end of such program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have an adverse effect upon our business, operating results and financial condition in future periods.

          Given EaglePicher's announcement that it filed to reorganize under Chapter 11 of the Bankruptcy Code, any termination of the relationships we have with EaglePicher could adversely affect our operations. The continuation of the supply agreement to supply sinter plaque and striker assemblies could be at risk as a result of the discontinuing operations or changes in the ownership structure of EaglePicher. The orders we have received for components to be supplied under our supply agreement with EaglePicher in the first half of 2005, $365,799 are significantly below the revenue generated under the agreement for the first half of 2004 of $1,841,539. Moreover, the revenues we generated from EaglePicher in the first and second quarter of 2004 were $1,106,439 and $944,530, respectively, and the revenues generated from EaglePicher in the first and second quarter of 2005 were $100,964 and $157,781, respectively. Furthermore, the building we occupy in Colorado Springs is leased from EaglePicher and there is a possibility that the Company’s lease could be adversely affected by EaglePicher’s Chapter 11 filing. We also have a license agreement with EaglePicher to continue production of nickel cadmium batteries that may be adversely affected as a result of the Chapter 11 filing, which could adversely affect future revenues from our Colorado Springs operation.

          Under the five year supply agreement with EaglePicher, EEI is EaglePicher’s sole source supplier for certain components, including striker assemblies, used in battery power systems for military satellites and military aircraft. Pricing under the supply agreement is fixed, subject to possible adjustment under periodic value engineering reviews and based on material cost escalations. The agreement is renewable upon the mutual consent of the parties. There are no fixed or minimum quantities required to be ordered by Eagle Picher pursuant to the supply agreement. As a result, the amount of revenue derived by EEI from the supply agreement is dependent on EaglePicher receiving orders for products that require the components we produce. Furthermore, the recent bankruptcy filing by EaglePicher creates uncertainty about its future operations. The terms of the supply agreement provide EEI with the right to terminate the agreement in the event of the filing of a petition in bankruptcy. Notwithstanding EaglePicher’s recent Bankruptcy filing, EEI has not terminated the agreement, but reserves the right to do so in the event that management deems such termination to be prudent. A change in ownership or business direction or a liquidation of EaglePicher resulting from its filing could adversely affect revenues that are received under the supply agreement.

          The agreements with EaglePicher prohibit EEI from selling sinter plaque or striker assemblies to customers other then EaglePicher, which, especially in light of the recent Chapter 11 bankruptcy filing, could adversely affect our revenues.

          We also received from EaglePicher a ten year, non-exclusive, worldwide technology license agreement for the use of certain technologies and processes involving the use and sale of nickel plaque and the manufacture and sale of vented nickel-cadmium and sealed nickel cadmium batteries. Under the license agreement, we are obligated to pay a royalty to EaglePicher of (a) one-half of one percent (0.5%) of the sale price upon the sale of nickel-metal hydride products which utilize the nickel plaque technology, (b) three percent (3%) of the sale price upon the sale of vented nickel-cadmium and sealed nickel cadmium products utilizing the vented nickel-cadmium and sealed nickel cadmium technologies and (c) such royalties that the parties may agree upon for the sale of products other than nickel-metal hydride and vented nickel-cadmium and sealed nickel cadmium products utilizing the nickel plaque technology. Also under the license agreement, EaglePicher agreed, upon the terms and conditions thereunder, not to compete with EEI in the manufacture or sale of prismatic nickel-cadmium batteries or cells for aircraft, space or government applications or bi-polar or nickel-metal hydride batteries or cells. Additionally, we agreed, upon the terms and conditions of the license agreement, not to compete with EaglePicher in the manufacture or sale of nickel-hydrogen products or the sale of nickel plaque, nickel plaque technologies or striker assemblies to third parties. EEI may extend the term of the license prior to expiration upon terms mutually agreeable to the parties. EEI may terminate the license agreement at any time prior to expiration. The recent bankruptcy filing by EaglePicher could result in changes to, or the cancellation of, the license agreement, which could adversely affect our ability to produce nickel-cadmium batteries under the license.

          As part of the transaction involving the Colorado Springs facility, we receive funds from Eagle Picher to operate its groundwater remediation facility. There is a possibility that as a result of its bankruptcy filing, EaglePicher could discontinue its payments with respect to the groundwater remediation operation. As part of this transaction, EaglePicher provided the State of Colorado with an Irrevocable Standby Letter of Credit in the amount of $1,135,879.31 to provide financial assurance of EaglePicher’s ability to satisfy the closure and post-closure costs with respect to the groundwater remediation facility in the event EaglePicher was unable to make the required payments. It cannot be assured that the funds from this Letter of Credit will be available to pay us for the operation of EaglePicher’s facility.

          We created a wholly-owned subsidiary, Mobile Energy Products Inc. d/b/a Electro Energy Mobile Products, Inc., to operate the Colorado Springs operation and employ the existing staff of 33 individuals to continue the operations of the facility. The plan for Mobile Energy Products is to continue the Colorado Springs operations, supply components to EaglePicher, manufacture and sell specialty nickel-cadmium batteries, use the Colorado Springs operation to help transition our bipolar nickel-metal hydride battery to a broader mix of applications and to broaden the product mix to include lithium rechargeable and thermal batteries. The Colorado Springs operation is one of three organizations worldwide that produce specialty nickel-cadmium batteries for satellites and one of two that is qualified for U.S. government applications. When the supply agreement was entered into it was deemed to have no value.  MEP has experienced cash flow deficiencies, however there is potential that the supply agreement with EaglePicher will provide financial benefit to EEI as a result of an anticipated material increase in satellite replacements, regardless of whether the batteries used are our own or EaglePicher’s. Additionally, we have substantially reduced scrap, improved profit and are supplying high quality components to EaglePicher. The supply agreement has also allowed us to improve our own quality and lower our operational costs in the development and manufacture of our batteries. However, there is no fixed order requirement within the supply agreement. As a result, the revenues derived under the supply agreement are dependent on whether EaglePicher receives orders which require the components produced by EEI. Furthermore, the recent bankruptcy filing of EaglePicher could adversely affect its continued operations as well as the orders we receive from EaglePicher for components. In 2004, EaglePicher comprises approximately 85% of MEP’s sales. The remaining fifteen percent of MEP’s sales came from various private companies and government entities including the Defense Supply Center Richmond, Integrated Procurement Technologies, and USAF Wright Patterson.

          Our Ni-Cd processes have been developed and refined over the past twenty years to deliver an extremely long life product. There are two other suppliers of Ni-Cd aircraft batteries in the United States, who each have a long history of supplying products that compete with the Ni-Cd batteries that EEI produces in its Colorado Springs facility. Each of these competing companies also has a larger production capability than our Colorado Springs facility. EEI faces intense competition in the aircraft battery market from these companies, and, as a result, the Company cannot guarantee any degree of success in this market.

          Our nickel-metal hydride processes are currently being transitioned to our commercial line. The commercial line will contain a mix of proprietary and commercially available equipment. These processes and equipment are not currently patent-protected and we do not anticipate licensing our manufacturing technology at this time. Many of the manufacturing processes that we are considering for production of nickel metal hydride batteries have not yet been reduced to high volume production. As a result, uncertainty about these processes still exists. If the costs incurred to achieve high volume production are higher than we currently anticipate, or if these processes ultimately prove incapable of manufacturing products within the required tolerances, commercial production could be delayed or the company may incur higher expenses than are currently allocated for this transition.

          The first list below, “Aircraft Program Highlights,” shows current and past aerospace programs that have purchased batteries produced by the Colorado Springs operation and from which Mobile Energy Products is pursuing additional business. Unlike other battery markets, such as automotive, aircraft batteries are qualified to be on a specific airframe and will therefore be replaced with the same make and model. The buyer of a replacement aircraft battery typically has only one or two manufacturers as sources for a qualified battery. This means that replacement sales occur throughout the lifetime of the aircraft. The barriers for others to enter and compete in this market are high. The second list below, “Super Nickel-Cadmium Program Highlights,” shows the Super NiCdTM and MagnumTM satellite batteries still in operation that have been produced at the Colorado Springs facility for such aerospace companies as Lockheed Martin and Hughes Aircraft. Mobile Energy Products is the only U.S. supplier of these batteries. Mobile Energy Products’ main competitor, SAFT, is located in Europe. SAFT is a larger organization, with more resources and a long history of supplying sealed nickel cadmium batteries to satellites. Therefore, no assurances can be given that we will be able to successfully compete in this market even though the Colorado Springs operation has a history of supplying many aerospace customers with batteries for the applications described below. We currently have no contracts with these customers. One of the conditions contained within EEI’s agreements with EaglePicher is that EaglePicher will cease producing nickel cadmium batteries and, therefore, EaglePicher will be unable to fulfill any future Ni-Cd battery requirements of these entities. As a result, any future opportunities for sales from these customers would be available to EEI and our competitors.

AIRCRAFT PROGRAM HIGHLIGHTS

Programs	Customer	Description	Last Provided Batteries
B1 Bomber	US Air Force	Nuclear and Conventional Weapons	1999

B2 Stealth Bomber	US Air Force	Nuclear and Conventional Weapons	2005

B52	US Air Force	Nuclear and Conventional Weapons	2003

AH-1W (Super Cobra)	US Marines	Attack Helicopter	2004

Bell 214ST	Bell Helicopter	General Purpose Civilian Helicopter	2005

Titan IV	Lockheed Martin	Ground power for system prior to launch	2000

NASA Middeck Payload	NASA	Ground Power for Space Shuttle Tests	1998

SUPER NICKEL-CADMIUM PROGRAM HIGHLIGHTS
Program	Cells/Ampere hours (Ah)	Launch	Closing	Customer

LEASAT	96 Cells/21 Ah	Jan. ‘90	Maritime Satellite, Replaced Fleetsatcom (TRW)	US Navy/Hughes Aircraft Co.

PALAPA B4	64 Cells/20 Ah	May ‘92	Indonesia Communication Satellite	Hughes Aircraft Co.

GMS-V	54 Cells/4.8 Ah	Feb. ‘94	Japanese Meteorological Satellite	Hughes Aircraft Co.

NEAR	22 Cells/9 Ah	Feb. ‘96	Near Earth Asteroid Rendezvous Spacecraft	John Hopkins APL

TRMM	44 Cells/50 Ah	Nov. ‘97	Tropical Rainforest Mapping Mission-Satellite	NASA-Goddard

Lunar Prospector	22 Cells/5 Ah	Jan. ‘98	Lunar Orbit Mission	NASA/Lockheed Martin

ROCSAT	22 Cells/21 Ah	Jan. ‘99	Republic of China Scientific Satellite	TRW

Space Station	84 Cells/4.8 Ah	2000	Egress Lighting System	BF Goodrich Aerospace

Contour	22 Cells/9 Ah	July ‘02	Comet Nucleous Tour	John Hopkins APL

Kompsat 2	22 Cells/37 Ah	TBA	Korean Meteorological/Science	Diehl-EP

          The foregoing table sets forth the prior aerospace customers of EEI and demonstrates EEI’s experience and past success in this exclusive market. Through its acquisition of the Colorado Springs facility and personnel, EEI has obtained expertise and recognition in the space battery power market. Competitive barriers to entry are high in this business, and the overall market for Ni-Cd batteries, while diminishing, will continue for the foreseeable future. There are several satellite programs that are either new or intended to replace existing satellites due to age or obsolescence of the satellite, and we believe that our position in that industry can be used to market both our nickel metal hydride and lithium systems to spacecraft. This market analysis is based on research conducted by our marketing personnel with respect to a number of the aerospace companies that produce satellites. Sales of Ni-Cd batteries are typically made by submitting cost and technical proposals in response to requests by customers who have a need for such products. Awards of contracts are based on a mix of factors, including price, technical capabilities, and supplier reputation. In many cases, the submission of proposals is restricted to qualified past suppliers utilized for a particular application. As potential sales opportunities arise, our engineers will communicate with the potential customers to advise them of our capabilities and our products. This is an ongoing process, and we are continually submitting technical and cost proposals for various Ni-Cd battery applications as opportunities arise. While we have a number of proposals under consideration and pending, we currently have no active contracts for sales of Ni-Cd batteries.

          It should be noted that there are a number of companies engaged in the development of lithium batteries that are pursuing the same applications as EEI and have access to more resources than EEI. As a result, there can be no assurances that we will be successful in capturing new business for aircraft and satellites.

Government Funding for Development

          The U.S. Government sponsors research and development programs designed to improve the performance and safety of existing battery systems and to develop new battery systems. In 2003, we were awarded government sponsored contracts for approximately $3.0 million, which are ongoing. These efforts are directed at developing prototype batteries and manufacturing technology development. We have received a total of $18.0 million since inception for the development of our bipolar nickel-metal hydride battery.

          Effective March 31, 2004, we were awarded a new 12-month contract by the U.S. Army, valued at approximately $850,000, to continue the development of its bipolar nickel-metal hydride batteries for uses in military communications and field equipment.

          In March 2004, we received a commitment for $500,000 investment for technology development from In-Q-Tel, Inc., a private venture investment fund supporting technologies of interest to the U.S. government. In consideration for the In-Q-Tel contract, we issued to it warrants to purchase 268,594 shares of common stock, for no consideration, exercisable within five years of issuance. In March 2004, we received $150,000 and established a warrant subscription receivable for the balance of $350,000. As of September 2004, $150,000 has been collected and a $200,000 balance remains to be collected. As of March 31, 2005, $300,000 has been collected and a $50,000 balance remains to be collected. We also granted In-Q-Tel the right to have an observer attend our board meetings, which right terminated on the closing of the merger. The funding from In-Q-Tel will be directed at demonstrating the feasibility of utilizing our proprietary bipolar wafer design, developed for nickel-metal hydride (known by the chemical element symbol “Ni-MH”) batteries for other battery chemistries. If the results prove encouraging in the initial nine-month program, additional funding from In-Q-Tel, or the government, for further development of complete battery systems could occur but cannot be assured.

  On March 31, 2005, the Company entered into a development agreement to receive a total of $450,000 in cash funding from a private venture capital firm, a shareholder of the Company’s common stock, for intended use in the research and development of certain battery technologies.

          Effective May 15, 2005, we entered into an amendment to our existing contract with the U.S. Air Force, increasing the contract’s value by approximately $1,100,000. The amendment provides for a 17 month continuation of the manufacturing technology development of our bipolar nickel-metal hydride batteries for use in aircraft. The initial $400,000 of development work under the amendment is authorized, with the remaining work subject to further funding authorization.

  The table below lists the current research contracts and their original dollar value. Most of these contracts are “cost plus fixed,” in which incurred costs are billed monthly at actual expenses plus allowable overhead and general administrative costs and a fee of approximately 6%. Funding is usually obtained for a one-year period, and in some cases, follow on extension work can be added as an amendment to the contract or new follow on contracts can be obtained. The fact that the Company currently has these agreements in place is no guarantee of any future contracts from any of these agencies.

Contract Party	Contract Number	Term	Funded Amount	Expected Earned in future fiscal year operating periods	Project Description

US Air Force	FA8650-05-C-2535	3/29/05-3/15/06	658,435	658,435	R&D of Thermal Battery Phase II
US Air Force	FA8650-05-M-2570	3/18/05-12/18/05	98,647	98,647	R&D of Lithium Battery Phase I
In-Q-Tel	Electro Energy 02	3/31/05-3/31/07	450,000	450,000	R&D of Lithium Battery
Air Force-Mantech	F33615-03-C-5503	5/15/03-9/15/05	2,565,931	647,509	R&D of Bipolar Wafer Cell Ni-MH Aircraft Battery
Sandia National Laboratories	316031	6/28/04-12/30/05	1,092,244	448,132	NiMH Development
US Army CECOM	W15P7T-04-C-K214	3/31/04-4/07/05	848,788	79,821	R&D of Bipolar Wafer Electrochemical System
US Army Mantech	DAAB07-03-C-C212	4/30/03-1/31/05	788,104	7,557	Dev of Bipolar Wafer NiMH Electrochemical System

			6,502,149	2,390,101

Recent Corporate Developments

          On May 16, 2005, Electro Energy Inc. (the “Company”) announced that it had entered into a non-binding Letter of Intent with Topspin Partners, LP (“Topspin”). Should the transaction contemplated under the Letter of Intent be consummated, the Company will purchase certain assets relating to Topspin’s lithium-ion and nickel based rechargeable cell and battery manufacturing divisions. The Company will not assume any liabilities or obligations of Topspin under the proposed transaction.

          Additionally, the parties have agreed to potentially enter into triple net equity leases by the Company for use of the facilities housing the Lithium-Ion Assets, located at 12781 NW Highway, Alachua, Florida 32615 (the “property”), and the facilities housing the Nickel-Based Assets, including the nickel electrode facility, consisting of one hundred thousand square feet located at the Property, and the bulk chemical, water treatment and storage facility located at the property. Should the lease for the water treatment facility be consummated, the Company will provide water treatment services at commercially reasonable cost and terms to third parties as reasonably required. Additionally, the Company would have an option to purchase, at fair market value as determined prior to closing, the leased facilities at any time during the first five years of the lease agreements.

          The consideration for the proposed asset purchase will be five million, five hundred thousand (5,500,000) unregistered shares (the “Consideration Shares”) of the common stock of the Company. The Consideration Shares will be subject to lock-up restrictions. Additionally, as consideration for reduced lease rates for the facilities located at the Property, the Company will issue Topspin a four year warrant to purchase one million (1,000,000) unregistered common shares of the Company at an exercise price of $9.00 per share.

Battery Technology

          A battery is an electrochemical apparatus used to store energy and release energy in the form of electricity. There are two types of batteries: primary and rechargeable batteries, or secondary batteries. A primary, or disposable, battery is used until discharged and then discarded. A rechargeable, or secondary, battery can, after discharge, be recharged and used again. Our bipolar nickel-metal hydride batteries are designed to be rechargeable.

          Rechargeable batteries can often be used in battery applications where primary batteries are most commonly employed, but only where it is cost effective. We are conducting research and development of an advanced, rechargeable bipolar nickel-metal hydride battery designed to compete with other rechargeable batteries. Primary batteries are, in most cases, too costly for widespread use in applications currently utilizing rechargeable batteries.

          No one battery system is ideal for all applications. There are numerous performance variables which vary in importance by application. Each commercially available battery system is stronger in certain areas and weaker in others. Important variables include:

•	Voltage,

•	energy capacity per unit weight (energy density),

•	energy capacity per unit of volume (volumetric energy density),

•	power or discharge rate capability (how rapidly energy can be drawn from the battery or specific power),

•	cycle life and how this varies with discharge rate and depth of discharge,

•	response to ambient temperatures,

•	rate of self-discharge,

•	shelf life in charged and discharged states,

•	size, shape and design flexibility,

•	time and other constraints on recharging,

•	safety, environmental and disposal considerations,

•	cost, and

•	various application-specific considerations.

          The needs of various battery applications place a different priority on these characteristics, and thus require different solutions. In addition, for each anode/cathode combination there are many alternative ways to design a battery, involving choices of electrolyte and electrode materials and how components are shaped and manufactured. Design choices involve trade-offs and, as a result, improvement in one element of a battery’s performance often comes at a sacrifice of another characteristic. A battery optimized for just one characteristic may not be competitive if its performance in other areas is inferior.

          We selected bipolar nickel-metal hydride for development because of its potential to offer superior performance for battery-powered applications at lower cost than many other commercially available battery configurations.

          Below are key characteristics of how battery systems are measured and compared:

          Energy Density measures the capability of the battery to store energy, in watt-hours per kilogram, which is critical to a battery’s competitiveness. The greater the energy density, the lower the weight and generally the smaller the package required to store and deliver a given amount of energy. Nickel-metal hydride has about twice the energy density of lead-acid systems and also has higher energy density than nickel-cadmium. Nickel-zinc has an energy density comparable to nickel-metal hydride.

          Specific Power measures the ability to deliver power on demand and satisfy the needs of a high current-drain device. Lead-acid is typically the best known for starting a car. In power tools, hybrid electric vehicle and electric vehicle applications, this characteristic is as important as energy density or total capacity. In lower current-drain applications like laptops or hearing aids, energy density and practical run-time are more important and lithium-ion and high energy-density, low current-drain zinc-air systems are commonly used.

          Cycle Life is a measure of how many times the battery can be recharged before it is replaced, which is important in affecting the cost in use and, to an extent, convenience. Discharge and recharge cycles can be repeated a number of times in rechargeable batteries, but the achievable number of cycles (cycle life) varies among technologies and is an important competitive factor. All rechargeable batteries experience a small, but measurable loss in energy with each cycle. The industry commonly measures cycle life in number of cycles a battery can achieve until 80% of the battery’s initial energy capacity remains.

          Cost is obviously important to the success of a battery system. With automated production lines, lead-acid is currently the lowest cost rechargeable battery. In volume production, we believe that our bipolar nickel-metal hydride battery will be less expensive than other nickel-metal hydride batteries and other rechargeable batteries. However, because we have not yet produced any of our bipolar nickel-metal hydride batteries for volume production, there can be no assurance that our estimates of cost of volume production of our batteries will be accurate.

          Environmental and Safety Issues surround most battery systems. Both nickel and metal hydride, while not entirely harmless, are relatively benign compared to other high-performance, rechargeable electrode materials. Lead is toxic, however there are currently systems in place in the developed world to recycle lead. There is pressure in Europe to ban or require recycling of nickel-cadmium batteries due to the toxic nature of cadmium. Nickel-metal hydride batteries can be disposed of in landfills, but are presently recycled due to the high value of their materials. The prospect of stricter environmental legislation relating to the manufacture, disposal and recycling of batteries containing lead or cadmium, both of which are hazard and toxic, if enacted, could enhance the attractiveness of our bipolar nickel-metal hydride battery.

The Battery Market

          Based on our internal estimates, complied from independent industry sources, the battery market consists of several market segments, as shown below. Each market segment has its own price and performance requirements. The market segments available to bipolar nickel-metal hydride batteries are already served by batteries which we believe will have a price or performance advantage.

          The above table is excerpted from Freedonia Group, Inc. Industrial Study, 1831, World Batteries page 59.

          Included in the $47.5 billion in world battery demand for 2003 is world demand of primary batteries or one time use batteries, most commonly used in flashlights, amounting to approximately $18.2 billion. Electro Energy does not intend to manufacture this type of battery. Shown below are the major market makers in the primary battery industry.

          The above table is excerpted from Freedonia Group, Inc. Industrial Study. 1831, World Batteries page 285.

          The “established high-volume” portion of this market comprises the so-called “4C applications” cordless power tools, cell phones, computers (laptop) and camcorders. Cordless power tools will be a marketing target for our technology because of the premium price paid for high power and low volume.

          Another target market for us is the “specialty high-performance” segment (military and industrial applications), where customers are willing to pay a premium for exceptional performance.

          In addition, there are “emerging market” segments for 42-volt and hybrid vehicles, electric bicycles and scooters, and distributed energy systems, which are currently growing and may become significant.

          The table below shows global market demand by geographic region. These figures support our belief that we would potentially be able to serve worldwide markets of an estimated $18 billion through our plans to market and manufacture and enter into strategic joint ventures and licenses.

          The above table is excerpted from Freedonia Group, Inc. Industrial Study. 1831, World Batteries page 53

          Please note that the information from the Freedonia Group, Inc. cited herein does not focus on the comparative characteristics of alternate battery chemistries or technologies. It only describes large, established manufacturers of batteries, which group does not include EEI because we are not in commercial production. It does not address any of the advantages discussed below regarding our technology since the report focuses on existing products and describes only the current market and current demands. The analysis of our technology within this document has been written by EEI staff and has not been audited or validated by any outside independent third party sources.

          The table below shows projected markets that we will target for our batteries.

Electro Energy Projected Markets in 2008* (in millions of U.S. dollars)

Government Research and Development	100-150

Specialty Products	200-500

Power-Tools	300-500

Electric Bikes/Scooters	200-500

Automotive, 42-volt and Hybrid Vehicles	15,000-30,000

Utility	1,000-6,000

Total	16,800-37,650

* Formulated from management’s internal analysis of industry data. This information has not been audited or validated by any independent third party sources.

          The table below demonstrates our bipolar nickel-metal hydride batteries’ price and performance advantage over conventional nickel-metal hydride and nickel-cadmium batteries. This is the basis for regarding the markets for these two battery types as being available to our bipolar nickel-metal hydride batteries. This table also demonstrates our bipolar nickel-metal hydride batteries’ price advantages over lithium and its ability to meet or exceed lithium’s small size for a given energy requirement (known as volumetric energy density). Based on this, we believe that a significant portion of the power tool market (which we expect will continue to grow) can be served by our bipolar nickel-metal hydride batteries rather than lithium batteries. This comparative analysis is generated internally and has not been verified or audited by any independent third party. Furthermore, if technologies change as a result of new developments or improvements to existing products, the relative comparative analysis and advantages of the bipolar nickel metal hydride battery design may change. In addition, the cost information utilized for EEI’s bipolar battery is a projection based upon production levels which have not yet been achieved. If difficulties are encountered in establishing automated production, the cost projections listed may be exceeded and the relative market opportunities and advantages for our bipolar nickel metal hydride batteries may not materialize. Electro Energy has seven patents that have been issued in the United States covering portions of the technology utilized in its bipolar nickel metal hydride batteries but there can be no assurances that there are not other patents in existence or pending that would result in EEI being subject to patent infringement litigation. We have not been informed of any patent infringements to date but any future patent litigations could have material adverse effects on our ability to produce our battery products.
Price and Performance Comparisons
Chemistry	Energy Density by Volume (watt hours/kg)	Energy Density by Volume (watt hours/liter)	Power Density (watt/kg)	Typical Cycle Life	Typical Cost (small portable batteries) ($/kilowatt hours)

Ni-MH Electro Energy	60-80	200-250	500-1000	500-2000	300-600*
Bipolar

Ni-MH Conventional	60-70	150-200	400-500	500-2000	750-1000
Ni-Cd	30-40	100-125	500-750	500-2000	500-600
Lead-Acid	25-40	100-150	200-300	100-200	100-300
Nickel-Zinc	50-70	100-150	300-400	100-400	350-500
Lithium-Ion	70-110	200-300	200-300	300-800	2000
Lithium-PE (polymer electrolyte)	80-120	150-250	150-350	500-1000	2000

* Volume production cost based on our internal estimates.

          The total market for our bipolar nickel-metal hydride batteries may be divided into three segments: (i) established high performance markets, (ii) specialty high performance markets and (iii) emerging markets.

Established High Performance Markets

          Total 2003 revenues for the established high performance markets segment were as approximately as follows: $3.08 billion for conventional nickel-metal hydride and nickel cadmium batteries plus a portion of the $3.61 billion lithium ion market.

          The figure below shows, on the left, the 2003 market by chemistry gathered from industry reports and, on the right, the potential market share for our bipolar batteries in the medium term.

Battery Market Share by Chemistry

2003 Market Share		Electro Energy Market Share Opportunity (Projected)*

Market	Percentage	Market	Percentage

Conv. Ni-Cd	45	BPNi-MH	43
Conv. Ni-MH	28	Conv. Ni-Cd	22
Li-ion	22	Li-ion	17
Li-polymer	5	Conv. Ni-MH	14
		Li-polymer	4

* Based on management’s analysis and estimates of the market share Electro Energy Inc. can capture in the medium term. This information has not been audited or validated by any independent third party sources.

          The reason that the nickel-cadmium chemistry presently continues to prevail in a number of markets is that it offers the lowest cost system and performs best at high power. For example, nickel-cadmium batteries dominate the cordless power tool market. Our bipolar nickel-metal hydride battery technology reduces the cost of the nickel-metal hydride battery to be competitive with nickel-cadmium. The increased power capability makes it an ideal candidate for cordless power tools. Further, our bipolar nickel-metal hydride batteries do not contain cadmium, a highly toxic material. In view of these factors, we believe that our bipolar nickel-metal hydride battery could capture as much as 50% of the nickel-cadmium market in the medium term, and also supplant a significant portion of the market held by lower power and more expensive existing nickel-metal hydride technology. The greatest growth area by application is in the cordless power tool market, followed by computers and cell phones, with the lowest growth area being camcorders (a relatively established market at this time).

          Other battery manufacturers also recognize the demands of the marketplace and a desire to supplant nickel cadmium batteries with more environmentally friendly technology. Other companies with larger capability and more resources are pursuing lithium and nickel metal hydride batteries for the power tool market. In order for EEI to capture a share of this market, it must demonstrate performance improvements over its competitors, perfect its high volume marketing capabilities and develop marketing and distribution channels for these products.

          Our bipolar nickel-metal hydride battery, with its flat cell design, is able to package 3.4 Ah (compared to 2.5 Ah) at the same volume. This represents a 35% advantage in run-time. As the markets for these products expand, cost becomes a greater consideration in battery selection. Accordingly, there is an overwhelming emphasis on reducing the price to broaden the market. The bipolar nickel-metal hydride battery would have a significant cost advantage and would compete very favorably against existing nickel-metal hydride and nickel-cadmium products. Our cost advantage is based, however, on projections of volume production, which have not been demonstrated to date. If our volume production costs are higher than predicted, EEI may not be able to capture a significant market share.

          We believe that up to 50% of the nickel-metal hydride market could be captured by our proprietary bipolar configuration. The impact of the bipolar nickel-metal hydride battery on the lithium battery market is less clear, since lithium batteries are lighter in weight per unit of stored energy. However, considering that bipolar nickel-metal hydride is comparable on a volumetric energy density basis at higher voltages and will be significantly lower in cost, we believe that we could capture up to 25% of these two markets. The lithium battery system gains weight as voltage and power increase due to additional complexity. We estimate that above 50 volts the systems are comparable with respect to weight and volume. However, we believe that our systems will have the advantages of lower cost and higher power.

          Another way to analyze the potential size of the bipolar nickel-metal hydride battery market is to assume that it could capture 25% of each of the market segments by application, as reflected in the figure “Projected Battery Market Share by Chemistry” above. Each of these approaches predicts very significant markets for the bipolar nickel-metal hydride battery. At a 10% compounded growth rate, the worldwide portable battery market is predicted to be $8 billion in 2005. A 25% share for the bipolar nickel-metal hydride battery would mean a market size of $2 billion.

          The market analysis described above is based on forecasts of the predicted mix of battery-powered products now in existence. The flat and flexible shape of the bipolar battery along with its other favorable characteristics could open up new product opportunities. This could further expand the markets and create a unique U.S. technology. Critical military applications would benefit by having a U.S. source for high power batteries.

          While our projected market share predicts significant markets for our bipolar nickel-metal hydride battery, battery technologies are constantly and rapidly evolving, and we cannot be sure that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies. If we are unable to keep pace with evolving technologies, we may be unable to remain competitive or meet our projections.

Specialty High Performance Markets

          Specialty high performance applications, not including military applications, are lower volume markets that will pay a premium for exceptional performance, such as Part 135 (charter operations) and Part 91 (general aviation, including business and personal) aircraft, utility energy systems, telecom and critical uninterruptible power supply (UPS) systems. This market can be served by our manufacturing line on an incrementally profitable basis. Total 2001 revenues for the specialty high performance markets segment were $325 million in 2001, representing 15% growth over 2000.

          This product is ideally suited to the military applications that we are already pursuing which include military communications, space applications and military aircraft applications (for which we have developed, on a cost-sharing basis, batteries for F-16 and F-18 fighter aircraft). We have been able to package three times the energy in the same volume and weight as the Hawker lead acid, while providing four times the emergency load capacity at ambient temperature. Although this market is small, serving it is advantageous to us. The development funds and experience gained in manufacturing products for these demanding customers has supported our technology development and continues to position us in that market segment. In addition, the OEMs serving the military and space agencies for such applications typically also produce commercial products requiring comparable batteries, so that serving this market provides us with commercial sales opportunities. Other battery companies with more resources and more established production capabilities are also pursuing these applications with existing technologies and technologies in development. If superior technologies are developed by other organizations, EEI may not be able to attain a significant market share for its products.

Emerging Markets

          Emerging markets include applications such as hybrid cars and electric bicycles and scooters, including the 42-volt starting application now served by the 12-volt lead acid battery.

          Both Honda and Toyota have launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. market. The potential size of this market is significant. Approximately 50,000 of these automobiles have been produced to date.

          The above table comes from Freedonia Group, Inc. Industrial Study. 1831, World Batteries page 26.

          The potential size of the electric bicycle/scooter market, located mainly in Asia, and to a lesser extent in Europe, is also significant. In these countries bicycles and scooters are widely used as commuter vehicles. Our bipolar nickel-metal hydride technology makes it possible to convert this huge market from gasoline to electric, because, for the first time, adequate range at a modest price is possible through our technology. Most major cities in Asia are experiencing significant air pollution caused by emissions from gas powered bicycles and scooters. Several governments are acting to replace such vehicles with electric counterparts. The availability of bicycles and scooters using our batteries could enhance and accelerate this effort. As an example of the forces behind this market, according to published reports, Taiwan has 12.0 million motor scooters, with an additional 1.0 million purchased each year. Based on our research, we believe that Taiwan is eager to replace these motor scooters with a “green” alternative, and that the country is offering to potential electric scooter buyers incentives that pay substantially all the cost of a scooter’s battery set. As a second example, Shanghai, China initially ordered all 715,000 gas-powered bicycles and scooters off its streets by the year 2000, but subsequently delayed that deadline to 2005 because of the limited availability of electric counterparts. The hybrid vehicles that have been produced to date utilize batteries made by our competitors, who have established manufacturing capability, a marketing presence and a track record of success. It will be difficult for us to overcome their presence and establish markets for our batteries in this market. Our competitors’ resources exceed ours and, as these companies are already producing batteries for these products, it is possible that intellectual property (including without limitation patent infringement) issues could arise in connection with our attempt to manufacture batteries for the same market, notwithstanding the patents we have obtained for our products. These factors represent material obstacles to the Company achieving significant market share in these emerging markets.

Business Strategy

          Our long-term strategy is to position our technology to be used in battery-powered products with global markets in excess of $500 million through either direct manufacturing or licensing arrangements. We will continue to manufacture specialty nickel cadmium batteries at Colorado Springs, continue government-funded research and development and begin other specialty battery manufacturing at both our Danbury and Colorado Springs locations. We are committed to demonstrating the competitive position of bipolar nickel-metal hydride batteries in multiple markets to avoid the risk of dependence on a single market.

          Develop prototype/commercial batteries to serve the established commercial markets, particularly cordless power tool markets and mobile applications. Prototypes will be developed to meet the specifications and target prices of potential large OEM customers. Successful testing by customers is intended to demonstrate the superior performance of our batteries and establish the basis for future sales. The cordless power tool industry is an ideal entry market for our technology, due, in part, to the high power technology, coupled with the industry practice to design the tool around the battery, in order to meet the customer requirements for weight and balance.

          Identify and consummate important strategic alliances. This will include possible acquisitions, licenses and joint ventures that will position us with key customers to further grow our business. We have benefited from a technical exchange with a major Japanese battery manufacturer for over a year, which may lead to a broader relationship.

          Establish and operate our first production line. Initially, we intend to target specialty markets which are willing to pay a premium for extraordinary performance (targeted production line start-up is early 2005). We anticipate $0.5 million, $5.0 million and $10.0 million in revenues from specialty markets in 2005, 2006 and 2007, respectively. We believe that these markets can be grown to $14.5 million by 2008. This prototype production line will be used to address the multiple market opportunities described in this prospectus and to assist us in identifying the market available to our bipolar nickel-metal hydride battery. We believe that additional lines will be necessary to fully address the full market potential of this technology. We plan to continue to produce specialty nickel-cadmium batteries and components at our Colorado Springs facility with a yearly revenue stream of $3 million to $4 million. The Company is currently establishing its manufacturing processes for batteries to serve these specialty markets. As this effort is not yet completed, the Company may incur expenses in excess of what is anticipated, which may result in a need for additional investment. Additionally, the Company may encounter delays in establishing its manufacturing process, which may result in the Company not achieving its revenue goals as set forth above.

          Develop prototype batteries (on a cost-shared basis) with strategic customers to serve emerging markets. Emerging markets include aircraft, automotive, 42-volt and hybrid electric cars, and electric scooters/bicycles, on a basis to be negotiated with OEMs. We successfully demonstrated performance and cycle life under a cost share program with The Partnership for a New Generation of Vehicle. Prototypes will be further developed to meet the specifications and target prices of potential large OEM customers. Our management plans to only cost share projects that are believed to have significant commercial potential within a five-year time frame.

          Maintain continued government support. We plan to continue government supported development at the rate of approximately $3 million to $4 million annually to support the design and development of batteries for specialty applications and continue advancements in our technology. We have a current backlog of government funded and pending development projects of approximately $2 million.

Target Market Segment Strategy

          We initially targeted the military and associated markets due to the availability of research and developmental funding. We are now positioned to enter the specialty manufacturing stage of product development, where we plan to initially target the military. The military is a great consumer of batteries and often pays a premium for performance. We then intend to target other users and consumer OEMs. We believe this strategy will enhance our business because:

•	We have significant relationships with the military, which has responded favorably to our products and technology, and for which the applications for our technology are growing. We anticipate successful flight-testing of our batteries in the F-16 fighter jet in the coming year.

•	Our military customers have introduced us to commercial design teams, and we believe that this relationship-based marketing will be greatly beneficial to the military and to us.

•	We have begun building relationships with OEMs for cordless power tool applications, and expect to convert these relationships into test, evaluation and design programs leading to direct product applications.

          We currently have no plans to enter the retail over-the-counter or peg-board markets that consumer battery companies such a as Duracell, Eveready and Rayovac presently dominate in the United States. We may, however, consider licensing arrangements with one or some of these companies.

          Based on our understanding of battery market opportunities, competitive technologies and the performance advantages of bipolar nickel-metal hydride batteries, we have developed the following strategy for commercializing our battery business. This strategy is summarized below.

Specialty Batteries

          We are in a preferred position to pursue battery products in the specialty market for space, aircraft and military equipment based on our relationship with governmental agencies. Aircraft currently utilize nickel-cadmium and lead acid batteries for auxiliary power and starting applications. We are engaged in a program to develop a bipolar nickel-metal hydride aircraft battery for the F-16. Thus far, in addition to the elimination of toxic cadmium and lead, the battery energy and power density were improved by a factor of two. We intend to pursue this market with ongoing and government development projects.

          The space battery business is currently utilizing nickel-hydrogen and nickel-cadmium rechargeable batteries. Development efforts are underway to develop lithium versions of satellite and space batteries. Our bipolar nickel-metal hydride technology offers a factor-of-two weight improvement over the nickel-hydrogen and nickel-cadmium batteries now used. We believe that our bipolar nickel-metal hydride battery will capture a significant segment of this market due to the weight savings of our battery. This market is willing to pay a premium for a performance/weight advantage.

          There are a number of applications for military and portable electronics that presently use rechargeable conventional nickel-metal hydride batteries or non-rechargeable batteries. We believe that the replacement of these batteries with our bipolar nickel-metal hydride batteries would be cost effective. Therefore, we will continue to pursue government-funded development efforts and prototyping products in this area, to position us for high volume manufacturing opportunities.

Cordless Power Tools

          The power tool market is also rapidly expanding. Consumers are requesting more powerful electric drills, saws, screwdrivers, nail drivers and other cordless power tools. Industrial and consumer applications exist that encompass a range of requirements and pricing. To date, the battery of choice for all these applications has been nickel-cadmium cylindrical cells. The nickel-cadmium battery has been selected based on its characteristics of good power and modest price. However, there is a considerable desire on the part of power tool makers to replace nickel-cadmium batteries with a battery that would be more environmentally friendly. In some countries, the use of nickel-cadmium batteries is restricted. However, conventional coiled cells typically cannot provide adequate, cost-effective power capability. Recently, some manufacturers have begun the use of cylindrical nickel-metal hydride cells for the power tool requirements. Because of their design, we believe that bipolar nickel-metal hydride batteries can compete successfully in the cordless power tool market. In doing so, our battery will provide 50% more power and twice the energy of nickel-cadmium batteries at a lower manufacturing cost. We believe that our proprietary bipolar wafer design with its inherent high power capabilities will become a preferred product for this market. We intend to allocate resources to developing prototypes for sampling to select OEM manufacturers in this market.

Starting, Lighting and Ignition Applications

          Starting, lighting and ignition batteries for conventional automobiles are a major business sector for the rechargeable battery industry. Lead acid is the 12-volt battery of choice for this application based on its low cost. We do not anticipate that any other battery type could make serious inroads in this market in the near term because of severe cost restrictions. Therefore, this market is not a targeted area for our technology.

          However, there has been a worldwide decision to gradually move the voltage level for conventional automobiles from 12 volts to 42 volts. For the higher voltage applications, our battery may have a future potential but the applications are still uncertain. The Society of Automotive Engineers has agreed that 42 volts should be the standard voltage. The timing of such a move is still in the planning stages with some projections as early as 2005 and with others as far out as the 2010 model year. We intend to closely follow this market and build prototype batteries where appropriate.

Electric and Hybrid Vehicles

•	All Electric Automobiles. The limited range of electric vehicles restricts the market to second car users and delivery vans. Because of the cost and range limitations, all electric vehicles have not received a warm reception to date. The bipolar nickel-metal hydride battery does offer a potentially lower cost and better packaged battery than conventional nickel-metal hydride batteries but does not eliminate the range restriction. Therefore, we will not focus on the electric car market for our technology in the near term. However, we will seek to establish some collaboration agreements with vehicle developers to evaluate our battery technology.

•	Hybrid Electric Cars and Buses. Both Honda and Toyota launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. in the year 2000. We believe that the price/performance characteristics of bipolar nickel-metal hydride batteries make them an extremely attractive lower cost/higher performance alternative to conventional nickel-metal hydride batteries for this application. We were formerly contracted by The Partnership for a New Generation of Vehicles (PNGV), a partnership of the U.S. “Big 3” automobile manufacturers, to develop a modular battery on a 50/50 cost sharing basis. The result of the program was that our modular battery met the power and life requirements and approached the cost goals of the program. Due to the probable change from 12V to 42V, PNGV lost a great deal of its momentum and we did not believe it was in our best interest to continue development efforts at that time. Indeed, General Motors and Ford have recently announced their plans to discontinue all their lines of electric cars and trucks due to uneconomical cost structures and insignificant consumer demand. We will continue to market our products to other automakers, in particular Honda and Toyota, to seek potential customer/partner teaming arrangements for this market segment.

•	Electric Bicycles and Scooters. Most major Asian cities are experiencing significant air pollution caused by exhaust emissions from gas-assisted bicycles and gas-powered scooters. As a result, many Asian governments are seeking alternatives to these vehicles. Since the bipolar nickel-metal hydride battery is the first battery to provide adequate range for these vehicles at a reasonable price, we believe that this application represents a large potential market for our bipolar nickel-metal hydride batteries. We plan to develop prototypes for these applications as soon as acceptable terms can be negotiated with an OEM.

Emergency Power Back-up/Load Leveling

          There is a broad spectrum of needs for batteries for emergency power back-up, utility load leveling, peak shaving and customer demand side purposes. These markets are driven mainly by initial battery cost and life. The lead acid battery system has been the battery of choice to date. If an alternate battery type were developed that was cost effective on a life cycle basis it could find a share of this market. In 2001, we received a U.S. Department of Energy contract to develop the cell chemistry for distributed power batteries. This contract, which was directed at high power and power quality applications, resulted in revenues of approximately $1.2 million in 2002 and $1.3 million in 2003. This contract was extended through February 2005.

Industry Analysis - Bipolar Nickel-Metal Hydride Batteries

          We believe we must become a successful producer of bipolar nickel-metal hydride batteries in order to fully develop our technology value and command the highest possible licensing fees. This is partly because our product is unique, and its processing requires different equipment than what is generally available in the industry. We will, however, continue to pursue on a global basis, the licensing of our technology to, or joint venturing with, manufacturers to assist us in expanding market penetration.

          We believe that, as a producer, it is important to work with both the purchasing groups and design engineers of military and consumer electronic OEMs. Our products will be competing with products that are familiar to the design engineers. We offer designers a lighter, smaller and higher power product. We have found designers to be relatively open to our new technology. We believe that we will be very cost competitive, but we do not have the extensive real-world testing in the designers’ products that our competitors have. We therefore must use the various contacts and testing by the military to induce designers to embrace our products.

Industry Participants

          There are several players involved in the worldwide rechargeable battery industry. The industry is divided by chemistry: lead acid, nickel, lithium and others. There are many small development houses that perform contract work and support the larger companies, at times crossing technology boundaries. In the battery industry these small research houses are often first to develop a vast majority of new technology. Shown below is Freedonia Group’s interpretation of the world market per major company. It clearly shows that there is not a dominant manufacturer, even though the companies listed are considered significant players. It also indicates that a significant proportion of the market is made by smaller players. All of the organizations listed have more resources, established distribution channels, larger production capability and significant patent portfolios for their products. These factors contribute to the material obstacles that EEI could encounter in attaining a significant market share.

          The above table has been excerpted from Freedonia Group Inc. Industrial Study 1831, World Batteries page 284.

          The lead acid industry has carved out the commodity automotive starting, lighting and ignition (SLI) market. They produce low cost batteries extremely efficiently, at times at only $1/battery profit ($2/kwh). This market shows slow growth and is not currently of interest to us. There are a few small consumer applications that still use lead acid batteries in cylindrical and flat plate configurations. We believe that we or others will penetrate these niche markets in the short term. Lead acid competes solely on initial cost, since its cycle life is not good in applications requiring high power and cycle life. In late 2000, Johnson Controls, Inc. purchased Optima Batteries. We believe that Johnson Controls intends to use the Optima technology along with the technology gained from its license from Bolder Technologies to meet the 42 Volt SLI market. We doubt whether the lead-acid technology will meet all the demands of the 42 Volt market, but the combination of both technologies plus Johnson Controls’ strong automotive ties may allow it to merge into the 42 Volt market and even slow the total conversion to 42 Volt market by the automotive manufacturers. Exide does not appear to have a product for the 42 Volt market at this time and has filed for reorganization under bankruptcy. Exide may be able to regroup as a lower cost producer, possibly further delaying automotive migration to non lead acid batteries. Delphi Automotive appears to be investigating lithium systems for the application, but, by its own report, has had limited success.

        The nickel battery business is made up of several large companies and a few small companies like us. Nickel batteries normally include cadmium, hydrogen, hydride and zinc. Cadmium batteries had been the backbone of portable electronics until environmental concerns of cadmium toxicity led to its replacement by the hydride system. There are two basic hydride systems in the marketplace, commonly known as AB2 and AB5. The AB2 system is manufactured by Ovonic. Ovonic has had an aggressive licensing and litigation campaign to make industry participants use its hydride of AB2, but even with the licensing agreements in place, most companies are using the AB5 low-pressure system. This is due primarily to that system’s easier battery design, and reproducible active materials. We do not believe that the Ovonics patents are relevant to our design. SAFT of France, SANYO, Matsushita (Panasonic) of Japan, Gold Peak, Great Power and Shida Battery of China are the predominate players. The nickel zinc system has been under development for a long time. If successful, it would be a lower cost system compared to other conventional nickel batteries but long life is an issue in many applications. Evercel was the most recent developer/manufacturer, but appears to have not been able to create a viable product for its selected markets.

          The rechargeable lithium battery industry is also growing rapidly. The development of the intercalated carbon electrode has improved the safety of the lithium system significantly. There are many smaller companies developing the technology and they have identified the key development hurdles to be addressed. The rechargeable lithium battery leader is Sony of Japan. The majority of developers worldwide are using the Sony technology as the baseline with only modest improvements being made. The systems offer good energy but lower power than most nickel systems. The systems can operate at a slightly higher temperature than nickel batteries but do not operate at temperatures below -10°C, an unacceptable limitation for many applications. Sanyo is second to Sony in market share in this chemistry. The development funds from In-Q-Tel will provide us with an opportunity to evaluate the applicability of our wafer cell design to the lithium chemistry and if successful, it will add to our product mix and be a significant advancement to the baseline technology. The development is directed initially at a specialty application but has strong commercial application potential.

Our Solution

Bipolar Nickel-Metal Hydride Technology

          We have developed a unique, advanced-design bipolar nickel-metal hydride battery that is high power high energy, long life, clean, safe, and low cost to be used in a broad range of applications. The primary use of the funds obtained in the private placement is to commercialize this technology.

          Bipolar nickel-metal hydride battery technology provides considerable performance advantages over conventional battery systems. The bipolar nickel-metal hydride battery design also delivers superior energy density and cost advantages over conventional nickel-metal hydride and nickel cadmium battery designs. Bipolar nickel-metal hydride batteries are approximately one half the weight and size and have three times the life of the best commercially available lead acid batteries.

          Our patented bipolar battery design and plastic bonded electrode technology represent established technological advancements in the nickel-metal hydride battery industry for high volume, high power applications. This technology also offers what we believe to be a sustainable cost advantage over conventional nickel-metal hydride and nickel cadmium battery designs. This cost advantage positions our bipolar battery technology to be the most likely technology to meet the performance and cost requirements of many consumer electronics (power tools), commercial bikes, scooters, hybrid electric vehicles (HEVs) and distributed energy applications.

Importance of Bipolar Nickel-Metal Hydride Technology

          Our bipolar nickel-metal hydride battery technology offers a sustainable cost advantage with high energy density and high power density capabilities. The bipolar wafer cell and plastic bonded electrode technologies are unique in their cost-to-performance ratio. The improvements in energy density from the bipolar wafer cell and the plastic bonded electrodes are significant when viewed in light of the design goals for many applications.

          A number of manufacturers around the world are pursuing the development of conventional cylindrical and prismatic battery designs for the nickel-metal hydride system. The most notable manufacturers are Matsushita Electric Industrial Co., Ltd., Sanyo Electric Co., Ltd. and Toshiba Corp. in Japan, SAFT of France, and Cobasys, formerly Texaco (GM)-Ovonic, in the United States. This attests to the cost/performance advantages of the basic nickel-metal hydride battery chemistry. This cost performance ratio is enhanced by our technology.

          Our bipolar nickel-metal hydride battery is a unique, clean, safe battery technology that is ideally suited for many applications.

          Conventional cylindrical and small prismatic nickel-metal hydride batteries have become commercial successes as rechargeable power sources for a variety of portable electronic equipment. Conventional nickel-metal hydride batteries are utilized in the two major automotive HEVs, the Toyota Prius and the Honda Insight, and have been demonstrated as a high-performance option in the General Motors EV1 (an all-electric vehicle). The commercial success of nickel-metal hydride electric vehicle batteries will require a lower cost with better energy density than provided by conventional nickel-metal hydride batteries. Our technology has been proven to meet the life requirements under accelerated testing for HEV applications.

Nickel-Metal Hydride Battery Systems

          Environmental considerations have become paramount in this decade and will drive the evolving battery market. Lead acid and nickel-cadmium chemistries suffer from the presence of undesirable heavy metals. It is generally accepted that lead acid batteries do not offer an acceptable energy density for many applications. Highly toxic cadmium has rendered nickel-cadmium batteries undesirable for commercial products. The overriding goal of eliminating highly toxic materials from rechargeable batteries, the environmentally benign characteristic of the nickel-metal hydride system, and the entry of the nickel-metal hydride system into the commercial marketplace in small spirally wound cylindrical cells have elevated this system’s appeal.

          Nickel-metal hydride batteries have the potential to become the preferred system for many future applications based on its high power density and high energy density, sealed maintenance-free operation, and long stable cycle-life. While lithium rechargeable batteries have higher energy per unit of weight than nickel-metal hydride batteries, they are costly, complex to control during charge and discharge, and potentially hazardous due to the reactivity of lithium and the electrolyte. In fact, in applications where the volume of a flat shaped battery is of primary importance, our bipolar nickel-metal hydride batteries out perform lithium rechargeable batteries, but at a much lower cost, while delivering higher power. We plan to continue to also sell specialty nickel-cadmium batteries and lithium batteries in the future. No one battery type does all things for all applications and some chemistries are best suited for a given application. By having a broad mix of products, we can be more responsive to customer needs, making competitive, superior products for many applications.

Our Bipolar Nickel-Metal Hydride Battery System

          For more than a century, conventional rechargeable batteries have been based on a design geometry that is termed monopolar. Unlike a bipolar cell, monopolar cells have no electrically conductive “bipolar” plate that simultaneously contacts both a positive and negative electrode. Rather, the current in the individual electrodes in a monopolar cell is conducted through a comparatively torturous path of wire grids and edge leads, through tabs to external cell terminals. These monopolar cells are then connected in series through a bus bar to create a battery of the desired voltage. An automotive battery, for example, has six 2.0 Volt cells in series (in a single battery case).

          Unfortunately, traditional monopolar designs do not use space efficiently. Current must flow through a long resistive pathway in the plane of the electrodes, through the wire grids, tabs and interconnections. Not only do these connections take up valuable space and add weight, but they also create bottlenecks, which degrade high-power performance, that is essential for many present and future battery applications.

          A bipolar design, in contrast, maximizes space allocation and power by eliminating the monopolar electrode interconnects, tabbing, and current collector grids. The pathway for current is the cell thickness.

          We have developed a unique approach to the design of a bipolar battery based on the use of stackable wafer cells. Our bipolar nickel-metal hydride battery design consists of a stack of flat single wafer cells. Each 1.2-volt unit cell is contained in a sealed conductive envelope such that the cell faces act as positive and negative cell terminals. Current flows through the cell interfaces. Batteries of a desired voltage are constructed by stacking the cells like a deck of cards in an outer container. This design approach eliminates weight and volume normally taken up by individual cell terminals and cases as well as internal components such as current collectors and grids. The result is higher energy power density for the bipolar batteries.

          In many battery applications, charge and discharge rate capability is paramount. Rate capability in bipolar batteries is significantly improved because current flow is perpendicular to the electrode plane, across the electrode interface(s), bypassing the bottlenecks encountered in a monopolar design.

          Because there are no leads attached to individual electrodes, the components can be symmetric, and thereby are well suited to low-cost manufacture. Cost-savings are also attributable to the use of plastic-bonded electrode technology. These highly conductive electrodes are fabricated from a dry mix process that is far less costly than the traditional multi-step labor-intensive techniques used to manufacture plaque-based or nickel foam based electrodes. The wafer cell design scales well to large systems.

Competitive Comparison and Competitors

          We have developed a bipolar nickel-metal hydride battery that is up to 25% more powerful, 25% smaller, 25% less costly to manufacture, as compared to other nickel-metal hydride batteries. These comparative factors come as a result of internal testing, and analysis of other technologies. The results can vary considerably with batteries designed for specific applications. If these projected advantages are not realized, then the competitive advantage of EEI products will not be obtained. The cost advantages are based on projections and assume success in building up automated manufacturing capabilities that the Company is currently in the process of establishing.

          Nickel-metal hydride batteries are direct replacements for nickel-cadmium batteries and are environmentally friendly, containing no toxic heavy metals such as lead and cadmium, or organic solvents, such as those used in lithium batteries. Nickel-metal hydride batteries have excellent cold weather performance, providing power in harsh environments where other battery technologies would be unable to function.

          We face competition from a number of companies including established and new manufacturers of batteries, and manufacturers of alternative power sources, most of which are significantly larger and have greater financial and marketing resources, greater manufacturing capabilities, greater research and development capabilities and established distribution channels.

          While we are aware that there are battery manufacturers such as SAFT, Sanyo, Panasonic, Johnson Controls, and Cobasys LLC, who are attempting to develop nickel metal hydride technologies superior to ours, we are not currently aware of any battery manufacturers who have developed similar or superior technologies. Nonetheless, it is possible that competing manufacturers could develop products that are superior to ours (provided the necessary funding and technology are available), which could, in turn have a material adverse effect on our business.

Procurement of Government Contracts

          We will compete for most of our government development contracts in an open bidding process. Requests for Proposals (RFPs) are generally advertised in FedBizOpps, an electronic government publication. Bids are generally due from 30 to 60 days after the release of the RFP and the ensuing proposal evaluation process generally requires three to six months.

          We have typically bid on three types of government contracts: (I) CPFF, (ii) T&M and (iii) fixed price. CPFF contracts provide for reimbursement for all of our allowable costs and a fixed profit. T&M contracts require us to provide a certain number of labor hours at a rate prescribed by the contract. We are reimbursed for the hours spent on T&M contracts at the prescribed labor rate for each category and for all materials utilized. The fee in a T&M contract is generally slightly higher than for CPFF contracts. Fixed-price contracts require us to deliver the work product described in the work statement at a fixed price, which has the largest risk to us, but generally also has the largest potential profit margin. In the year ended December 31, 2004, approximately, 97%, 0% and 3% of Electro Energy’s government contract revenues were derived from CPFF, T&M and fixed-price contracts, respectively.

          The nature of our government contracts requires ongoing interaction between our key management and technical personnel and the various government agencies. These interactions provide us with useful insight with respect to our customers’ needs, and lead to opportunities through solicited or unsolicited proposals to address these needs. Our management has also historically participated on several energy and power committees such as the SAE Power Systems and NASA review panels. In addition, through our ongoing contracts and our efforts to position itself as a technology resource to government groups, we have improved our ability to expand our business opportunities.

Suppliers

          We have been working with our suppliers in the development of our bipolar nickel-metal hydride battery. The construction of the bipolar nickel-metal hydride battery utilizes a large percentage of nickel-metal and its alloys, hydride materials and plastics. Therefore, we have built a good working relationship with our suppliers for both nickel-hydroxide and metal hydride. We have supply relationships with UMEX, 0MG and Tanaka, a Japanese supplier. INCO of Canada, a supplier of specialty nickel powders and nickel-based chemicals, has also become a supplier to us.

          We also use a low-pressure metal hydride (AB5) alloy in our development and fabrication processes. There are many alloy suppliers, but we are presently working with Santoku, formally Rhodia, and Treibacher Auermet. We have not to date experienced any shortages in the availability of the alloy, although an effort to optimize the alloy for expanding applications and lower cost is ongoing.

          Other materials utilized in our design, such as metal foils, plastics and adhesives, are commodities and should not become a supply issue. However, due to possible formulation changes, we will continue to monitor these materials, and ask the manufacturers to notify us if formulations are changed so that we can seek other materials if necessary.

Future Products

          We plan on continued use of government support to facilitate product and technology development. By capitalizing on our proven ability to obtain grants, Small Business Innovation Research (SBIR) contracts and application contracts, we intend to continue our development of customized power sources and apply those developed technologies to both the government and commercial market sectors. We have typically responded annually to three to five SBIRs along with three to four major application specific programs.

          Since our founding, we had not been actively trying to apply our technology to commercial products since the technology was not ready to be deployed on a large-scale basis. However, in late 2003, we reached a point in the development of our technology where niche marketing and product definition is only limited by our ability to manufacture. The technology has been thoroughly evaluated and its capabilities and weaknesses have been assessed. We are now able to apply the technology towards specific applications. Our present government contracts have expanded our potential products into aerospace, including NASA and commercial satellite power, electric and hybrid vehicles, aircraft, military pulse power missions, distributed energy and power systems. Future commercial opportunities which we intend to exploit include cordless power tools, utility and residential peak shaving, power factoring and conditioning systems, electric bikes and scooters, electric vehicles and hybrid electric vehicles.

          In pursuing the commercial development of our technology, we will add a marketing individual who will make commercial customer contacts, gain insight into market opportunities and interface with customers to coordinate the development of special prototypes for various market segments.

Intellectual Property

          We regard our battery technology and production processes as proprietary and rely primarily on a combination of domestic and foreign patent and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, licensing and OEM protection agreements and other intellectual property protection methods to safeguard our technology and processes.

          We hold seven issued United States patents, which expire beginning in 2012 and ending in 2020. We also hold four issued foreign patents and a number of pending foreign patent applications, which cover the technology that is the subject of the United States patents. These include (i) bipolar electrochemical battery of stacked wafer cells; (ii) method of making electrodes for bipolar electrochemical battery; and (iii) method for preparing conductive electrochemically active material. In addition, we have new applications pending and a number of new inventions for which we intend to file additional patent applications both domestically and internationally as we continue to improve our existing technology, develop new technology and make advances to our bipolar nickel-metal hydride battery.

          We are not aware of any current infringement upon any of our patents.

Government Regulation

          Because of our participation in government contracts, we will be subject to audit from time to time for our compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may be significant.

          Our facilities will also be subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business, and there can be no assurance that material environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

          We believe that we operate our business in material compliance with applicable government regulations.

Risks

          As more fully discussed in “RISK FACTORS” beginning on page 3 of this prospectus, there are substantial risks associated with the potential markets in which we plan to compete. One of these risks is that there is currently no commercial market for our products and it is uncertain whether such a market will develop. In order to achieve market acceptance of our bipolar nickel-metal hydride batteries, we will be required to engage in substantial marketing efforts and expenditures of significant funds. Additionally, to achieve market acceptance, our bipolar nickel-metal hydride batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar nickel-metal hydride batteries will achieve or sustain any such advantages and, thus, our products may not be accepted in the marketplace by OEMs or by consumers. Even if our bipolar nickel-metal hydride batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application.

          Additionally, the commercial success of our batteries is highly dependent on our ability to manufacture high quality products at competitive costs. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will have to manufacture, in commercial quantities, products with appropriate performance characteristics, at competitive costs. In turn, our ability to manufacture our products at competitive costs will be dependent on our ability to obtain certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys, from sole or limited source suppliers. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

          Also, because battery technologies are rapidly evolving, we may be unable to remain competitive if we are unable to keep pace with evolving technologies. We cannot be sure that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

          Moreover, our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. However, our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies. We cannot be certain that any of our issued patents will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue or, if issued, will provide adequate protection. There can also be no assurances that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around.

          In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with employees, consultants, subcontractors, customers and suppliers, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

Employees

          As of July 27, 2005, we had 62 employees. We enjoy good employee relations.

Description of Property

          We are located in two leased facilities at 30 Shelter Rock Road, Danbury Connecticut and 3820 South Hancock Expressway, Colorado Springs, Colorado. The 14,000-square-foot Connecticut facility includes offices, battery fabrication and testing departments, pilot equipment, process development and machine shop areas. Presently, batteries, test cells for customers and laboratory testing hardware are fabricated at this site manually, or with hand operated tools.

          We have a fully automated state-of-the-art battery testing facility in Connecticut, managing data acquisition, cycling, and thermal testing. The facility can test over 1,500 different cells/batteries at any given time, each with their own test regime. In addition, we have computer assisted design (CAD) capabilities, and each engineer, technician and administrative person, has his/her own computer work station.

          The monthly rent for the Danbury, Connecticut facility is approximately $9,239 under a lease expiring in July 2005. We are currently developing process equipment to automate our electrode fabrication and cell assembly processes, and intend to lease additional space as necessary.

          The 43,000-square-foot facility in Colorado Springs consists of a dry powder nickel sinter line, a wet slurry nickel sinter line, to make nickel plaque, facilities for vacuum impregnation and electrochemical impregnation of nickel and cadmium electrodes, water treatment facilities, electrode and battery formation equipment, assorted battery fabrication and assembly equipment, and battery test facilities. The monthly rent for this facility is $23,875 under a lease expiring in March 2009.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          The following table sets forth information regarding the members of our Board of Directors, its executive officers and significant employees. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position

Martin G. Klein	68	Founder, Chairman of the Board of Directors and Chief Executive Officer
Joseph Engelberger	79	Member of the Board of Directors
Warren D. Bagatelle	66	Member of the Board of Directors
Farhad Assari	44	Member of the Board of Directors
Audra J. Mace	34	Chief Financial Officer and Secretary
Albert J. Estrada	39	Vice President, Marketing and Sales
Paula Ralston	45	Operations Manager - Danbury, Connecticut
Dr. Jack Brown	72	Technical Advisor
Rolan Farmer	61	Operations Manager - Mobile Energy Products Group, Colorado Springs, Colorado
Dr. Alvin Salkind	74	Chief Scientific Advisor

          The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors, officers and significant employees are as follows:

          Martin G. Klein has been the Chairman of our Board of Directors and our Chief Executive Officer since 1992. Mr. Klein is the founder of EEI, and has over 40 years of experience in the advanced battery field. In 1970, prior to forming EEI, Mr. Klein was one of the founding principals of Energy Research Corporation (now Fuel Cell Energy Inc.) and served as its Executive Vice President through 1990 and as a director through 1992. Mr. Klein has developed and worked on several battery chemistries and fuel cell systems. Prior to his association with Energy Research Corporation, he held positions in the battery field at U.S. Army Signal Corps, Yardney Electric Corp., Electrochimica Corp., and Electro Optical Systems. Mr. Klein, considered an expert in the field of electrochemistry, has contributed to many of the fundamental reference books on the subject and has authored numerous technical papers. Mr. Klein provided consulting services and served as an assistant professor at Rutgers University from 1990 to 1992. Mr. Klein holds more than 15 patents in the field of advanced electrochemical systems and has a bachelor’s degree in Chemical Engineering.

          Joseph Engelberger has been a member of the Board of Directors of EEI since 1992. Mr. Engelberger has over 50 years of experience as an entrepreneur/engineer and has participated in the founding and start-up of a number of high technology companies. Mr. Engelberger was a founding principal of Unimation, and the founding principal of Helpmate Robotics. Mr. Engelberger retired as CEO of Helpmate in 1992.

          Warren D. Bagatelle has been a Managing Director of Loeb Partners Corporation, an investment banking firm, and a director of Full Cell Energy, Inc. (Nasdaq: FCEL), a world leader in the development of high temperature hydrogen fuel cells for clean electric power generation, since 1988. Mr. Bagatelle is also the Chairman of the Board of VirtualScopics, LLC, a privately-held medical imaging services company.

          Farhad Assari has been involved in the international investment management business for the past 20 years, working in Europe, the Middle East and Africa as well as the U.S. Since 2004, Mr. Assari has been a principal of Investrust LLC, a company that invests in growth companies. From 2001 to 2003, Mr. Assari built the Miami offices of Neuberger Berman. Prior to that, from 1995 to 2000, he was a Regional Director at Citibank.

          Michael E. Reed most recently served as the Chief Operating Officer of EaglePicher Horizon Batteries, LLC from 2003 until his hiring as the Company’s President and Chief Operating Officer effective May 2, 2005. Additionally, since 2002, Mr. Reed has been the Principal of Reed Ventures, a consulting company focused on assisting technology start-up companies with securing capital funds. Prior thereto, from 2000 through 2002, Mr. Reed was the Vice President, Manufacturing and Distribution for Pearle Vision, an autonomous $700 million business unit of retailer Cole National. Before joining Pearle Vision, Mr. Reed held several management positions within Johnson Controls, Inc., Exide Corporation and Delco Remy Division of General Motors Corporation. Mr. Reed holds a BSChE in Chemical Engineering from Purdue University and an M.B.A. from Indiana University.

          Audra J. Mace has served as our Secretary and Chief Financial Officer since May 2004. She has served in senior finance and information technology positions with privately held and publicly traded companies for 13 years, including Mormac Marine Enterprises, Inc, Acme United Corp. and BIC Corporation. Prior to employment with us, Ms. Mace served as Global Finance Manager of the Sheaffer Pen division of BIC Corporation from April 2003 to May 2004. Recently, as Director of Finance and Information Technology at Acme United Corp (Amex: ACU), from 1998 to 2002, a manufacturer and multi-national wholesale distributor of consumer products, she orchestrated an integral part of the company’s turn-around effort, managing debt restructurings, financial reporting and compliance and reshaping internal controls. As Director of IT, she led the transformation of Acme’s MIS cost center into a strategic IT business partner, overhauling the network infrastructure, implementing a new ERP system, exploiting internet solutions and re-engineering business processes and controls. Ms. Mace holds a BBA from Pace University and a MBA from Regis University. Ms. Mace is a certified management accountant and has served on the national board of directors of the American Society of Women Accountants.

          Albert J. Estrada is our Vice President, Marketing and Sales. Prior to joining us in October 2004, Mr. Estrada served as Senior Director of Sales, North America for Alcatel Space, a division of Alcatel (Paris: CGEP.PA), Europe’s leading satellite communications manufacturer, since April 2004. In this position, Mr. Estrada was responsible for sales of commercial satellites to the North American satellite operators and direct broadcast service providers. Previously, from June 1999 to April 2004, Mr. Estrada served as Director, Americas Sales & Marketing, for Space Systems/Loral, a leading global satellite communications manufacturer. There, he was responsible for marketing, strategy and sales of commercial satellites within the competitive Americas region. Mr. Estrada formerly held key business development positions with DIRECTV, Inc. as Director of Distribution and Sales and with DIRECTV Latin America as Director of Marketing.

          Paula Ralston is the Operations Manager for our Danbury, Connecticut office. Ms. Ralston joined EEI in 1992. Ms. Ralston brings 25 years of broad, hands-on experience in research, development and manufacturing to EEI. Prior to joining EEI, Ms. Ralston was with VISX, formerly Taunton Technologies and the developer of Laser Ophthalmic Surgical equipment (LASIK™). Ms. Ralston also served Perkin Elmer’s Micralign division as prototype specialist and program supervisor.

          Dr. Jack Brown has been a Technical Advisor to the Company on a retained independent consultant basis since 1992. Dr. Brown is in charge of our governmental marketing and is directly involved with meeting customers and assisting in business and technical issues. Dr. Brown assists in formulating government business strategy and technology thrusts. Dr. Brown has 45 years of experience in the battery/fuel cell field and had a 35-year career with Westinghouse, where he served as Manager of Fuel Cell and Battery Research and Development. Dr. Brown spent much of his career at Westinghouse, where he held positions from engineer through senior management. When Dr. Brown left Westinghouse he was Laboratory Director. He has authored over 100 technical papers and 15 patents. Dr. Brown received his Ph.D. degree, majoring in Electrochemistry and Physical Metallurgy, at Case Western Reserve University.

          Rolan C. Farmer is the Operations Manager of the Company’s Mobile Energy Products Group, located in Colorado Springs, Colorado. Mr. Farmer joined Electro Energy in October 2003. Mr. Farmer has over 38 years experience in the battery industry. After graduating with a B.S in Mechanical Engineering from the University of Missouri, Mr. Farmer began his career with EaglePicher as an engineer in the Thermal Battery Department in Joplin, Missouri. Over the next 12 years, Mr. Farmer served as Project Engineer, Program Manager, Manager of Contract Administration, and Marketing Manager. Since 1976, Mr. Farmer has been located in Colorado Springs and served as Operations Manager, Plant Manager, General Manager and Corporate Vice President of EaglePicher. His responsibilities included profit and loss for all Colorado operations. During his 38 years with EaglePicher, Mr. Farmer has been involved with many different battery systems, including, thermal, silver-zinc, nickel-hydrogen, nickel-cadmium and nickel-zinc batteries.

          Dr. Alvin Salkind has been a member of the Board of Directors of EEI Technologies, Inc. since 1992. Dr. Salkind has over 40 years of experience in the electrochemical battery field, and was the former Director of Research at ESB Inc. (now Exide Battery Company). Dr. Salkind also serves as the Scientific Advisor to the Company as a consultant on a number of Electro Energy projects. Dr. Salkind is a Professor and Director of the Battery and Electrochemical Systems Center at Rutgers University (since 1979) and also Professor and Chief of the Bioengineering Section of the Department of Surgery at UMDNJ/Robert Wood Johnson Medical School at Rutgers University (since 1970). Dr. Salkind received his Ph.D. in Chemical Engineering from the Polytechnic Institute in New York and had additional graduate and management training at Penn State University and the Harvard Business School. Dr. Salkind has had a dual academic-industrial career, which includes 25 years of industrial experience in electrochemical operations, focusing batteries and electro-medical devices.

          Michael D. Eskra, formerly the President, Chief Operating Officer and a director of EEI, resigned from his positions with the Company effective March 22, 2005. Mr. Eskra’s resignation was previously reported by the Company on a current report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2005.

EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for MCG or EEI, as applicable, by their respective chief executive officers and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All other Compen- sation ($)

Martin G. Klein	2004	$ 150,000	$ 0	$ 0	$ 0	0	$ 0	$ 0
CEO of EEI	2003	133,278	0	0	0	0	0	0
	2002	150,000	0	0	0	0	0	0

Michael D. Eskra	2004	$ 235,000	$ 0	$ 0	$ 0	343,800	$ 0	$ 0
President and COO of EEI (2)	2003	0	0	195,844	0	0	0	0
	2002	0	0	183,963	0	0	0	0

Marguerite Godels	2004	$ 0	$ 0	$ 0	$ 0	0	$ 0	$ 0
President of MCG (3)	2003	0	0	36,000	0	0	0	0
	2002	0	0	36,000	0	0	0	0

(1)	All amounts are for the 12 months ended December 31 of the year indicated.

(2)	Mr. Eskra's affiliate, Eskra Technical Products, Inc., received the noted compensation during 2002 and 2003 pursuant to a consulting agreement with EEI. Mr. Eskra became an employee of EEI on January 1, 2004. Mr. Eskra resigned effective March 22, 2005.

(3)	Ms. Godels resigned as an officer as of June 9, 2004. The amount in 2002 represents $5,208 in paid compensation to Ms. Godels and $30,792 in compensation that was foregone as contributed capital. The amount in 2003 represents $3,110 in paid compensation to Ms. Godels and $32,890 in compensation that was foregone as contributed capital.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

          Prior to the assumption of the 1993 Stock Compensation Plan of EEI, as discussed below, we did not have a stock option plan, long-term incentive plan or other similar plans for officers, directors and employees, and no stock options or SAR grants were granted in the last fiscal year or were outstanding.

Employment Agreements

          In connection with the resignation of Michael D. Eskra as our President, Chief Operating Officer and a director effective March 22, 2005, our Board of Directors terminated the Executive Employment Agreement between EEI and Mr. Eskra, dated December 31, 2003 (the “Employment Agreement”), in accordance with the terms of the Employment Agreement.

      In accordance with the termination clauses in the employment agreement, the Company paid Mr. Eskra 30 days compensation. The Employment Agreement contains covenants prohibiting Mr. Eskra from disclosing confidential information regarding the Company and requiring that all intellectual property developed by him and relating to the business of the Company shall be the sole and exclusive property of the Company.

          As of the date of this prospectus, we maintained no other employment agreements with our officers or other employees.

Stock Compensation Plan

          In connection with the merger, we adopted and assumed all of EEI's obligations under the 1993 Stock Compensation Plan of Electro Energy, Inc. (the "Compensation Plan"). In addition, we recently adopted the 2005 Stock Option Plan (the "2005 Plan").

          The purpose of the Compensation Plan and the 2005 Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the Compensation Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 3,000,000 shares of common stock for issuance under the Compensation Plan, and an additional 3,000,000 shares of common stock for issuance under the 2005 Plan. As of July 27, 2005, unexercised stock options to purchase an aggregate of 1,522,169 shares of common stock have been granted to 26 employees under the Compensation Plan, at exercise prices ranging from $.26 to $6.76 per share.

          The Compensation Plan and the 2005 Plan will be administered by the compensation committee of the Board of Directors, or by the Board of Directors as a whole. The Board of Directors has the power to determine the terms of any stock options granted under the Compensation Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the Compensation Plan and 2005 Plan are generally not transferable, vest in four equal annual installments and are exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Compensation Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the Compensation Plan and 2005 Plan may not exceed ten years, or five years in the case of 10% owners. The specific terms of each stock option grant must be approved by the compensation committee or the Board of Directors and are reflected in a written stock option agreement.

Compensation of Directors

          Outside directors are paid their expenses for attending each meeting of the directors and are paid a fixed sum for attendance at each meeting of the directors. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. The Company records an expense and assumes a liability on the date meetings are held.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Immediately prior to the merger, holders of EEI’s shareholder notes in the aggregate outstanding principal amount of approximately $1,186,000 and EEI’s preferred stock with an aggregate liquidation value of $250,000 converted their notes and preferred stock into an aggregate of 1,234,242 shares of EEI’s common stock. Martin G. Klein, our Chairman and Chief Executive Officer, and Warren G. Bagatelle, a director, were the holders of $500,000 and $228,667 in principal amount of the shareholder notes, respectively. Neither Mr. Klein nor Mr. Bagatelle received any compensation, consideration or inducement to convert their shareholder notes different than any other holder doing so. No related party owned any of EEI’s preferred stock.

          Mr. Bagatelle and his spouse currently hold non-controlling interests in Matrix USA, LLC, a finder in the private placement, which received cash in the amount of $128,500 and equity-based compensation of $61,000 in the form of Series A Convertible Preferred Stock and 112,500 warrants to purchase shares of common stock in connection with the private placement. Shari Popkin Fleischer, the Chairperson of Matrix USA, LLC, is a current shareholder of the company.

          Martin G. Klein, our Chairman and Chief Executive Officer, personally guaranteed certain of EEI’s indebtedness, including a line of credit from Fleet Bank in the amount of $100,000, which was repaid with a portion of the proceeds of the private placement, and a certain equipment lease. The line of credit was closed in March 2005 and the Company accepted a buy-out option for the equipment lease.

          The Company also has agreements with certain related parties who provide consulting services to the Company. Related party services of a technical nature provided by Eskra Technical Products, Inc., an entity owned by former President, Chief Operating Officer and member of the Board of Directors Michael Eskra, were included in cost of services-related parties in the amount of $127,126 for 2003 in the Company’s financial statements attached hereto. Effective March 22, 2005, the board of directors accepted the resignation of Michael Eskra as President, Chief Operating Officer and a Director. In 2004, any technical services provided by Michael Eskra in the context as an employee are included in cost of services.

          Related party services of an administrative nature were included in general and administrative-related parties as an operating expense in the amount of $96,523 for 2004 compared with $220,519 for 2003 in the Company’s financial statements attached hereto. Of these amounts, general and administrative services provided by Michael Eskra as the owner of Eskra Technical Products, Inc. were included in general and administrative-related parties as an operating expense for 2003 in the amount of $68,218. In 2004, any general and administrative services provided by Michael Eskra in the context as an employee are included in general and administrative expense. The remainder of the amounts recorded in general and administrative-related parties are the result of other related party agreements.

          On March 31, 2005, the Company entered into a development agreement in which it is to receive a total of $450,000 in cash funding from In-Q-Tel, Inc., a private venture capital firm which is a shareholder of the Company’s common stock, for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a 24-month period. The Company has entered into a sub-contract agreement with Rutgers University to perform certain of these activities at a cost of $350,000. In connection with this development agreement, the Company entered into an agreement whereby the Company will issue warrants containing certain cashless provisions to purchase up to 15,000 shares of the Company’s common stock. The warrants are exercisable at $9.06 per share over a four-year period expiring in March 2009. The weighted average fair value of the warrants at the date of issuance using the Black Scholes option-pricing model is estimated at $5.58 per share. The total estimated value of the warrants is $83,767, which was recorded as cost of services-related parties expense and other accrued liability. Further, a deferred contract cost and additional paid-in capital was recorded as of the date of issuance. The number of warrants that are exercisable are directly proportional to the amount of the scheduled payments that are received by the Company for performance of the development agreement.

          The Company has an agreement with the owner of E.F.S. Management Systems, a shareholder of the Company’s common stock, to provide accounting and business management services and supervision of accounting personnel. The Company has an agreement with Jack T. Brown, a shareholder of the Company’s common stock, to provide consulting services. The Company had an agreement with Cassidy & Associates, a former shareholder of the Company’s common stock, to provide lobbying services. The owner of Alvin J. Salkind Associates is a former member of the board of directors and is a shareholder of the Company’s common stock. Certain stockholders and parties related to stockholders, consisting of E.F.S. Management Systems, Jack T. Brown, Cassidy & Associates, and Alvin J. Salkind Associates, have provided consulting services to the Company for various technical and general and administrative services. Consulting fees incurred amounted to $96,523, as discussed above, and $347,645 for the years ended December 31, 2004 and 2003, respectively. Amounts due to these related parties as of December 31, 2004 and December 31, 2003 were $7,525 and $24,366, respectively. Consulting fees incurred amounted to $10,485 and $21,904 for the three months ended March 31, 2005 and 2004, respectively. Amounts due these related parties as of March 31, 2005 were $3,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the number of shares of our common stock beneficially owned on July 27, 2005 by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers, as a group.

          Unless otherwise indicated, the address of each of the persons listed below is Electro Energy Inc., 30 Shelter Rock Road, Danbury, Connecticut 06810.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(2)

5% Stockholders

Stephen Okinow and Alison Klein 77 Hill Side Avenue Short Hills, NJ 07078	657,435		4.19%	(3)

Michael D. Eskra 2595 Highway I Saukville, WI 53080	1,252,979	(4)	8.00%	(5)

Executive Officers and Directors
Martin G. Klein	5,129,912		32.74%
Warren D. Bagatelle	1,988,189	(6)	12.31%	(7)
Joseph Engelberger	313,717		2.00%
Farhad Assari	137,050	(8)	0.87%	(9)
Audra J. Mace	25,000		0.16%	(10)
Albert J. Estrada	--		--
Directors and executive officers as a group (six persons)	7,593,868		46.90%	(11)

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home and entities owned or controlled by the named person. Also includes shares that the named person has the right to acquire within 60 days after July 27, 2005, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Unless otherwise indicated, based upon 15,671,985 shares of common stock outstanding on July 27, 2005; does not include 248,800 shares of common stock issuable upon conversion of series A convertible preferred stock.

(3)	Based upon (i) 15,671,985 shares of common stock outstanding, plus (ii) 10,000 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 225,877 shares of common stock owned by Eskra Technical Products, Inc., an affiliate of Mr. Eskra.

(5)	Based upon (i) 15,671,985 shares of common stock outstanding.

(6)	Includes (i) 497,707 shares of common stock outstanding and 85,950 shares of common stock issuable upon the exercise of warrants held by Mr. Bagatelle, (ii) 53,719 shares of common stock outstanding held by HSB Capital, an affiliate of Mr. Bagatelle, (iii) 428,689 shares of common stock outstanding and 115,950 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by the Trust FBO Thomas L. Kempner, (iv) 428,689 shares of common stock outstanding and 115,950 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by the Trust FBO Alan H. Kempner, Jr., (v) 94,115 shares of common stock outstanding held by Shari Popkin Fleischer, and (vi) 167,420 shares of common stock issuable upon the conversion of shares of series A convertible preferred stock and the exercise of warrants held by Matrix USA, LLC. Mr. Bagatelle expressly disclaims beneficial ownership of the common stock owned or acquirable by the other investors.

(7)	Based upon (i) 15,671,985 shares of common stock outstanding, plus (ii) 60,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 425,270 shares of common stock issuable upon the exercise of warrants.

(8)	Includes 20,000 shares of common stock held by Investrust, LLC, an affiliate of Mr. Assari, and 52,850 shares of common stock issuable to Investrust, LLC, and 42,800 shares of common stock held by Merkantil 7, Inc., an affiliate of Mr. Assari, and 21,400 shares of common stock issuable to Merkantil 7, Inc., upon the conversion of shares of series A convertible preferred stock and the exercise of warrants.

(9)	Based upon (i) 15,671,985 shares of common stock outstanding, plus (ii) 18,000 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 56,250 shares of common stock issuable upon the exercise of warrants.

(10)	Based upon (i) 15,671,985 shares of common stock outstanding.

(11)	Based upon (i) 15,671,985 shares of common stock outstanding, plus (ii) 82,800 shares of common stock issuable upon conversion of series A convertible preferred stock, plus (iii) 436,270 shares of common stock issuable upon the exercise of warrants.

SELLING SECURITY HOLDERS

          On June 9, 2004, we completed the reverse merger transaction with EEI pursuant to which we issued 9,497,557 shares of our common stock to EEI’s former security holders. Concurrently with the closing of the reverse merger, we completed a private placement of 5,501 units, each unit consisting of one share of the Company’s series A convertible preferred stock and a detachable warrant to purchase shares of common stock. Each share of series A convertible preferred stock is initially convertible into 400 shares of common stock at any time, and the warrants entitle each holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007. In connection with the private placement, we also issued to the placement agent and certain brokers of the Company warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share through July 16, 2008.

          Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement to register the shares held by the selling security holders for resale. We agreed to maintain the effectiveness of the resale registration statement from the effective date through and until twelve (12) months after the merger transaction.

          By means of this prospectus, the selling security holders are offering to sell, from time to time, up to 2,383,794 shares of common stock which they own, 248,800 shares of common stock which they may at a later date acquire upon the conversion of shares of series A convertible preferred stock and 1,439,140 shares of common stock which they may at a later date acquire upon the exercise of warrants, or an aggregate of 4,071,734 shares. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus.

          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares.

          Except as otherwise noted, none of the selling security holders has ever held an office, been a director or have had any other material relationship with the Company, EEI or their predecessors or affiliates.

The following table sets forth:

•	the name of each selling security holder,

•	the number of shares of common stock beneficially owned by each selling security holder prior to this offering and the number of shares being offered by each selling security holder,

•	the number of shares of common stock beneficially owned by each selling security holder after this offering, and

•	the percentage of common stock beneficially owned by each selling security holder before and after the offering based on 15,671,985 shares of common stock outstanding as of July 27, 2005.

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Abdullah, Sabah	4,000	*	4,000	0	*
AJW Offshore Ltd.(3)	24,000	*	24,000	0	*
AJW Partners LLC(4)	9,000	*	9,000	0	*
AJW Qualified Partners LLC(5)	24,000	*	24,000	0	*
Alison Klein and Stephen F. Okinow	657,435	5.09%	30,000	627,435	4.86%
Al-Sabah, Mariam Nasser	60,000	*	60,000	0	*
Almarzooqi, Abullah Mohammed	12,000	*	12,000	0	*
Alshaya, Mohammed Abdulaziz	60,000	*	60,000	0	*
Archer, Francois	30,000	*	30,000	0	*
Ariel Fund LP(6)	3,750	*	3,750	0	*
Arrowhead Consultants, Inc.(7)	39,961	*	39,961	0	*
Assari, Gholamneza	15,000	*	15,000	0	*
Assari, Shirin	15,000	*	15,000	0	*
Asset Managers International, Limited(8)	124,800	*	124,800	0	*
Ballinger, Arthur J.	10,200	*	10,200	0	*
Bechtolsheimer, Ursula	60,000	*	60,000	0	*
Benil Finance LTD(9)	60,000	*	60,000	0	*
Brandenburg, Steven	6,000	*	6,000	0	*
Brooks, Truman N.	15,000	*	15,000	0	*
Brookshire Securities Corporation (10)#	11,600	*	11,600	0	*
Cane, Jr., Rudolph C.	6,000	*	6,000	0	*
Cenicola, Jyll	5,000	*	5,000	0	*
Chahin, Jacques	860	*	860	0	*
Chassman, Margie	63,000	*	63,000	0	*
Crestview Capital Master LLC(11)	20,000	*	20,000	0	*
Deck, J.E.	860	*	860	0	*
Delaware Charter Guar. and Trust Co.
TTEE FBO Christopher L. Oake Roth IRA(12)	3,000	*	3,000	0	*
Douglas Russell Pension Plan(13)	42,000	*	42,000	0	*
Edmund S. Spivack and Mary Kathleen Ernst	30,000	*	30,000	0	*
Elm Street Partners(14)	40,000	*	40,000	0	*
Essner, Frank	1,720	*	1,720	0	*
Ettenger, Robert Lee	3,000	*	3,000	0	*
Extel Enterprises, Inc.(15)	60,000	*	60,000	0	*
Garell, John	60,000	*	60,000	0	*
Gaur, Jai P.	15,000	*	15,000	0	*
Geduld Capital Management LLC(16)	150,000	1.15%	150,000	0	*
Gil, Keith	12,250	*	12,250	0	*
Glenwood Capital(17)	64,961	*	64,961	0	*
Gordon, Howard J.	15,000	*	15,000	0	*
Grebb, Gerald H.	15,000	*	15,000	0	*
Gregoretti, Gordon	12,000	*	12,000	0	*
Gurian, Philip	30,000	*	30,000	0	*
Hall, Blake	860	*	860	0	*
Hamblett, Michael	18,000	*	18,000	0	*
Hankins, Jerry	7,800	*	7,800	0	*

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Hankins, J. Ronald	1,290	*	1,290	0	*
Hart, Kathy	100	*	100	0	*
Hemplemann, Philip J.	300,000	2.28%	300,000	0	*
Hermes, Roger	21,000	*	21,000	0	*
Ilacqua, Anthony	12,000	*	12,000	0	*
In-Q-Tel, Inc.(18)	201,446	1.56%	201,446	0	*
In-Q-Tel Employee Fund, LLC(19)	67,148	*	67,148	0	*
Interlinear Group(20)	17,325	*	17,325	0	*
Investrust LLC (21)	72,850	*	72,850	0	*
Irwin Geduld Revocable Trust(22)	60,000	*	60,000	0	*
Jalan, Subash	9,000	*	9,000	0	*
Jay Goldman Master Limited Partnership(23)	60,000	*	60,000	0	*
JE Deck LLC(24)	6,000	*	6,000	0	*
Kahn, Arshad	40,000	*	40,000	0	*
Kaplan, Dennis	15,000	*	15,000	0	*
Katz, Howard	20,000	*	20,000	0	*
Katz, Stephen	10,000	*	10,000	0	*
Kay H. Garell Trust Dated 9/5/95(25)	93,000	*	93,000	0	*
Khaghan, David	15,000	*	15,000	0	*
Kipp, Timo	180,000	1.39%	180,000	0	*
Koktvedgaard, Hans J.	6,000	*	6,000	0	*
Koppekin, Stephen M.	6,000	*	6,000	0	*
Legge, Martin Joseph	30,000	*	30,000	0	*
Lynd, Lloyd	430	*	430	0	*
Mackey, Shawn M.	3,000	*	3,000	0	*
Malone, Derrick L.	18,000	*	18,000	0	*
Manchio, Rosemarie	18,860	*	18,860	0	*
Mantey, Jeffrey	3,000	*	3,000	0	*
Matrix USA LLC (26)#	167,420	1.28%	167,420	0	*
Meacham, Michael	215	*	215	0	*
Merkantil 7, Inc. (27)	64,200	*	64,200	0	*
Meyers and Associates #(28)	25,000	*	25,000	0	*
Mitchell, Dennis	30,000	*	30,000	0	*
Molinsky, Robert	15,000	*	15,000	0	*
Murgab Investment Company Limited(29)	190,800	1.46%	190,800	0	*
Neal, Wesley L.	5,580	*	5,580	0	*
Nelson, Peter C.	15,000	*	15,000	0	*
New Millenium Capital Partners II LLC(30)	3,000	*	3,000	0	*
Nite Capital, LP(31)	30,000	*	30,000	0	*
Patton, Roger M.	15,000	*	15,000	0	*
Peter M. Farrand Revocable Trust(32)	30,000	*	30,000	0	*
Platinum Partners Value Arbitrage Fund LP(33)	30,000	*	30,000	0	*
Pollon, Ellen	6,000	*	6,000	0	*
Professional Traders Fund LLC(34)	60,000	*	60,000	0	*
Reinfeld, George	3,000	*	3,000	0	*
Robertson, Ann	6,000	*	6,000	0	*
Rock II LLC(35)	105,000	*	105,000	0	*

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering

Selling Security Holder	Number	Percent	Shares Being Offered	Number	Percent

Roden, Charles E.	30,000	*	30,000	0	*
Rosenfeld, David J.	15,000	*	15,000	0	*
Russell, Douglas	13,200	*	13,200	0	*
Sabrin, Murray	3,000	*	3,000	0	*
Sarna, Surinder	60,000	*	60,000	0	*
SCG Capital LLC(36)	35,000	*	35,000	0	*
Sodi, Brian	6,000	*	6,000	0	*
Soni, Joginder	9,030	*	9,030	0	*
Spatacco, Jr., Anthony J.	6,000	*	6,000	0	*
SRG Capital LLC(37)	135,000	1.04%	135,000	0	*
Steven Brandenburg IRA	6,215	*	6,215	0	*
Stephens, Thomas	323	*	323	0	*
Stone, Michael	15,000	*	15,000	0	*
Sussman Sales Co. Inc. Profit Sharing Plan(38)	45,000	*	45,000	0	*
Tate, Alice	430	*	430	0	*
Timothy B. Ruggiero Profit Sharing(39)	25,000	*	25,000	0	*
Tree Line Investment Partners LP(40)	7,500	*	7,500	0	*
Treeline Investment Partners, LLC(41)	3,750	*	3,750	0	*
Trust FBO Alan H. Kempner, Jr.(42)	544,639	4.22%	30,000	514,639	3.99%
Trust FBO Thomas Kempner(43)	544,639	4.22%	30,000	514,639	3.99%
Vision Capital Advisors(44)	25,000	*	25,000	0	*
Westminster Securities Corporation(45)	10,000	*	10,000	0	*
Weston, Harris K.	15,000	*	15,000	0	*
Wilson, Jr., F. Bradford	30,000	*	30,000	0	*
Young, Brandan A.	39,000	*	39,000	0	*
Young, Brian	45,000	*	45,000	0	*
Young, Byron	30,000	*	30,000	0	*
Zubaidi, Khalid	24,000	*	24,000	0	*

TOTAL	5,728,447		4,071,734	1,656,713

*	Less than 1%

#	Each of these selling stockholders is also a registered broker-dealer. As a result, the staff of the Securities and Exchange Commission has informed us that each of these stockholders will be deemed an “underwriter” within the meaning of the Securities Act. There are no affiliates of broker dealers registering shares under this Registration Statement.

(1)	All share ownership information was provided to us by the selling security holders.

(2)	Assumes that all of the shares held by the selling security holders and being offered hereby are sold, and that the selling security holders acquire no additional shares of common stock prior to completion of this offering.

(3)	The Manager of the foreign limited liability company is Corey Ribotskly who exercises investment and voting control of the shares beneficially owned by the LLC.

(4)	The Manager of the limited liability company is Corey Ribotskly (via SMS Group, as manager), who exercises investment and voting control of the shares beneficially owned by the LLC.

(5)	The Manager of the limited liability company is Corey Ribotskly (via AJW Manager, LLC, as manager), who exercises investment and voting control of the shares beneficially owned by the LLC.

(6)	Michael and Susan Angelides each of which exercise investment and voting control of the shares beneficially owned by Ariel Fund, LP.

(7)	Tim Ruggiero exercises investment and voting control of the shares beneficially owned by Arrowhead Consultants.

(8)	David Chester, Jafar Omid, Ralph Crane and M. Hassanally exercise investment and voting control of the shares beneficially owned by Asset Managers International Ltd.

(9)	Jeanine Schnapik exercises investment and voting control of the shares beneficially owned by Benil Finance Ltd.

(10)	Brookshire Securities Corporation was the placement agent for the private placement. Peter Chung and Tim Ruggiero exercise investment and voting control of the shares beneficially owned by Brookshire Securities Corporation.

(11)	Stewart Fink, Robert Hoyt, Daniel Warsh and Steve Halpern exercise investment and voting control of the shares beneficially owned by Crestview Capital Master LLC.

(12)	Delaware Charter Guaranty and Trust Co. is trustee of the Trust FBO Christopher L. Oake Roth IRA, however, Chritopher Oake exercises investment and voting control of the shares beneficially owned by the Trust.

(13)	Douglas Russell exercises investment and voting control of the shares beneficially owned by Douglas Russell Pension Plan.

(14)	Francis O’Donnell exercises investment and voting control of the shares beneficially owned by Elm Street Partners.

(15)	Brandon Young, Byron Young and Brian Young exercise investment and voting control of the shares beneficially owned by Extel Enterprises Inc.

(16)	Irwin Geduld and Steve Geduld exercise investment and voting control of the shares beneficially owned by Geduld Capital Management, LLC.

(17)	Peter Chung exercises investment and voting control of the shares beneficially owned by Glenwood Capital.

(18)	Norman Augustine, Lee Ault, James Barksdale, John Seely Brown, Howard Cox, Michael M. Crow, David Jeremiah, Anita K. Jones, Paul Kaminiski, Richard Kerr, Jeong Kim and William Perry exercise investment and voting control of the shares beneficially owned by In-Q-Tel, Inc.

(19)	Lee Ault, Howard Cox and Gilman Louie exercise investment and voting control of the shares beneficially owned by In_Q-Tel Employee Fund, LLC (the “Fund”). Lee Ault, Howard Cox and Gilman Louie are the members of the Management Committee which maintains voting and dispositive power over shares owned by the Fund Messrs. Ault and Cox are members of the Board of Trustees of In-Q-Tel, Inc. and have no ownership or membership interest in the Fund. Mr. Louie is the CEO of In-Q-Tel, and is a member of the Fund, but has donated his entire interest in the Fund to a non-profit entity in which he has no interest.

(20)	Marc Berger exercises investment and voting control of the shares beneficially owned by Interlinear Group.

(21)	Investrust, LLC is an affiliate of Farhad Assari, a member of the Board of Directors of the Company. Farhad Assari exercises investment and voting control of the shares beneficially owned by Investrust

(22)	Irwin Geduld exercises investment and voting control of the shares beneficially owned by Irwin Geduld Revocable Trust.

(23)	Jay Goldman exercises investment and voting control of the shares beneficially owned by Jay Goldman Master Limited Partnership.

(24)	Philip S. Collins and Dorothea S. Collins exercise investment and voting control of the shares beneficially owned by JE Deck, LLC.

(25)	Kay Garrell and Thomas Garrell exercise investment and voting control of the shares beneficially owned by Kay H. Garrell Trust Date 9/5/95.

(26)	Matrix USA, LLC was a finder in the private placement. Shari Popkin Fleischer, Hedy Bagatelle and Warren Bagatelle are deemed beneficial owners of the shares beneficially owned by Matrix USA, LLC.

(27)	Merkantil 7, Inc. is an affiliate of Farhad Assari, a member of the Board of Directors of the Company. Farhad Assari and Fereed Mangalji exercise investment and voting control of the shares beneficially owned by Investrust.

(28)	Bruce Meyers exercises investment and voting control of the shares beneficially owned by Myers and Associates.

(29)	The Manager of the foreign limited liability company is Abdulaziz Alshaya and Abdullatif Alshaya, each of which exercise investment and voting control of the shares beneficially owned by Murgab Investment Company Limited.

(30)	The Manager of the limited liability company is Corey Ribotskly (via First Street Manager II, LLC) manages the limited liability company and exercise investment and voting control of the shares beneficially owned by New Millenium Capital Partners II, LLC.

(31)	Keith Goodman exercises investment and voting control of the shares beneficially owned by Nite Capital.

(32)	Peter M. Ferrand exercises investment and voting control of the shares beneficially owned by Peter M. Ferrand Revocable Trust.

(33)	Mark Nordlicht exercises investment and voting control of the shares beneficially owned by Platinum Partners.

(34)	Mark Swickle and Howard Berger exercise investment and voting control of the shares beneficially owned by the Fund.

(35)	The Managers of the limited liability company is Howard Chalfkin and Kevin Arnone, each of which exercise investment and voting control of the shares beneficially owned by the LLC.

(36)	The Manager of SCG Capital is Steven Geduld, and exercises investment and voting control of the shares beneficially owned by SCG Capital.

(37)	Tracy Gerber and Capital Preservation Trust. However, Edwin Mecabe and Tai May Lee have voting power over the shares held by SRG, and as such, may also be deemed beneficial owners of the shares held by SRG Capital.

(38)	Joseph Sussman exercises investment and voting control of the shares beneficially owned by Sussman Sales Co. Inc Profit Sharing Plan.

(39)	Timothy B. Ruggiero exercises investment and voting control of the shares beneficially owned by Timothy B. Ruggiero Profit Sharing Plan.

(40)	Sean Deson exercises investment and voting control of the shares beneficially owned by Treeline Investment Partners.

(41)	Sean Deson exercises investment and voting control of the shares beneficially owned by Treeline Investment Partners.

(42)	Alan H. Kempner, Jr. exercises investment and voting control of the shares beneficially owned by Trust FBO Alan H. Kempner, Jr.

(43)	Thomas Kempner exercises investment and voting control of the shares beneficially owned by Trust FBO Thomas Kempner.

(44)	Adam Benowitz exercises investment and voting control of the shares beneficially owned by Vision Capital.

(45)	John P. O’Shea and Daniel Luskind exercise investment and voting control of the shares beneficially owned by Westminster Securities.

PLAN OF DISTRIBUTION

          The selling security holders and any of their pledgees, assignees or successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

           The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates, which, in this offering, include Matrix USA, LLC, Meyers and Associates, and Brookshire Securities Corporation, will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder.

          We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel. We have agreed to indemnify certain of the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

          Pursuant to our Articles of Incorporation, as amended, we are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 10,000 shares of preferred stock, par value $0.001 per share. As of July 27, 2005, 15,671,985 shares of common stock were issued and outstanding, and 622 shares of series A convertible preferred stock were issued and outstanding.

Common Stock

          Except as otherwise required by law and subject to the rights of the holders of any outstanding preferred stock, all rights to vote and all voting power shall be vested exclusively in the holders of common stock. Subject to the rights and preferences of the holders of any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of common stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences, if any, of the holders of any outstanding preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the Company may designate and issue in the future.

          The shares of common stock issued to former holders of Electro Energy common stock and other securities in connection with the merger were not registered under the Securities Act of 1933, and therefore may not be offered or sold in the United States or certain other countries absent registration or an applicable exemption from registration requirements. Certificates representing these shares will bear a legend to this effect. In addition, in connection with the merger, former holders of substantially all the securities of Electro Energy outstanding immediately prior to the merger entered into lock-up agreements with us that prohibit the stockholder from:

•	publicly selling, contracting to sell or otherwise transferring any of the shares of common stock beneficially owned by the stockholder during the 12 months following the merger, or

•	privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the subscription agreement with us) any of the shares beneficially owned by the stockholder during the 12 months following the merger.

          Stockholders who entered into these agreements may, however, make transfers, publicly or privately, as follows: From 12 months, and at each subsequent three-month interval thereafter, holders will be permitted to sell their shares at a rate of the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares per month, subject to our common stock having a 30-day average closing “asked” price of at least $5.00 per share. From 12 months, and at each subsequent three-month interval thereafter, if the 30-day average closing “asked” price of our common stock is less than $5.00 per share, then all stockholders (other than named stockholders beneficially owning an aggregate of 7,815,074 shares of common stock on a fully-diluted basis and the shares of common stock underlying stock options granted to Michael Eskra, our former President and Chief Operating Officer) will each be permitted to sell a maximum of 25,000 shares during each three-month interval. After 24 months, and at each subsequent three-month interval thereafter, all holders will each be permitted to sell up to the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares during each three-month interval regardless of the trading price of the common stock. All lock-up agreements will expire 36 months after the closing of the merger. To the extent that a holder of shares does not sell shares during a three-month period during which sales are permitted as described in this paragraph, the lock-up restrictions with respect to shares that could have been sold during such period will cease to be in effect.

          The lock-up agreements also provide that, if we engage an underwriter or placement agent during the 12 months after the merger to raise a minimum of $5 million through the sale of our common stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, all holders of shares subject to lock-up agreements will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

          No shares subject to the lock-up agreements are being registered in this offering.

Preferred Stock

          Upon any liquidation, dissolution or winding-up of the Company, the holders of shares of the series A convertible preferred stock are entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof that may be made or set apart with respect to common stock, an amount in cash equal to $1,000 per share (subject to adjustment in the event of stock splits, combinations or similar events). The holders of the shares of series A convertible preferred stock are not entitled to receive dividends or other distributions from the Company. Each holder of record of shares of series A convertible preferred stock has the right to convert all or any part of such holder’s shares initially into 400 shares of common stock of the Company, without any further payment therefor, subject to adjustment upon the terms of the Certificate of Designation.

          Except as otherwise required by law, the holders of shares of series A convertible preferred stock are entitled to vote on all matters submitted to a vote of the shareholders of the Company. Such holders are entitled to such number of votes equal to the number of shares of common stock into which such holders’ shares of series A convertible preferred stock are convertible.

          Holders of series A convertible preferred stock are entitled to customary anti-dilution protection in the event of a consolidation, merger or sale of the Company and in event of Common Stock Dividends, Subdivisions, Combinations or the like. Additionally, in the event that the Company issues any shares of common stock in a private placement for cash consideration at a price less than $2.50 per share, holders of series A convertible preferred stock will receive “full-ratchet” anti-dilution protection with respect to those shares. Notwithstanding the foregoing, shares of common stock issued in connection with acquisitions, mergers or strategic alliances at a deemed value of $1.50 per share or greater will not trigger an anti-dilution adjustment. Further, private placements that result in aggregate gross proceeds to the Company of $250,000 or less at prices less than $2.50 per share, but not below $1.50 per share, will not trigger an anti-dilution adjustment, provided such placements are limited to one in any 12-month period.

          There are no redemption or sinking fund provisions applicable to the series A convertible preferred stock.

Warrants

          As of July 27, 2005, the Company had warrants to purchase up to 1,689,590 shares of common stock outstanding, 1,439,140 of which underlying shares are being registered in this offering. The warrants have exercise prices ranging from $0.00 to $9.06 per share, and will expire between April 2007 and March 2009.

Dividend Policy

          We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Transfer Agent

          The transfer agent for our common stock is Continental Stock Transfer and Trust Company, New York, New York. We act as our own transfer agent for the series A convertible preferred stock and the warrants.

LEGAL PROCEEDINGS

          There are no material legal proceedings which are pending or have been threatened against the company or any officer, director or control person of which management is aware.

INTEREST OF NAMED EXPERTS AND COUNSEL

          No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in the Company or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

          Marcum & Kliegman, LLP, an independent registered public accounting firm, has audited the financial statements of the Company as of and for the years ended December 31, 2004 and 2003 and the statement of revenue and direct expenses of EaglePicher Power Systems (a division of EaglePicher Technologies, LLC) for the period from December 1, 2002 through September 30, 2003, as set forth in their reports and included in this prospectus. The financial statements and statement of revenue and direct expenses are included in reliance on such reports given upon the authority of Marcum & Kliegman LLP as experts in accounting and auditing.

          The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Lev & Berlin, P.C.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our directors and officers are indemnified by the Bylaws and the Articles of Incorporation, as amended, of the Company to the fullest extent permitted by the Florida Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

          See the Consolidated Financial Statements beginning on page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On June 10, 2004, our Board of Directors voted to approve the replacement of Randall N. Drake, C.P.A. and to retain Marcum & Kliegman, LLP as our independent registered public accounting firm.

          We have not had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures, nor have we had any other changes in our accountants during our two most recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

          The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

ELECTRO ENERGY INC. AND SUBSIDIARIES

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electro Energy Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Electro Energy Inc. and the Subsidiaries (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders’ (deficiency) equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electro Energy Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

March 3, 2005 (except for Note 13, which is dated March 22, 2005)
New York, New York

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003

ASSETS

	2004	2003

CURRENT ASSETS
Cash and cash equivalents	$3,372,486	$269,970
Accounts receivable, net of allowance for doubtful accounts of $20,554 and $- 0-, respectively	851,632	662,682
Inventories	244,492	379,139
Prepaid expenses and other current assets	126,475	27,207

Total Current Assets	4,595,085	1,338,998

PROPERTY AND EQUIPMENT, Net	533,273	350,747

SECURITY DEPOSIT	8,471	8,901

TOTAL ASSETS	$5,136,829	$1,698,646

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY

	2004	2003

CURRENT LIABILITIES
Bank line of credit	$-	$100,000
Current maturities of long-term debt	211,193	268,696
Notes payable - related parties	-	941,323
Accounts payable	144,425	478,546
Accounts payable - related parties	7,525	24,366
Interest payable	-	20,351
Interest payable - related parties	-	131,292
Accrued expenses and other current liabilities	260,014	133,150

Total Current Liabilities	623,157	2,097,724

OTHER LIABILITIES
Long term debt, less current maturities	253,573	402,223
Deferred rent	84,660	45,584

Total Other Liabilities	338,233	447,807

TOTAL LIABILITIES	961,390	2,545,531

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIENCY) EQUITY
Preferred stock, $0.001 par value, 10,000 shares authorized; Series A Convertible Preferred Stock, 5,600 shares designated; 5,501 shares issued, 4,951 outstanding in 2004 ($4,951,000 liquidation preference)	5	-
Common stock, $0.001 par value, 50,000,000 shares authorized; 12,447,453 shares issued and outstanding in 2004, 8,038,985 shares issued and outstanding in 2003	12,448	8,039
Additional paid-in capital	12,832,804	1,142,705
Deferred compensation expense	(1,175,134)	-
Warrant subscription receivable	(150,000)	-
Accumulated deficit	(7,344,684)	(1,997,629)

TOTAL STOCKHOLDERS' (DEFICIENCY) EQUITY	4,175,439	(846,885)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY	$5,136,829	$1,698,646

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2004 and 2003

	2004	2003

NET REVENUE
Services	$3,265,832	$3,276,231
Products	3,493,961	843,793

TOTAL NET REVENUE	6,759,793	4,120,024

COST OF REVENUE
Cost of services	3,005,605	2,829,147
Cost of services - related parties	-	127,126
Cost of products	3,064,144	640,290

TOTAL COST OF REVENUE	6,069,749	3,596,563

GROSS PROFIT	690,044	523,461

OPERATING EXPENSES
General and administrative (including non cash compensation of $417,044 in 2004)	1,596,467	189,777
General and administrative - related parties	96,523	220,519
Research and development	312,953	-

TOTAL OPERATING EXPENSES	2,005,943	410,296

OPERATING (LOSS) INCOME	(1,315,899)	113,165

INTEREST EXPENSE
Interest expense	30,082	23,619
Interest expense - related parties	257,042	128,087

TOTAL INTEREST EXPENSE	287,124	151,706

NET LOSS	(1,603,023)	(38,541)

DEEMED DIVIDENDS ON PREFERRED STOCK	3,744,032	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(5,347,055)	(38,541)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS BASIC AND DILUTED	$(0.51)	$(0.00)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED	10,513,404	8,038,985

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY) EQUITY For the Years Ended December 31, 2004 and 2003
	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Deferred Compensation	Warrant Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Expense	Receivable	Deficit	Total

BALANCE - January 1, 2003	-	$-	8,038,985	$8,039	$909,984	$-	$-	$(1,959,088)	$(1,041,065)
Warrants issued in connection with notes payable to stockholders	-	-	-	-	232,721	-	-	-	232,721
Net loss	-	-	-	-	-	-	-	(38,541)	(38,541)

BALANCE - December 31, 2003	-	-	8,038,985	8,039	1,142,705	-	-	(1,997,629)	(846,885)
Exercise of employee stock options	-	-	439,205	440	6,560	-	-	-	7,000
Stock options issued to employees	-	-	-	-	1,592,178	(1,592,178)	-	-	-
Amortization of deferred compensation expense	-	-	-	-	-	417,044	-	-	417,044
Conversion of notes payable to stockholders and related accrued interest into common stock	-	-	1,019,367	1,019	1,184,981	-	-	-	1,186,000
Reverse merger with MCG Diversified, Inc.	-	-	2,699,896	2,700	(2,700)	-	-	-	-
Issuance of warrants	-	-	-	-	500,000	-	(350,000)	-	150,000
Proceeds from warrant subscription receivable	-	-	-	-	-	-	200,000	-	200,000
Net proceeds from issuance of preferred stock and warrants	5,501	6	-	-	4,590,297	-	-	-	4,590,303
Conversion of preferred stock into common stock	(550)	(1)	220,000	220	(219)	-	-	-	-
Proceeds from exercise of warrants	-	-	30,000	30	74,970	-	-	-	75,000
Net loss	-	-	-	-	-	-	-	(1,603,023)	(1,603,023)
Deemed dividends on preferred stock	-	-	-	-	3,744,032	-	-	(3,744,032)	-

BALANCE - December 31, 2004	4,951	$5	12,447,453	$12,448	$12,832,804	$(1,175,134)	$(150,000)	$(7,344,684)	$4,175,439

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2004 and 2003

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,603,023)	$(38,541)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Interest accretion	224,025	43,505
Depreciation and amortization	46,337	59,317
Amortization of deferred compensation expense	417,044	-
Changes in operating assets and liabilities:
Accounts receivable	(188,950)	(150,375)
Inventories	134,647	16,063
Prepaid expenses and other current assets	(99,268)	(22,707)
Accounts payable	(334,121)	107,954
Accounts payable - related parties	(16,841)	(16,050)
Interest payable	(20,351)	16,524
Interest payable - related parties	(45,292)	87,917
Accrued expenses and other current liabilities	165,940	84,816

TOTAL ADJUSTMENTS	283,170	226,964

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,319,853)	188,423

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	-	(158,903)
Purchases of property and equipment	(228,863)	(50,323)
Receipt (payment) of security deposit	430	(430)

NET CASH USED IN INVESTING ACTIVITIES	$(228,433)	$(209,656)

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2004 and 2003

	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under bank line of credit	(100,000)	-
Repayments of long-term debt	(221,501)	(70,583)
Borrowings of long-term debt	-	31,382
(Repayments) borrowings under notes payable - related parties	(50,000)	300,000
Proceeds from issuance of preferred stock and warrants	5,501,000	-
Issuance costs of preferred stock and warrants	(910,697)	-
Proceeds from issuance of warrants	150,000	-
Proceeds from warrant subscription receivable	200,000	-
Proceeds from exercise of stock options and warrants	82,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,650,802	260,799

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,102,516	239,566

CASH AND CASH EQUIVALENTS - Beginning	269,970	30,404

CASH AND CASH EQUIVALENTS - Ending	$3,372,486	$269,970

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$128,742	$3,760
Income taxes	$1,314	$250
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of notes payable, net of discount	$-	$408,487
Assumption of accounts payable and accrued liabilities	$-	$138,482
Conversion of notes payable and related accrued interest into common stock	$1,186,000	$-
Issuance of warrants in exchange for warrant subscription receivable	$350,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - The Company

Organization
             On June 9, 2004, Electro Energy, Inc. (“EEI”), a Delaware corporation, entered into a merger with MCG Diversified, Inc. (“MCG”), incorporated in December 1993 in the State of Florida. MCG issued 9,497,557 unregistered shares of common stock for 100% of the outstanding common stock of EEI on a one-to-one basis. As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI, and accounted for, on an historical cost basis, for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of EEI and the common stock of EEI has been retroactively restated to give effect to the exchange for MCG common stock. Immediately following the merger, MCG changed its name to Electro Energy Inc. (“New EEI”).

             The consolidated financial statements presented are those of New EEI and its wholly-owned subsidiary, EEI. Additionally, the accounts of New EEI include the accounts of Mobile Energy Products, Inc. (“MEP”), a wholly-owned subsidiary incorporated June 11, 2003, from its inception. Collectively, they are referred to herein as the “Company.” On October 1, 2003 the Company, through its MEP subsidiary acquired the Colorado Springs energy business of EaglePicher Technologies, LLC (“EaglePicher”). (See Note 8.)

Nature of Business
             The Company is engaged in the development of products for use in providing energy and specifically focuses upon development of bipolar nickel metal hydride batteries and other battery chemistries and primarily provides contract research and development to the United States Government or its agencies.

             Additionally, the Company also has commercially viable products marketed and sold primarily to the United States Government or its agencies. These products include batteries for aircraft, satellite and satellite launch vehicles.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation
             The consolidated financial statements include the accounts of New EEI and MEP from June 11, 2003 (inception) to December 31, 2004. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications
             Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

Use of Estimates
             The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Concentration of Credit Risk
             Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and accounts receivable.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             The Company maintains its cash accounts at financial institutions with balances, at times, in excess of federally insured limits. As of December 31, 2004, the Company had cash balances in excess of federally insured limits of $238,069. The Company also has substantial cash balances which are invested in a money market account with a bank.

             Concentrations of credit risk with respect to accounts receivable are limited because the Company’s customers are primarily the United States Government or its agencies. Credit risk with respect to trade accounts receivable from private entities is not significant.

Accounts Receivable
             Accounts receivable are based on contracted amounts and the Company generally invoices on a progressive basis as work is completed or upon delivery. The Company does not expect significant charges for bad debts related to its accounts receivable as its customers consist of primarily the United States Government or its agencies.

Allowances for Doubtful Accounts
             We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of the ability to make payments, additional allowances may be required, which would increase our expenses during the periods in which any such allowances were made. The amount recorded as an allowance for doubtful accounts in each period is based upon an assessment of the likelihood that we will be paid on our outstanding receivables, based on customer-specific as well as general considerations. To the extent that our estimates prove to be too high, and we ultimately collect a receivable previously determined to be impaired, we may record a reversal of the provision in the period of such determination. The Company recorded an allowance for doubtful accounts of $20,554 and zero as of December 31, 2004 and 2003, respectively.

Inventory
             Inventory is valued at the lower of cost or market, with cost determined on the first-in, first out basis. The Company’s products are produced on a make-to-order basis and, as a result, the Company does not carry a finished goods inventory. The raw materials inventory and work in process inventory are adjusted to net realizable value based upon a periodic impairment review.

Property and Equipment
             Property and equipment are recorded at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Revenue Recognition
             In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

             Revenue is recognized at the time the product is delivered. Provision for sales returns will be estimated based on the Company’s historical return experience. Revenue is presented net of returns.

             Revenue on our research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. We are reimbursed for actual material, labor and overhead costs as we incur them up to the funding limit of the contract. We submit our cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use our rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When we estimate that a contract will exceed the funding amount we will seek additional funding from our customer or another outside source. Contract terms allow us to stop work should additional funding not be available. Should we decide to complete a contract without funding we will expense the cost as we incur it. As of December 31, 2004, the Company has recorded additional revenue of $200,000 and a related receivable for $200,000 pursuant to its submission to DCAA for 2004 settled rates.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

             Revenue on commercial contracts is recognized when we deliver our batteries or services have been rendered.

Significant Customers
             The Company had two customers with sales of 10% or more of total sales in 2004 and 2003. Net sales to the Company’s two major customers, EaglePicher Technologies, LLC and U.S. Airforce Mantech represented approximately 59% in 2004 and 21% in 2003. Accounts receivable from these customers amounted to $157,951 and $370,878 as of December 31, 2004 and 2003, respectively.

Product Warranty
             The Company is responsible for providing warranty coverage on certain products. Based on historical warranty claims, the Company accrues the estimated costs of the warranty coverage at the time of sale. As of December 31, 2004, the estimated liability is zero.

Depreciation and Amortization
             Depreciation and amortization is provided for under the straight-line method based upon the estimated useful lives of the respective assets. Leasehold improvements are amortized under the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets.

Income Taxes
             The Company recognizes deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at current enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments
             The carrying amounts reported in the consolidated financial statements for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of their fair value. The fair value of long-term debt is estimated to approximate fair market value based on the current rates offered to the Company for debt of the same remaining maturities.

Stock-Based Compensation
             As permitted under SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amended SFAS No. 123 (“SFAS 123”), “Accounting for Stock Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board Interpretations No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. For year ended December 31, 2004, the Company recorded compensation expense in general administrative expenses amounting to $417,044 related to 710,245 stock options granted to employees.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Prior to the merger discussed in Note 1, the Company accounted for options granted to employees by computing proforma compensation cost utilizing the Black Scholes option pricing model and the minimum value method. This method computes the value assigned to the options based on a number of valuation assumptions but excludes the concept of volatility which measures the changes in value that publicly traded securities regularly experience. Upon becoming a public company the Company continues to compute the fair value of newly granted options utilizing the Black Scholes option pricing model but now includes the volatility measure which generally gives rise to a higher amount of proforma compensation than the minimum value method as the volatility utilized in the calculation increases the value of the options and therefore the proforma compensation charge also increases.

             The following table illustrates the effect on net loss if the Company had applied the fair and minimum value recognition provisions of SFAS 123 to stock-based compensation for the years ended December 31, 2004 and 2003:

	2004	2003

Net loss attributable to common stockholders as reported	$(5,347,055)	$(38,541)
Add: stock-based employee compensation expense included in reported net loss	417,044	-
Deduct: total stock-based employee compensation expense determined under fair and minimum value-based methods for all options	(820,513)	(69,801)

Proforma net loss attributable to common stockholders	$(5,750,524)	$(108,342)

Proforma net loss per share attributable to common stockholders (basic and diluted)	$(0.55)	$(0.01)

             The fair value and minimum value of options at date of grant was estimated using an option-pricing model with the following weighted average assumptions:

	2004	2003

Expected Life (Years)	10	N/A
Interest Rate	3.250%	N/A
Annual Rate of Dividends	--%	N/A
Volatility	177.510%	N/A

             The weighted average fair value and minimum value of the options at date of grant using the Black Scholes option-pricing model is estimated at $2.14 per option during 2004 and there were no options granted in 2003.

Research and Development
             Research and development expenses are incurred to develop our battery technologies. They are self funded and expensed as incurred. Research and development expenses for the years ended December 31, 2004 and 2003 were $312,953 and zero, respectively.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss Per Share
             Basic loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted loss attributable to common shares adjusts basic loss per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

             Securities that could potentially dilute earning per share (“EPS”) in the future that were not included in the computation of diluted loss per share consist of the following as of December 31, 2004 and 2003:

	2004	2003

Preferred stock convertible into common stock	1,980,400	-
Notes payable - related parties convertible into common stock	-	905,172
Warrants to purchase common stock	2,099,184	257,850
Options to purchase common stock	2,332,121	2,186,568

Total potential common shares	6,411,705	3,349,590

Recent Accounting Pronouncements
             In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment” which revised SFAS No. 123, “Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective as of the first interim period beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS No. 123R and will adopt it on August 1, 2005 as required.

             In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”), on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”. The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations on the consolidated statements of operations and cash flows.

             In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is currently evaluating the provisions of SFAS No. 151 and will adopt it on November 1, 2005, as required.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Inventories

             Inventories consists of the following as of December 31, 2004 and 2003:

	2004	2003

Raw materials	$202,531	$253,036
Work in progress	41,961	126,103

Total	$244,492	$379,139

NOTE 4 - Property and Equipment

             Property and equipment consists of the following as of December 31, 2004 and 2003:

	2004	2003	Useful Lives

Equipment	$706,190	$477,327	5 to 7 Years
Leasehold improvements	30,359	30,359	3 Years

	736,549	507,686

Less: Accumulated depreciation and amortization	203,276	156,939

Property and Equipment, Net	$533,273	$350,747

             Depreciation and amortization expense for the years ended December 31, 2004 and 2003 was $46,337 and $59,317 respectively.

NOTE 5 - Bank Line of Credit

             The Company had a $100,000 unsecured line of credit which is due on demand and subject to annual renewals. Advances bear interest at 1.0% over the bank’s prime lending rate (approximately 6.15% and 5.00% as of December 31, 2004 and 2003, respectively) and were personally guaranteed by a stockholder of the Company. Advances under the line of credit amounted to zero and $100,000 as of December 31, 2004 and 2003, respectively. The line of credit was closed in March 2005. Interest expense related to the line of credit amounted to $2,780 and $5,213 for the years ended December 31, 2004 and 2003, respectively.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Long-Term Debt

             Long-term debt consists of the following as of December 31, 2004 and 2003:

	2004	2003

Notes payable to Connecticut Innovations, Incorporated (“CII”):

Commencing June 1997 and maturing June 2007 with interest at 2.0% per annum and monthly installments of $375 in the first four years and interest at 10.0% per annum and monthly installments of $1,389 thereafter, refinanced December 2004	$-	$62,840
Commencing September 1998 and maturing September 2008 with interest at 2.0% per annum and monthly installments of $300 in the first four years and interest at 10.0% per annum and monthly installments of $1,112 thereafter, refinanced December 2004	-	60,000
Commencing November 1998 and maturing November 2008 with interest at 2.0% per annum and monthly installments of $298 in the first four years and interest at 10.0% per annum and monthly installments of $1,102 thereafter, refinanced December 2004	-	59,500
Commencing December 2004 and maturing December 2007 with interest at 5% per annum and annual installments of $61,193	183,579	-

	183,579	182,340
Note payable requiring 24 monthly installments of $5,042 commencing July 2002 bearing interest at 5.2%.	-	45,375

Note payable requiring 12 monthly installments of $2,744 commencing January 2004 bearing interest at 9%.	-	31,382

Non-interest bearing note payable to EaglePicher Technologies, LLC requiring three annual installments of $150,000 commencing in October 2004 and is secured by assets acquired in connection with the purchase of its Colorado Springs energy business:
Face Value	300,000	450,000
Remaining discount to fair value (effective interest rate of 5%)	(18,813)	(38,178)

Fair Value	281,187	411,822

Total long-term debt	464,766	670,919
Less: current maturities	211,193	268,696

Total long-term debt, less current maturities	$253,573	$402,223

The Company had three notes payable with Connecticut Innovations, Incorporated (“CII”). CII notes payable provided working capital for specific contract research and development projects. The terms of these notes provide for royalty payments due CII in the event such projects yield a commercially viable product or patented process. The royalty payment will equal 15% of licensing or royalty fees earned by the Company related to the specified projects limited to 200% of the original principal balance of the related note. The Company has not realized revenues subject to royalties related to the CII notes payable for 2004. On December 31, 2004, the Company refinanced its debt with CII into a new note payable in the amount of $183,579. The note payable has a three-year term with principal payments of $61,193 plus applicable interest at a fixed rate of 5% to be made annually on December 31st.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Interest expense related to the long-term debt of CII amounted to $15,844 and $15,071 for the years ended December 31, 2004 and 2003, respectively.

             Accretion of the discount related to the long-term debt of EaglePicher Technologies, LLC amounted to $19,365 and $3,335 for the years ended December 31, 2004 and 2003, respectively.

             Maturities of long-term debt as of December 31, 2004 are as follows:

For the Year Ending December 31,	Amount

2005	$211,193
2006	192,380
2007	61,193

Total	$464,766

NOTE 7 - Stockholders' Equity

Preferred Stock
             The Company has authorized 10,000 shares of preferred stock, par value $0.001 per share, of which 5,600, increased from 5,500 in September 2004, are designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (the “Certificate”).

             Each share of Series A Preferred is convertible at the option of the holder and automatically upon the occurrence of certain events, as defined in the Certificate, into 400 shares of the Company’s common stock and has a liquidation preference of $1,000 per share. The conversion rate and liquidation preference are subject to adjustment as specified in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting. During the year ended December 31, 2004, the Company issued 5,501 shares of the Series A Preferred stock in a private placement (see below).

             Concurrent with the merger, 100,000 shares of EEI Series A Convertible Preferred Stock, $.01 par value (“EEI Preferred Stock”), originally convertible into 85,950 shares of EEI common stock, were converted into 214,875 shares of EEI common stock. The common stock issued in excess of it original terms, valued at $453,816, was deemed a preferred stock dividend to the holders. This value was measured by multiplying the additional 128,925 shares issued by the $3.52 market price of the Company’s common stock on the conversion date.

             During 2004, 550 shares of Series A Preferred were converted into 220,000 shares of common stock.

Common Stock
             The Company has authorized 50,000,000 shares of common stock, par value $0.001. As of December 31, 2004, the Company had reserved 2,500,000 shares of common stock for issuance under its 1993 Stock Compensation Plan (the “1993 Plan”). On June 9, 2004, the Company’s common stock was split 1.719 to 1. The effects of the stock split have been given retroactive effect in these financial statements for all periods presented. During the year ended December 31, 2004, the Company issued 439,205 shares of common stock for $7,000 upon the exercise of employee stock options.

             During the year ended December 31, 2004, warrants were exercised for proceeds of $75,000 in exchange for 30,000 shares of common stock.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants
             The Company had previously issued warrants to purchase 412,560 shares of its common stock in connection with its notes payable to related parties (See Note 11). The warrants are exercisable at $1.16 per share over a five-year period with expirations beginning in April 2007 through November 2008. The weighted average fair value of the warrants at date of issuance using the Black Scholes option-pricing model is estimated at $1.08 per warrant. The total estimated value of the warrants, amounting to $260,207 was recorded as a debt discount and as additional paid-in capital as of the date of issuance. On June 9, 2004, a warrant to purchase 154,710 shares of common stock was relinquished by a holder of the warrant.

             In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a nine-month period. The warrants are exercisable at $0.00 (zero dollars) per share over a five-year period expiring in March 2009. Concurrent with the merger with MCG (See Note 1), the Company and the holder of the warrant have agreed to modify the warrant to provide for the issuance of 268,594 shares of the Company’s common stock upon exercise. The warrants were recorded as additional paid-in capital and a warrant subscription receivable. The Company collected $350,000 as of December 31, 2004. The outstanding warrant subscription receivable was $150,000 as of December 31, 2004. The Company satisfied its contractual obligations in the first quarter of 2005.

             Additionally, in June and July 2004, the Company issued 5,501 warrants in a private placement (See below). Each warrant entitles the holder to purchase 200 shares of common stock at $2.50 per share through July 16, 2007. Also in connection with the private placement, 502,540 warrants to purchase 502,540 shares of common stock at an exercise price of $1.00 expiring on July 16, 2007 containing certain cashless provisions were issued to the placement agents.

Private Placement
             Concurrent with the merger and on June 30, 2004 and July 15, 2004, the Company completed a private placement of 5,501 units at a purchase price of $1,000 per unit. Each unit consists of one share of Series A Preferred, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $2.50. Gross proceeds from the private placement amounted to approximately $5,501,000 and net proceeds amounted to approximately $4,590,000.

             Gross proceeds allocated to the issuance of the Series A Preferred stock amounted to $3,290,215. In accordance with Emerging Issues Task Force (“EITF”) 98-5 and EITF 00-27, the Series A Preferred was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. This series A convertible Preferred was fully convertible at the issuance date, therefore the full amount of proceeds allocated to the series A Preferred was determined to be the value of the beneficial conversion feature and was recorded as a deemed dividend with a corresponding credit to additional paid-in capital.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options
             As of December 31, 2004, the Company had reserved 2,500,000 shares of common stock for issuance under its 1993 Plan. The options vest ratably over a four-year period and are exercisable up to 10 years from the date of grant. The Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements and recorded compensation expense in general and administrative expenses amounting to $417,044 related to 710,245 stock options granted to employees for the year ended December 31, 2004.

             Stock option activity under the 1993 Plan for the years ended December 31, 2004 and 2003 are as follows:

	Number of Options	Weighted- Average Exercise Price

Balance-January 1, 2003	2,061,081	$0.40
Granted	-	-
Exercised	-	-
Balance-December 31, 2003	2,061,081	$0.40
Granted	710,245	1.27
Exercised	(439,205)	0.02

Balance-December 31, 2004	2,332,121	$0.74

             Stock options outstanding and exercisable, by price range, as of December 31, 2004 are as follows:

Exercise Price	Amount	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Amount Exercisable	Weighted- Average Exercise Price

$0.26	1,192,126	4.6	$ 0.26	1,192,126	$ 0.26
$1.16	1,039,995	8.4	1.16	214,876	1.16
$2.00	100,000	9.5	2.00	25,000	2.00

	2,332,121	6.5	$ 0.74	1,432,002	$ 0.43

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Acquisition

             On October 1, 2003, the Company, through its MEP subsidiary acquired the Colorado Springs energy business of EaglePicher in exchange for a note payable amounting to $450,000 and the assumption of $138,482 in accounts payable and accrued liabilities. The note is non-interest bearing requiring three annual installments of $150,000 and matures October 2006. The note’s fair value was estimated at $408,487 discounted with an effective interest rate of 5%. In addition, the Company incurred acquisition costs of $158,903. The purchase price has been allocated to the net assets acquired based on their estimated fair values on the date of acquisition as follows:

Accounts receivable	$202,416
Inventory	275,750
Plant and equipment	227,706

Total assets acquired	705,872
Liabilities assumed	(138,482)

Net assets acquired	$567,390

             The fair value of the assets was determined to be the price paid for the assets plus liabilities assumed and incurred acquisition costs.

             The results of operations for the business acquired are included in the consolidated statements of operations from the date of the acquisition. The pro forma information below presents a summary of the results of operations of the Company, assuming the acquisition occurred at the beginning of the following period:

For the Years Ended December 31, 2003

Net revenue	$5,881,174

Net loss	$(690,261)

Net loss per share	$(0.09)

NOTE 9 - Income Taxes

             The Company has net operating loss carryforwards (“NOL’s”) of approximately $ 2,503,824 as of December 31, 2004 that will be available to offset future taxable income. The Company has concluded that a full valuation allowance was appropriate for the NOL’s as they are more likely than not to be utilized prior to their expiration. The deferred tax asset as of December 31, 2004 and 2003 consists of the following:

	2004	2003

Net operating loss carry forwards	$975,200	$527,500
Stock based compensation	167,000	-

Total deferred tax asset	$1,142,200	$527,500
Less: valuation allowance	(1,142,200)	(527,500)

Total net deferred tax asset	$-	$-

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             The expiration of the Company's NOL's is as follows:

December 31,	Amount

2020	$223,482
2021	465,300
2022	665,700
2023	-
2024	1,149,342

Total	$2,503,824

NOTE 10 - Defined Contribution Plan

             The Company has a defined contribution 401(k) Savings Plan covering all eligible employees of the Company. Contributions to the plan are at the discretion of the Board of Directors. The Company did not contribute to the plan for the years ended December 31, 2004 and 2003.

NOTE 11 - Related Parties

Notes Payable
             Concurrent with the merger, EEI converted its notes payable to a stockholder and individuals and entities related to a stockholder and related accrued interest, amounting to $1,100,000 and $86,000, respectively, into 1,019,367 shares of its common stock. The notes carried interest at 10% per annum and were due on demand maturing in November 2004. The notes were convertible into the EEI’s common stock at a rate of $1.16 per share. In connection with the above notes, the Company issued warrants to purchase 412,560 shares of the Company’s common stock at $1.16 per share. On June 9, 2004, a warrant to purchase 154,710 shares of EEI common stock was relinquished by a holder of the warrant. The terms of the warrants are five years from the issuance of the related notes with expirations beginning in April 2007 through November 2008. The total estimated value of the warrants amounted to $260,207 (See Note 7), and represents deferred interest that was to be accreted over the term of the related notes. Upon conversion of the notes, the remaining deferred interest, amounting to $107,140, was accreted into interest expense.

             Accretion of deferred interest related to the notes payable to related parties amounted to $208,677 and $40,170 for the years ended December 31, 2004 and 2003, respectively.

             Interest expense related to the notes payable to related parties amounted to $48,365 for the year ended December 31, 2004. Interest payable and interest expense related to the notes payable to related parties amounted to $131,292 and $87,917, respectively, as of and for the year ended December 31, 2003.

Consulting Services
             Certain stockholders and parties related to stockholders have provided consulting services to the Company for various technical and general and administrative services. Consulting fees incurred amounted to $96,523 and $347,645 for the years ended December 31, 2004 and 2003, respectively. Amounts due to these related parties as of December 31, 2004 and December 31, 2003 were $7,525 and $24,366, respectively.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Commitments and Contingencies

Operating Leases
             The Company conducts its operations from two facilities that are leased under noncancelable operating leases expiring in July 2005 and March 2010 requiring minimum monthly payments of $9,344 and $23,875, respectively. The Company has an option to renew the lease related to one of its facilities through July 2006 with substantially similar terms. Rental expense related to facilities under operating leases amounted to $362,554 and $185,585 for the years ended December 31, 2004 and 2003, respectively.

             Future minimum rental payments under the above noncancelable operating leases as of December 31, 2004 are as follows:

For the Year Ending December 31,	Amount

2005	$398,626
2006	351,907
2007	286,500
2008	286,500
2009	286,500
Thereafter	71,625

$1,681,658

Supply Agreement
             The Company has entered into a five-year agreement to supply EaglePicher with certain products at agreed-upon prices. Under the agreement, the Company is the sole source supplier for components for battery power systems used in military satellites and military aircraft. Pricing under the agreement is fixed, subject to possible adjustment under periodic value engineering reviews and based on material cost escalations. The agreement is renewable upon the mutual consent of the parties. The agreement expires September 2008 with renewal options annually thereafter.

Executive Compensation
             The Company entered into an employment agreement effective January 1, 2004 through December 31, 2005 with its President and Chief Operating Officer. The agreement provides for compensation of $235,000 per annum, 343,800 stock options, certain other benefits and severance payments under certain circumstances, including termination of employment. Compensation expense under this agreement amounted to $234,998 for year ended December 31, 2004. This agreement has subsequently been terminated. (See Note 13.)

NOTE 13 - Subsequent Events

             Effective March 22, 2005, the Board of Directors accepted the resignation of Michael Eskra as Director, President, and Chief Operating Officer and immediately relieved him of his duties. In accordance with the termination clauses in the employment agreement, the Company is obligated to pay him 30 days compensation.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	As of March 31,	As of December 31,
	2005	2004
	(UNAUDITED)

CURRENT ASSETS
Cash and cash equivalents	$2,627,564	$3,372,486
Accounts receivable, net of allowance for doubtful accounts of $20,554	713,104	851,632
Inventories	314,064	244,492
Prepaid expenses and other current assets	235,745	126,475

Total Current Assets	3,890,477	4,595,085

PROPERTY AND EQUIPMENT, Net	666,147	533,273

SECURITY DEPOSIT	8,471	8,471

TOTAL ASSETS	$4,565,095	$5,136,829

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	As of March 31,	As of December 31,
	2005	2004
	(UNAUDITED)

CURRENT LIABILITIES
Current maturities of long-term debt	$211,193	$211,193
Accounts payable	170,643	144,425
Accounts payable - related parties	3,000	7,525
Interest payable	2,295	-
Accrued expenses and other current liabilities	412,139	260,014

Total Current Liabilities	799,270	623,157

OTHER LIABILITIES
Long term debt, less current maturities	257,024	253,573
Deferred rent	78,150	84,660

Total Other Liabilities	335,174	338,233

TOTAL LIABILITIES	1,134,444	961,390

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 10,000 shares authorized; Series A Convertible Preferred Stock, 5,600 shares designated; 5,501 shares issued, 4,691 and 4,951 outstanding in 2005 and 2004, respectively ($4,691,000 and $4,951,000 liquidation preference)	5	5
Common stock, $0.001 par value, 50,000,000 shares authorized; 12,844,047 shares issued and outstanding in 2005, 12,447,453 shares issued and outstanding in 2004	12,844	12,448
Additional paid-in capital	12,976,174	12,832,804
Deferred compensation expense	(1,075,623)	(1,175,134)
Deferred contract costs	(83,767)	-
Warrant subscription receivable	(50,000)	(150,000)
Accumulated deficit	(8,348,982)	(7,344,684)

TOTAL STOCKHOLDERS' EQUITY	3,430,651	4,175,439

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,565,095	$5,136,829

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) For the Three Months Ended March 31, 2005 and 2004

	2005	2004

NET REVENUE
Services	$863,734	$705,454
Products	186,580	1,118,550

TOTAL NET REVENUE	1,050,314	1,824,004

COST OF REVENUE
Cost of services	799,474	653,595
Cost of services - related parties	83,767	-
Cost of products	552,428	806,569

TOTAL COST OF REVENUE	1,435,669	1,460,164

GROSS (LOSS) PROFIT	(385,355)	363,840

OPERATING EXPENSES
General and administrative (including non cash compensation of $99,511 and $90,011 in 2005 and 2004, respectively)	579,268	198,917
General and administrative - related parties	10,485	21,904
Research and development	31,308	-

TOTAL OPERATING EXPENSES	621,061	220,821

OPERATING (LOSS) INCOME	(1,006,416)	143,019

INTEREST EXPENSE
Interest (income) expense	(2,118)	11,093
Interest expense - related parties	-	86,098

TOTAL INTEREST (INCOME) EXPENSE	(2,118)	97,191

NET (LOSS) INCOME	$(1,004,298)	$45,828

BASIC (LOSS) INCOME PER SHARE	$(0.08)	$0.01

DILUTED (LOSS) INCOME PER SHARE	$(0.08)	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	12,754,954	8,043,811

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	12,754,954	8,986,095

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) For the Three Months Ended March 31, 2005 and 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,004,298)	$45,828

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred rent	(6,510)	65,115
Interest accretion	3,451	63,236
Depreciation and amortization	20,924	19,170
Deferred expenses, net	183,278	90,011
Changes in operating assets and liabilities:
Accounts receivable	138,528	(149,222)
Inventories	(69,572)	(179,959)
Prepaid expenses and other current assets	(109,271)	10,150
Accounts payable	26,218	(4,105)
Accounts payable - related parties	(4,525)	(14,397)
Interest payable	2,295	3,705
Interest payable - related parties	-	(32,375)
Accrued expenses and other current liabilities	68,358	(87,201)

TOTAL ADJUSTMENTS	253,174	(215,872)

NET CASH USED IN OPERATING ACTIVITIES	(751,124)	(170,044)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(153,798)	(8,804)
Receipt of security deposit	-	(11,655)

NET CASH USED IN INVESTING ACTIVITIES	$(153,798)	$(20,459)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) For the Three Months Ended March 31, 2005 and 2004

	2005	2004

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long term debt	-	(30,318)
Repayments under notes payable - related parties	-	(50,000)
Proceeds from issuance of warrants	-	150,000
Proceeds from warrant subscription receivable	100,000	-
Proceeds from exercise of warrants and employee stock options	60,000	7,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	160,000	76,682

NET DECREASE IN CASH AND CASH EQUIVALENTS	(744,922)	(113,821)

CASH AND CASH EQUIVALENTS - Beginning	3,372,486	269,970

CASH AND CASH EQUIVALENTS - Ending	$2,627,564	$156,149

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$62,625
Income taxes	$1,314	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - The Company

Organization
                On June 9, 2004, Electro Energy, Inc. (“EEI”), a Delaware corporation, entered into a merger with MCG Diversified, Inc. (“MCG”), incorporated in December 1993 in the State of Florida. MCG issued 9,497,557 unregistered shares of common stock for 100% of the outstanding common stock of EEI on a one-to-one basis. As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI, and accounted for, on an historical cost basis, for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of EEI and the common stock of EEI has been retroactively restated to give effect to the exchange for MCG common stock. Immediately following the merger, MCG changed its name to Electro Energy Inc. (“New EEI”).

               The condensed consolidated financial statements presented are those of New EEI and its wholly-owned subsidiary, EEI. Additionally, the accounts of EEI include the accounts of Mobile Energy Products, Inc. (“MEP”), a wholly-owned subsidiary incorporated June 11, 2003, from its inception. Collectively, they are referred to herein as the “Company.” On October 1, 2003 the Company, through its MEP subsidiary acquired the Colorado Springs energy business of EaglePicher Technologies, LLC (“EaglePicher”).

Nature of Business
                The Company is engaged in the development of products for use in providing energy and specifically focuses upon development of bipolar nickel metal hydride batteries and other battery chemistries and primarily provides contract research and development to the United States Government or its agencies.

                Additionally, the Company also has commercially viable products marketed and sold primarily to the United States Government or its agencies. These products include batteries for aircraft, satellite and satellite launch vehicles.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation
                The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not contain all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of March 31, 2005 and the results of its operations and its cash flows for the three months ended March 31, 2005 and 2004 not misleading. The condensed consolidated financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2004 and 2003 contained in this Form SB-2/A.

                Operating results for the three months ended March 31, 2005 are not necessarily indicative of results that would be expected for the year ended December 31, 2005.

Principles of Consolidation
                The condensed consolidated financial statements include the accounts of New EEI and MEP. All significant intercompany balances and transactions have been eliminated in consolidation.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Reclassifications
                Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

Use of Estimates
                The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Concentration of Credit Risk
                Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and accounts receivable.

                The Company maintains its cash accounts at financial institutions with balances, at times, in excess of federally insured limits. As of March 31, 2005, the Company had cash balances in excess of federally insured limits of $294,713. The Company also has substantial cash balances which are invested in a money market account with a bank.

                Concentrations of credit risk with respect to accounts receivable are limited because the Company’s customers are primarily the United States Government or its agencies. Credit risk with respect to trade accounts receivable from private entities is not significant.

Revenue Recognition
                In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

                Revenue is recognized at the time the product is delivered. Provision for sales returns will be estimated based on the Company’s historical return experience. Revenue is presented net of returns.

                Revenue on the Company’s research and development type contracts with the U.S. Government and its’ agencies are typically “cost plus” type contracts that contain a fixed fee element and/or a cost sharing arrangement. The Company is reimbursed for actual material, labor and overhead costs as incurred up to the funding limit of the contract. The Company submits a cost structure annually to the Defense Contract Audit Agency (DCAA) for approval to use the Company’s rates on government contracts. Throughout the life of each contract we estimate the cost to complete. When the Company estimates that a contract will exceed the funding amount management will seek additional funding from our customer or another outside source. Contract terms allow the Company to stop work should additional funding not be available. Should management decide to complete a contract without funding the Company will expense the cost as incurred.

                Contracts with milestone billing provisions are fixed cost type contracts. Revenue is recognized once the milestone has been achieved.

                Revenue on commercial contracts is recognized when the Company delivers batteries or services have been rendered.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Significant Customers
                The Company had three customers with sales of 10% or more of total sales for the three months ended March 31, 2005. Net sales to the Company’s three major customers, U.S. Airforce Mantech, U.S. Army Cecom, and Sandia National Laboratories represented approximately 84.2% in the three months ended March 31, 2005. Accounts receivable from these customers amounted to $411,867 and $514,325 as of March 31, 2005 and December 31, 2004, respectively. The Company had three customers with sales of 10% or more of total sales for the three months ended March 31, 2004. Net sales to such customers, EaglePicher, Department of Energy, and Airforce Mantech represented approximately 94% in the three months ended March 31, 2004.

Stock-Based Compensation
                As permitted under SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amended SFAS No. 123 (“SFAS 123”), “Accounting for Stock Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board Interpretations No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. For the three months ended March 31, 2005 and 2004, the Company recorded compensation expense in general administrative expenses amounting to $99,511 and $90,011, respectively, related to stock options granted to employees.

                Prior to the merger discussed in Note 1, the Company accounted for options granted to employees by computing proforma compensation cost utilizing the Black Scholes option pricing model and the minimum value method. This method computes the value assigned to the options based on a number of valuation assumptions but excludes the concept of volatility which measures the changes in value that publicly traded securities regularly experience. Pursuant to the aforementioned merger, the Company continues to compute the fair value of newly granted options utilizing the Black Scholes option pricing model but now includes the volatility measure which generally gives rise to a higher amount of proforma compensation than the minimum value method as the volatility utilized in the calculation increases the value of the options and therefore the proforma compensation charge also increases.

                The following table illustrates the effect on net (loss) income if the Company had applied the fair and minimum value recognition provisions of SFAS 123 to stock-based compensation for the three months ended March 31, 2005 and 2004:

	2005	2004

Net (loss) income as reported	$(1,004,298)	$45,828
Add: stock-based employee compensation expense included in reported net (loss) income	99,511	90,011
Deduct: total stock-based employee compensation expense determined under fair and minimum value-based methods for all options	(213,435)	(205,220)

Proforma net loss attributable to common stockholders	$(1,118,222)	$(69,381)

Proforma net loss per share attributable to common stockholders (basic and diluted)	$(0.09)	$(0.01)

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                The fair value and minimum value of options at date of grant was estimated using an option-pricing model with the following weighted average assumptions:

	2005	2004

Expected Life (Years)	--	10
Interest Rate	--%	3.250%
Annual Rate of Dividends	--%	--%
Volatility	--%	177.510%

                The weighted average fair value and minimum value of the options at date of grant using the Black Scholes option-pricing model is estimated at $1.97 per option for the three months ended March 31, 2004. No options were granted in the three months ended March 31, 2005.

(Loss) Income Per Share
                Basic (loss) income per share is computed by dividing the net (loss) income applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted (loss) income per share adjusts basic (loss) income per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

                Securities that could potentially dilute earnings per share (“EPS”) in the future that were not included in the computation of diluted (loss) income per share consist of the following as of March 31, 2005:

2005

Preferred stock convertible into common stock	1,876,400
Notes payable – related parties convertible into common stock	-
Warrants to purchase common stock	1,821,590
Options to purchase common stock	2,332,121

Total potential common shares	6,030,111

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 - Inventories

Inventories consists of the following as of March 31, 2005 and December 31, 2004:

	2005	2004

Raw materials	$219,868	$202,531
Work in progress	94,196	41,961

Total	$314,064	$244,492

NOTE 4 - Property and Equipment

Property and equipment consists of the following as of March 31, 2005 and December 31, 2004:

	2005	2004	Useful Lives

Equipment	$859,988	$706,190	5 to 7 Years
Leasehold improvements	30,359	30,359	3 Years

	890,347	736,549

Less: Accumulated depreciation and amortization	224,200	203,276

Property and Equipment, Net	$666,147	$533,273

                Depreciation and amortization expense for the three months ended March 31, 2005 and 2004 was $20,924 and $19,170, respectively.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 - Long-Term Debt

                Long-term debt consists of the following as of March 31, 2005 and December 31, 2004:

	2005	2004

Note payable to Connecticut Innovations, Incorporated (“CII”) commencing December 2004 and maturing December 2007 with interest at 5% per annum and annual installments of $61,193	$183,579	$183,579

Non-interest bearing note payable to EaglePicher Technologies, LLC requiring three annual installments of $150,000 commencing in October 2004 and is secured by assets acquired in connection with the purchase of its Colorado Springs energy business:
Face Value	300,000	300,000
Remaining discount to fair value (effective interest rate of 5%)	(15,362)	(18,813)

Fair Value	284,638	281,187

Total long-term debt	468,217	464,766
Less: current maturities	211,193	211,193

Total long-term debt, less current maturities	$257,024	$253,573

                Interest expense related to the long-term debt of CII amounted to $2,295 and $3,516 for the three months ended March 31, 2005 and 2004, respectively.

                Accretion of the discount related to the long-term debt of EaglePicher Technologies, LLC amounted to $3,451 and $5,055 for the three months ended March 31, 2005 and 2004, respectively.

                Maturities of long-term debt as of March 31, 2005 are as follows:

For the Year Ending December 31,	Amount

2005	$211,193
2006	195,831
2007	61,193

Total	$468,217

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6 - Stockholders' Equity

Preferred Stock
                The Company has authorized 10,000 shares of preferred stock, par value $0.001 per share, of which 5,600, are designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (the “Certificate”).

                Each share of Series A Preferred is convertible at the option of the holder and automatically upon the occurrence of certain events, as defined in the Certificate, into 400 shares of the Company’s common stock and has a liquidation preference of $1,000 per share. The conversion rate and liquidation preference are subject to adjustment as specified in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting.

                During the three months ended March 31, 2005, 260 shares of Series A Preferred were converted into 104,000 shares of common stock.

Common Stock
                The Company has authorized 50,000,000 shares of common stock, par value $0.001. As of March 31, 2005, the Company had reserved 3,000,000 shares of common stock for issuance under its 1993 Stock Compensation Plan (the “1993 Plan”).

                During the three months ended March 31, 2005, warrants were exercised for proceeds of $60,000 in exchange for 292,594 shares of common stock.

Warrants
                In March 2004, EEI had issued warrants to purchase 156,250 shares of its EEI Preferred Stock in connection with a contract to receive a total of $500,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. The outstanding warrant subscription receivable was $50,000 as of March 31, 2005. The Company satisfied its contractual obligations in the first quarter of 2005.

                On March 31, 2005, the Company issued warrants to purchase 15,000 shares of the Company’s common stock in connection with a contract to receive a total of $450,000 in cash funding from a venture capital firm for intended use in the research and development of certain battery technologies. See Note 7.

NOTE 7 - Related Parties

Consulting Services
                Certain stockholders and parties related to stockholders have provided consulting services to the Company for various technical and general and administrative services. Consulting fees incurred amounted to $10,485 and $21,904 for the three months ended March 31, 2005 and 2004, respectively. Amounts due to these related parties as of March 31, 2005 and December 31, 2004 were $3,000 and $7,525, respectively.

Development Agreement
                On March 31, 2005, the Company entered into a development agreement to receive a total of $450,000 in cash funding from a private venture capital firm, a shareholder of the Company’s common stock, for intended use in the research and development of certain battery technologies. The contract provides for scheduled payments to the Company if it performs certain research and development activities over a 24-month period. The Company has entered into a sub-contract agreement with Rutgers University to perform certain of these activities for $350,000. In connection with this development agreement, the Company entered into an agreement whereby the Company will issue warrants containing certain cashless provisions to purchase up to 15,000 shares of the Company’s common stock upon exercise. The warrants are exercisable at $9.06 per share over a four-year period expiring in March 2009. The weighted average fair value of the warrants at the date of issuance using the Black Scholes option-pricing model is estimated at $5.58 per warrant. The total estimated value of the warrants, amounting to $83,767 was recorded as cost of services-related parties expense and other accrued liability. Further, a deferred contract cost and additional paid-in capital was recorded as of the date of issuance. The number of warrants that are exercisable are directly proportional to the amount of the scheduled payments that are received by the Company for performance of the development agreement.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 - Commitments and Contingencies

Operating Leases
                The Company conducts its operations from two facilities that are leased under noncancelable operating leases expiring in July 2005 and March 2010 requiring minimum monthly payments of $9,344 and $23,875, respectively. The Company has an option to renew the lease related to one of its facilities through July 2006 with substantially similar terms. Rental expense related to facilities under operating leases amounted to $94,190 and $92,833 for the three months ended March 31, 2005 and 2004, respectively.

                Future minimum rental payments under the above noncancelable operating leases as of December 31, 2005 are as follows:

For the Year Ending December 31,	Amount

2005	$298,970
2006	351,907
2007	286,500
2008	286,500
2009	286,500
Thereafter	71,625

$1,582,002

Supply Agreement
                The Company has entered into a five-year agreement to supply EaglePicher with certain products at agreed-upon prices. Under the agreement, the Company is the sole source supplier for components for battery power systems used in military satellites and military aircraft. Pricing under the agreement is fixed, subject to possible adjustment under periodic value engineering reviews and based on material cost escalations. The agreement is renewable upon the mutual consent of the parties. The agreement expires September 2008 with renewal options annually thereafter. Net sales to EaglePicher Technologies, LLC represented approximately 9.6% and 60.7% of total sales for the three months ended March 31, 2005 and 2004, respectively. Accounts receivable from EaglePicher Technologies, LLC amounted to $28,330 and $50,228 as of and March 31, 2005 and December 31, 2004, respectively. On April 11, 2005 EaglePicher, Inc. and its affiliates (“EaglePicher”) announced its voluntary Chapter 11 bankruptcy filing.

Executive Compensation
                The Company entered into an employment agreement effective January 1, 2004 through December 31, 2005 with its President and Chief Operating Officer. The agreement provided for compensation of $235,000 per annum, 343,800 stock options, certain other benefits and severance payments under certain circumstances, including termination of employment. Effective March 22, 2005, the Board of Directors accepted the resignation of Michael Eskra as Director, President, and Chief Operating Officer. In accordance with the employment agreement, the Company paid him 30 days compensation.

ELECTRO ENERGY INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Development Agreement
                On March 31, 2005, the Company entered into a development agreement to receive a total of $450,000 in cash funding from a private venture capital firm, a shareholder of the Company’s common stock, for intended use in the research and development of certain battery technologies. See Note 7.

NOTE 9 - Subsequent Events

Employment Agreement
                Effective May 2, 2005 (“Effective Date”), the Company entered into an Employment Agreement (the “Agreement”) with Michael E. Reed, pursuant to which Mr. Reed will serve as the Company’s President and Chief Operating Officer. Mr. Reed’s employment will be at-will, and will carry an annual base salary of $190,000. Mr. Reed will be eligible for an annual bonus based on goals and objectives set by the Board of Directors in consultation with him. In addition, the Company has agreed to reimburse Mr. Reed for expenses in connection with his relocation to the Danbury, Connecticut area, in an amount not to exceed $15,000. The Agreement provides that Mr. Reed will receive options to purchase 200,000 shares of common stock of the Company, subject to shareholder approval of a new stock option plan (the “plan”). If this plan is approved, Mr. Reed’s options will vest in equal installments over four years, commencing on the Effective Date. The options carry an exercise price equal to the market price of the Company’s common stock on the date the plan is approved by the Company’s shareholders.

Letter of Intent to Acquire Assets
               On May 13, 2005, the Company entered into a non-binding Letter of Intent with Topspin Partners, LP (“Topspin”). Should the transaction contemplated under the Letter of Intent be consummated, the Company will purchase certain assets relating to Topspin’s lithium-ion and nickel based rechargeable cell and battery manufacturing divisions. The Company will not assume any liabilities or obligations of Topspin under the proposed transaction. The consideration for the proposed asset purchase will be 5,500,000 unregistered shares (the “Consideration Shares”) of the common stock of the Company. The Consideration Shares will be subject to lock-up restrictions. Additionally, the Company will have an option to potentially enter into triple net equity leases by the Company for use of the facilities housing the Lithium-Ion Assets, (the “Property”), at discounted rental rates, offset by additional warrants to Topspin. The proposed transactions are subject to a due diligence review, as well as a requirement that Topspin maintain the assets which are the subject of the proposed transactions and the Property in the ordinary course of business and no material adverse change in the assets or Property occurring prior to close. The transaction is also subject to the Company’s ability to obtain financing on terms acceptable to the Company. There is no assurance that any of the conditions to closing will be achieved or that the proposed transactions will be consummated.

Series A Preferred Conversions and Warrant Exercise

               During the period commencing April 1, 2005 and ending July 27, 2005, warrants were exercised for proceeds of $311,500 in exchange for 124,600 shares of common stock. As of July 27, 2005, 1,689,590 warrants are outstanding with expiration dates ranging from July 16, 2007 through March 31, 2009. The maximum potential future proceeds from the exercise of the warrants outstanding are $3,223,046. The weighted average exercise price of the outstanding warrants is $1.91. During the period commencing April 1, 2005 and ending July 27, 2005, 4,069 Series A Preferred Shares were converted in exchange for 1,627,600 shares of common stock.

FINANCIAL STATEMENTS

(a)	Financial Statements of Businesses Acquired. EaglePicher Power Systems (A Division of EaglePicher Technologies, LLC)

Independent Auditors’ Report

Statement of Revenues and Direct Expenses

Notes to Statement of Revenues and Direct Expenses

(b)	Pro Forma Financial Information

Pro Forma financial statements are not included herein pursuant to Rule 11-02(c) of Regulation S-X. For balance sheets and statements of operations reflecting the transaction, see the Company’s Annual Report on Form 10-KSB for the years ended December 31, 2004 and 2003.

REPORT OF INDEPENDENT REGISTERED PULIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Electro Energy Inc. and Subsidiaries

We have audited the accompanying statement of revenues and direct expenses of EaglePicher Power Systems (a division of EaglePicher Technologies, LLC) for the period from December 1, 2002 through September 30, 2003. This statement is the responsibility of Electro Energy Inc and Subsidiaries management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct expenses are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and direct expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and direct expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the current report on Form SB-2/A of Electro Energy Inc and Subsidiary as described in Note 2. The presentation is not intended to be a complete presentation of the results of operations.

In our opinion, the financial statement referred to above present fairly, in all material respects, the statement of revenues and direct expenses of EaglePicher Power Systems (a division of EaglePicher Technologies, LLC) for the period from December 1, 2002 through September 30, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman, LLP

New York, New York
February 11, 2005

EaglePicher Power Systems
(A DIVISION OF EAGLEPICHER TECHNOLOGIES, LLC)
Statement of Revenues and Direct Expenses
For the period from December 1, 2002 through September 30, 2003

Revenues, net	$1,984,553
Direct expenses
Cost of goods sold	2,044,535
General and administrative expense	118,397
Depreciation expense	54,632
Total direct expenses	2,217,564
Excess of direct expenses over revenues	$(233,011)

See accompanying notes to statement of revenues and direct expenses.

EaglePicher Power Systems
(A DIVISION OF EAGLEPICHER TECHNOLOGIES, LLC)
Notes to Statement of Revenues and Direct Expenses
For the period from December 1, 2002 through September 30, 2003

NOTE 1 DESCRIPTION OF BUSINESS

EaglePicher Power Systems was a division of EaglePicher Technologies, LLC (“EaglePicher”). EaglePicher is a diversified company engaged in the manufacture of specialty batteries, chemicals, and electronic materials. The Power Systems Division was established by EaglePicher in 1976 and had been primarily engaged in the manufacture of specialty nickel-cadmium (also known by the chemical element symbol “Ni-Cd”) batteries for satellites and aircraft applications. As a result of an internal restructuring of priorities, EaglePicher management decided to divest its Colorado Springs battery operation in 2003.

Effective October 1, 2003, the operations of the EaglePicher Power Systems Division were sold to Mobile Energy Products, Inc., a wholly-owned subsidiary of Electro Energy Inc. in an asset purchase agreement in exchange for a note payable amounting to $450,000 and the assumption of $138,482 in accounts payable and accrued liabilities. The note is non-interest bearing requiring three annual installments of $150,000 and matures October 2006.

NOTE 2 BASIS OF PRESENTATION

The statement of revenues and direct expenses of the EaglePicher Power Systems Division has been prepared in accordance with U.S. generally accepted accounting principles. This statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The revenues and direct expenses, have been derived from the historical accounting records of the EaglePicher Power Systems Division. EaglePicher is a large corporation and handled the corporate accounts of the EaglePicher Power Systems Division. The EaglePicher Power Systems Division was not a separate reporting unit of EaglePicher. Accordingly, separate and complete historical financial statements for the EaglePicher Power Systems Division are not available and the preparation of complete separate financial statements for the EaglePicher Power Systems Division would include financial information requiring arbitrary allocations of expenses that would not be meaningful to investors. The audit of full financial statements was impractical and therefore, only the statement of revenues and direct expenses of the EaglePicher Power Systems Division is reported. The statement of revenues and direct expenses set forth the revenues, net and direct expenses attributable to the Power Systems Division and do not purport to reflect all the costs, expenses and resultant operating earnings and cash flows that could have been incurred had the Power Systems Division been operated as a stand-alone, separate company. Revenues, net include gross sales less product-specific returns. Direct expenses, consist principally of cost of sales, general and administrative expenses and depreciation expense. The statement does not include general corporate overhead such as corporate management, legal services, administration of insurance, treasury, payroll administration, corporate income tax, administration and benefit management, nor does it include any interest income and expense as such items are not directly associated with the Power Systems Division.

Cost of goods sold are comprised of direct product costs and distribution costs. General and administrative expenses relate directly to the general and administrative expenses incurred with managing and operating the Power Systems Division. Depreciation expense relates directly to the depreciation of the equipment operated by the Power Systems Division.

NOTE 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUES - NET

Revenue was recognized at the time the product was delivered. Provision for sales returns were estimated based upon historical return experience. Revenue is presented net of returns.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S generally accepted accounting principles of America requires management to make estimate and assumptions that affect the reported amounts of revenues and expenses during the reporting period.

DEPRECIATION

Depreciation is provided for under the straight-line method based upon the estimated useful lives of the respective assets.

SIGNIFICANT CUSTOMERS AND RELATED PARTY TRANSACTION

The Company had three customers with sales of 10% or more of total sales for the period from December 1, 2002 through September 30, 2003. Net sales to the Company's three major customers were, TRW Inc. ($1,010,020 or 51%), Northrup Grumman Mission Systems ($334,000 or 17%), and related party sales to EaglePicher ($318,127 or 16%).

NOTE 4 SUPPLEMENTAL CASH FLOW INFORMATION

Actual receipts and disbursements approximated respective reported amounts included in the statement of revenues and direct expenses associated with the business acquired. An adjustment to reconcile excess of direct expenses over revenues of $54,632 related to depreciation expense. There were no material investing or financing activities for the period from December 1, 2002 through September 30, 2003.

4,071,734 Shares

ELECTRO ENERGY INC.
Common Stock

PROSPECTUS

[                              ]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Florida Business Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation, as amended (the “Articles”), and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

          The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

          Accordingly, pursuant to the forgoing, we are required to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT
Registration Fee	$4,544.98
Transfer Agent Fees	5,000.00
Costs of Printing and Engraving	5,500.00
Legal Fees	130,000.00
Accounting Fees	65,000.00
Directors & Officers Liability Insurance	85,000.00
Listing fees	55,000.00
Miscellaneous	4,000.00

TOTAL	$354,044.98

RECENT SALES OF UNREGISTERED SECURITIES

          The securities issued by the Company upon the consummation of the merger discussed in the “PROSPECTUS SUMMARY” at page 1 of the Prospectus were not registered under the Securities Act of 1933, as amended. At the effective time of the merger, each outstanding share of EEI common stock was converted into the right to receive one share of the Company’s common stock. Pursuant to the Merger Agreement, all outstanding options and warrants (referred to in this paragraph as “exchanged options and warrants”) to purchase shares of EEI common stock have been, or are being, exchanged or converted into options and warrants to purchase shares of the Company’s common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of the Company’s common stock equal to the number of whole shares of EEI common stock subject to each such exchanged option or warrant immediately prior to the effective time of the merger. The per share exercise price of options and warrants issued by the Company with respect to the exchanged options and warrants remains unchanged from the per share exercise price of the exchanged options and warrants at the effective time of the merger. At the effective time of the merger, 9,497,557 shares of EEI common stock were outstanding, options to purchase 2,332,121 shares of EEI common stock were outstanding and warrants to purchase 526,444 shares of EEI common stock were outstanding.

          As of July 16, 2004, we sold an aggregate of 5,501 units in a private placement financing for gross proceeds of $5,501,000. Each unit consists of one share of series A convertible preferred stock and a warrant to purchase shares of common stock. Each share of preferred stock is convertible initially into 400 shares of our common stock, and each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through July 16, 2007.

          The shares of series A convertible preferred stock and the warrants issued in the private placement have customary anti-dilution protection in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other like events. Additionally, in the event that the Company issues any shares of common stock in a private placement for cash consideration at a price less than $2.50 per share, holders of series A convertible preferred stock will receive “full-ratchet” anti-dilution protection with respect to those shares. Notwithstanding the foregoing, shares of common stock issued in connection with acquisitions, mergers or strategic alliances at a deemed value of $1.50 per share or greater will not trigger an anti-dilution adjustment. Further, private placements that result in aggregate gross proceeds to the Company of $250,000 or less at prices less than $2.50 per share, but not below $1.50 per share, will not trigger an anti-dilution adjustment, provided such placements are limited to one in any 12-month period.

          The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. The shares of series A convertible preferred stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

          Also in connection with the merger, 4,999,800 shares of common stock owned by Marguerite Godels, a former director, were repurchased and cancelled by the Company for an aggregate consideration of $100. Giving effect to the cancellation of her shares, there were 2,699,986 shares of common stock outstanding before giving effect to the stock issuances in the merger and private placement. The 2,699,986 shares constitute the Company's "public float" prior to the merger.

EXHIBITS
Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.(2)
3.1	Articles of Incorporation of MCG Diversified, Inc.(3)
3.2	Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(3)
3.3	Bylaws of MCG Diversified, Inc.(2)
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(4)
3.5	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.(2)
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.(2)
4.1	Form of Three-Year Warrant to Purchase Common Stock.(2)
5.1	Opinion of Lev & Berlin, P.C.(5)
10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.(2)
10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.(2)
10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.(2)
10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.(2)
10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.(2)
10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.(2)
10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.(2)
10.8	Form of Private Placement Subscription Agreement.(2)
10.9	Registration Rights Agreement.(2)
10.10	Asset Purchase Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.11	Security Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.12	Supply Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.13	License Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.14	Groundwater Remediation Operating Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.15	Lease Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.16	Assignment and Assumption of Contracts Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.17	Secured Promissory Note, dated October 1, 2003, from Mobile Energy Products, Inc. to EaglePicher Technologies, LLC.(5)
10.18	Employment Agreement dated as of April 28, 3005 between EEI Technologies, Inc. and Michael E. Reed.(6)
10.19	Employee Confidentiality and Unfair Competition Agreement dated as of April 26, 2005 between EEI Technologies, Inc. and Michael E. Reed.(6)
23.1	Consent of Marcum & Kliegman, LLP.(1)
23.2	Consent of Lev & Berlin, P.C. (Included in Exhibit 5.1).

(1)	Filed herewith.
(2)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2004.
(3)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 17, 2002.

(4)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.
(5)	Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 17, 2005.
(6)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2005.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Danbury, State of Connecticut, on August 3, 2005.

ELECTRO ENERGY INC.

By:	/s/ Martin G. Klein

Name: Martin G. Klein
Title: Chairman and Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

		By:	/s/ Martin G. Klein

Name: Martin G. Klein
Date:	August 3, 2005		Title: Chairman and Chief Executive Officer

		By:	/s/ Audra J. Mace

Name: Audra J. Mace
Date:	August 3, 2005		Title: Chief Financial Officer (Principal Accounting Officer) and Secretary

By:	*

Name: Joseph Engelberger
Title: Director

By:	*

Name: Warren D. Bagatelle
Title: Director

By:	*

Name: Farhad Assari
Title: Director

	*	By:	/s/ Martin G. Klein

Date:	August 3, 2005		Attorney-in-Fact

EXHIBITS INDEX
Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.(2)
3.1	Articles of Incorporation of MCG Diversified, Inc.(3)
3.2	Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(3)
3.3	Bylaws of MCG Diversified, Inc.(2)
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc.(4)
3.5	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.(2)
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.(2)
4.1	Form of Three-Year Warrant to Purchase Common Stock.(2)
5.1	Opinion of Lev & Berlin, P.C.(5)
10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.(2)
10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.(2)
10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.(2)
10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.(2)
10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.(2)
10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.(2)
10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.(2)
10.8	Form of Private Placement Subscription Agreement.(2)
10.9	Registration Rights Agreement.(2)
10.10	Asset Purchase Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.11	Security Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.12	Supply Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.13	License Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.14	Groundwater Remediation Operating Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.15	Lease Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.16	Assignment and Assumption of Contracts Agreement, dated as of October 1, 2003, by and between EaglePicher Technologies, LLC and Mobile Energy Products, Inc.(5)
10.17	Secured Promissory Note, dated October 1, 2003, from Mobile Energy Products, Inc. to EaglePicher Technologies, LLC.(5)
10.18	Employment Agreement dated as of April 28, 3005 between EEI Technologies, Inc. and Michael E. Reed.(6)
10.19	Employee Confidentiality and Unfair Competition Agreement dated as of April 26, 2005 between EEI Technologies, Inc. and Michael E. Reed.(6)
23.1	Consent of Marcum & Kliegman, LLP.(1)
23.2	Consent of Lev & Berlin, P.C. (Included in Exhibit 5.1).

(1)	Filed herewith.
(2)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2004.
(3)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 17, 2002.
(4)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.
(5)	Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 17, 2005.
(6)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2005.